Exhibit 99.1

BUILDING FOR TOMORROW

CANADIAN PACIFIC

2023 NOTICE OF ANNUAL MEETING AND MANAGEMENT PROXY CIRCULAR

2023 MANAGEMENT PROXY CIRCULAR TABLE OF CONTENTS

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders

You are invited to our 2023 annual meeting of shareholders if you held common shares of Canadian Pacific Kansas City Limited (CPKC) at the close of business on April 24, 2023.

When Thursday, June 15, 2023 9:00 a.m. (Mountain Time)	Webcast Virtual meeting via webcast at: https://web.lumiagm.com/486134857	Record Date April 24, 2023

We will cover five items of business:

1.	Receive the audited consolidated financial statements for the year ended December 31, 2022;
2.	Appoint the auditor;
3.	Have a say on executive pay at CPKC;
4.	Have a say on the Company’s approach to climate change; and
5.	Elect directors.

We will also consider other business that may properly come before the meeting.

This year’s meeting will be held in a virtual format. The meeting will permit registered shareholders and duly appointed proxyholders to participate virtually via live webcast online at https://web.lumiagm.com/486134857. Hosting a virtual meeting will enable greater participation by our shareholders by allowing shareholders who might not otherwise be able to travel to a physical meeting to attend online. The accompanying proxy circular provides important and detailed instructions about how to participate at the meeting.

In our continuing effort to reduce environmental impacts and improve sustainability, we have adopted the “notice and access” procedures permitted under applicable Canadian securities laws for distribution of the proxy circular and other related meeting materials to shareholders. Under the notice and access procedures, instead of sending paper copies of the proxy circular and related meeting materials, shareholders who hold shares as of April 24, 2023 will be able to access and review the materials online. Shareholders will receive a package with a notice and instructions of how to access the materials electronically on a website. The notice will also explain how to obtain a paper copy of the meeting materials upon request. For additional information, see Delivery of Meeting Materials and Voting Information on page 102 of the proxy circular.

We look forward to your participation in our meeting on June 15, 2023.

Jeffrey Ellis

Executive Vice-President,

Chief Legal Officer and Corporate Secretary

Calgary, Alberta

April 24, 2023

About the information in this proxy circular

Note regarding presentation

Our shares are listed for trading on the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE). We are classified as a foreign private issuer pursuant to applicable U.S. securities laws and are therefore exempt from the proxy rules under the U.S. Securities Exchange Act of 1934, as amended (Exchange Act). This document is prepared in compliance with applicable Canadian securities laws and regulations. Additionally, as a foreign private issuer, we are permitted to follow home country practice instead of certain governance requirements set out in the NYSE rules, provided that we disclose any significant differences between our governance practices and those required by NYSE rules on our website at investor.cpkcr.com/governance.

Non-GAAP measures

This proxy circular includes certain measures that do not have standardized meaning and are not defined by generally accepted accounting principles (GAAP) in the United States and, therefore, may not be comparable to similar measures used by other companies. These non-GAAP measures include adjusted operating income, adjusted operating ratio, core adjusted diluted earnings per share (EPS), adjusted return on invested capital (ROIC), free cash, and adjusted net debt to adjusted earnings before interest, tax, depreciation and amortization (EBITDA) included in the compensation discussion and analysis beginning on page 33. You can find more information about non-GAAP measures and the definitions of these measures on page 109.

Forward-looking information

This proxy circular contains certain forward-looking information and forward-looking statements (collectively, “forward-looking information”) within the meaning of applicable securities laws relating to our compensation programs, operations, anticipated financial performance, business prospects, planned capital expenditures and strategies, and board and committee composition and roles, among other things. Any statements about our expectations, beliefs, plans, goals, targets, predictions, forecasts, objectives, assumptions, information and statements about possible future events, conditions and results of operations or performance are not historical facts and may be forward-looking. Forward-looking information in this proxy includes, but is not limited to, plans or objectives of management for future operations; information regarding sustainability-related actions we plan to take in the future, including our Climate Strategy for reducing greenhouse gas (GHG) emissions and the alignment of CP’s and KCS’s climate objectives; and assumptions underlying or relating to any of the foregoing. Forward-looking information is often, but not always, made through the use of words or phrases such as “anticipates”, “aims”, “believes”, “can”, “could”, “may”, “predicts”, “potential”, “should”, “will”, “estimates”, “plans”, “projects”, “continuing”, “ongoing”, “expects”, “intends” and similar words or phrases suggesting future outcomes.

Forward-looking information is based on current assumptions about our business and our strategy as well as economic, political, regulatory, market and environmental conditions affecting them. Although we believe the assumptions reflected in the forward-looking information presented in this proxy circular are reasonable as of the date hereof, there can be no assurance that they may prove to be correct. You should not put undue reliance on forward-looking information, as it is not a guarantee of future performance. Forward-looking information involves many inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information. This includes risks such as: changes in business strategies, general North American and global economic, credit and business conditions, changes in the availability and price of commodities and energy; the effects of competition; industry capacity; shifts in demand; changes in laws and regulations; natural or other disasters, including earthquakes, wildfires, pandemics or acts of terrorism affecting the markets in which we operate; the adverse effects of climate change on our business, investors, customers, suppliers and counterparts; our ability to successfully execute on initiatives relating to sustainability; cost increases; claims and litigation; labour disputes; liabilities arising from derailments and the pandemic created by the outbreak of the novel strain of coronavirus (and the disease known as COVID-19) and its variants; satisfaction of the conditions imposed by the U.S. Surface Transportation Board (STB) in its March 15, 2023 decision and successful integration of Kansas City Southern (KCS) into the Company, among other things. The foregoing list of risks is not exhaustive.

These and other factors are detailed from time to time in reports we file with the securities regulators in Canada and with the U.S. Securities and Exchange Commission (SEC) in the United States. You should refer to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations and Forward-Looking Information in our 2022 annual report on Form 10-K and to our risk factor and forward-looking information disclosure in our annual and interim reports filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

2  CPKC

In addition, our Climate Strategy (including our strategy for reducing GHG emissions) remains under development as we continue to refine our analysis of and response to potential future climate risks and opportunities, and as the science, data and methodology underlying our analysis and strategy continue to evolve over time.

Further, as we begin to integrate the operations of KCS into ours, we are conducting additional data-gathering and intend to further assess the climate and other environmental, social, governance and sustainability strategies and initiatives for the combined company, and may make changes to our existing strategies and initiatives as a result. (see “Explanatory notes -
Integrating ESG, governance and sustainability strategies and initiatives”). Therefore, in future disclosures, we may include information that differs from those contained in this proxy circular relating to our analysis and strategy. Forward-
looking information is based on our current expectations, estimates and projections, and it is possible we will not achieve these predictions, forecasts, projections and other forms of forward-looking information. Unless indicated otherwise or the context otherwise requires, this proxy circular speaks only as of the date hereof; provided that, the forward-looking statements included in Part IV and Part V hereof generally speak to the expectations, targets and goals for CP on a standalone basis prior to the Control Date. We undertake no obligation to update or otherwise revise any forward-looking information, unless we are required to by applicable law.

Explanatory notes

Kansas City Southern transaction and name change
On September 15, 2021, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with KCS pursuant to which the Company agreed to acquire KCS in a stock and cash transaction. On December 14, 2021, following approval of the transaction by the shareholders of both the Company and KCS and satisfaction or waiver of all other conditions under the Merger Agreement, the acquisition of KCS was consummated and all outstanding stock of KCS was deposited into a voting trust (Voting Trust) and held by a single trustee as trust stock, with the KCS board of directors and management continuing to pursue KCS’ independent business plan and growth strategies, pending final, non-appealable approval from the STB of the Company’s acquisition and control over KCS’s railroad operations.

On March 15, 2023, STB issued its final approval of the KCS acquisition (STB March 15 Decision) subject to certain conditions as described in the STB March 15 Decision. On April 14, 2023 (Control Date), in connection with the Company exercising the authority granted by the STB March 15 Decision:
•   the Voting Trust was terminated in accordance with its terms and the Company acquired control of KCS;
•   the Company changed its name from “Canadian Pacific Railway Limited” to “Canadian Pacific Kansas City Limited “,
as previously approved by the Company’s shareholders;
•   in connection with the Company’s obligations under the Merger Agreement, the Company appointed four former directors of KCS (namely, Amb. Antonio Garza (Ret.), David Garza-Santos, Janet Kennedy and Henry Maier), to the
board of directors of Canadian Pacific Railway Company (CPRC), a direct wholly-owned subsidiary of the Company, and, thereafter nominated each of them for election to the board of directors of the Company at the Meeting;.

For more information regarding the KCS acquisition, see our Annual Report on Form 10-K for the fiscal year ended
December 31, 2022 and our Notice of Special Meeting and Management Proxy Circular dated November 1, 2021 in respect of the special meeting of shareholders held on December 8, 2021 in connection with the KCS acquisition (Special Meeting).
For more information regarding the STB March 15 Decision and the completion of the transactions contemplated under the
Merger Agreement, see our Current Reports on Form 8-K filed with the SEC on EDGAR (www.sec.gov) and filed on SEDAR
(www.sedar.com) on March 16, 2023, March 17, 2023 and April 14, 2023 and our Material Change Reports filed on SEDAR on March 16, 2023, March 20, 2023 and April 14, 2023.

Unless indicated otherwise or the context otherwise requires, in this proxy circular, references to Canadian Pacific Kansas City
Limited, CPKC, the Company, or the Corporation, “we”, “us” or “our” with respect to or including a time period prior to
April 14, 2023 (being the Control Date) refer to or include the Company as it existed prior to (i) completion of the acquisition of control of KCS and (ii) its name change from “Canadian Pacific Railway Limited” to “Canadian Pacific Kansas City Limited”.
Any references herein to “on a standalone basis” or other references to “standalone” refer to the Company either prior to the acquisition of control of KCS, or otherwise excluding KCS. However, for clarity, in sections (such as Part IV and Part V) where we include forward-looking statements that describe our expectations, targets and goals for periods after the Control Date but which expectations, targets and goals are only those we have with respect to the Company on a standalone basis prior to the
Control Date, we use “CP” to mean the historical Company and its subsidiaries as they existed prior to the Control Date.

2023 MANAGEMENT PROXY CIRCULAR  3

Integrating ESG, governance and sustainability strategies and initiatives

As we integrate the operations of KCS into ours, we are evaluating the environment, social, governance and sustainability priorities, policies, practices, programs, goals and objectives of the combined CPKC, including actively working to update the science-based GHG emissions reduction target for 2030 with respect to the locomotive operations of the combined company. Although we have taken initial steps as further discussed in Part V of this proxy circular, we are still in the early stages of our sustainability integration process. We believe that we will need to undertake additional data-gathering and other analyses before we can establish a Climate Strategy and decide on other sustainability initiatives, in each case, for the combined company.

Therefore, unless indicated otherwise or the context otherwise requires in this proxy circular, references herein to environmental, social, governance and sustainability priorities, policies, practices, programs, goals and objectives describe only those of CP on a standalone basis, without factoring in the priorities, policies, practices, programs, goals and objectives of the historical KCS or preliminary discussions with respect to those of the combined company. Without limiting the generality of the foregoing, references in this proxy circular to our Climate Strategy refer to the Climate Strategy adopted for CP on a standalone basis prior to the Control Date. As we continue our integration process, we may adopt a Climate Strategy for the combined company that sets forth expectations, targets or goals that differ from those set forth in our current Climate Strategy, which we will communicate to our shareholders and other stakeholders in due course.

Share Split

On April 21, 2021, the Company’s shareholders approved a five-for-one share split of the Company’s issued and outstanding shares (the share split). On May 13, 2021, the Company’s shareholders of record as of May 5, 2021 received four additional shares for every share held. Ex-distribution trading in the shares on a split-adjusted basis commenced on May 14, 2021. Proportional adjustments were also made to outstanding awards under the Company’s stock-based compensation plans in order to reflect the share split. All shares and notional units have been adjusted to reflect the share split, unless noted otherwise.

In this document, unless indicated otherwise or the context otherwise requires:

•  “Board” means the Board of Directors of CPKC

•  “Control Date” means April 14, 2023, the date on which CPKC (through an indirect wholly owned subsidiary) assumed control of KCS’s railroad operations pursuant to the final, non-appealable approval by the U.S. Surface Transportation Board of such control on March 15, 2023

•  “CP” has the meaning ascribed that term within the last paragraph of that section entitled “Explanatory notes” starting on page 3

•  “KCS” means Kansas City Southern

•  “KCS transaction” and “KCS acquisition” each mean the transactions contemplated under the Merger Agreement

•  “Merger Agreement” means the Agreement and Plan of Merger dated September 25, 2021 between CPKC and KCS pursuant to which CPKC agreed to acquire KCS in a stock and cash transaction

•  “shares” means common shares of CPKC

•  “shareholders” means holders of our shares

•  “you” and “your” refer to shareholders of Canadian Pacific Kansas City Limited

•  “we”, “us”, “our”, “CPKC”, “Company” and “Corporation” refer to Canadian Pacific Kansas City Limited (known as Canadian Pacific Railway Limited until April 14, 2023) and, where applicable, its subsidiaries (which excludes KCS with respect to the period prior to April 14, 2023)

•  all amounts are in Canadian dollars

•  any 2022 amounts paid in United States dollars (US$) have been converted to Canadian dollars using the Bank of Canada average exchange rate for the year ended December 31, 2022 ($1.3013 = US$1.00)

•  information in this document is as of April 28, 2023 unless otherwise indicated

For more information

You can find more information about CPKC, including our 2022 annual report, on our website (investor.cpkcr.com), on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

You can also ask us for a free copy of the annual report by writing to:

Office of the Corporate Secretary

Canadian Pacific Kansas City Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

4  CPKC

ABOUT CPKC

Founded in 1881 to connect Canada, today we deliver transportation solutions across the only rail network connecting North America including Canada, the United States and Mexico. We create long-term sustainable value for our shareholders and the broader economy by delivering safely and efficiently for our customers. We leverage our precision scheduled railroading foundations: provide service; control costs; optimize assets; operate safely; and develop people in all that we do. CPKC’s culture is guided by three core values: accountability, diversity and pride. These values drive our actions, foster respect and inspire our journey towards excellence.

Our proud railroaders are building on the legacy of the people who envisioned and built our historic railroad. Throughout its history, our railroaders have defied those who said it couldn’t be done. The accountability and drive to deliver results is ingrained in our culture. The people who power our railroad are determined to redefine expectations of a Class I railroad today, while always keeping an eye on greater things ahead.

At CPKC, we are serving today and building for the future.

Our network - connecting a continent

EDMONTON
VANCOUVER
CALGARY
REGINA
WINNIPEG
KINGSGATE
COUTTS
PORTAL
NOYES
THUNDER BAY
DULUTH
MINNEAPOLIS / ST. PAUL
QUÉBEC CITY
TROIS RIVIERES
MONTRÉAL
SAINT JOHN
SEARSPORT
JACKMAN
ROUSES POINT
RICHFORD
ALBANY
TORONTO
HAMILTON
BUFFALO
MILWAUKEE
DETROIT
WINDSOR
NEW YORK
(THE BRONX, FRESH POND)
DAVENPORT
CHICAGO
KANSAS CITY
ST. LOUIS
SHREVEPORT
DALLAS
MERIDIAN
BATON ROUGE
MOBILE
GULFPORT
BEAUMONT
HOUSTON
LAKE CHARLES
NEW ORLEANS
PORT ARTHUR
LAREDO
CORPUS CHRISTI
MONTERREY
BROWNSVILLE
SAN LUIS POTOSÍ
ALTAMIRA
TAMPICO
QUERÉTARO
MEXICO CITY
TOLUCA
VERACRUZ
LÁZARO CÁRDENAS
CPKC
CPKC trackage, haulage and leased lines
Port terminal
Border crossing

2023 MANAGEMENT PROXY CIRCULAR  5

MESSAGE FROM THE CHAIR OF THE BOARD

Fellow Shareholders,

On behalf of the Board of Directors, I am pleased to invite you to the first meeting of Canadian Pacific Kansas City Limited (CPKC) following its name change from “Canadian Pacific Railway Limited” and control of Kansas City Southern (KCS) on April 14, 2023. CPKC’s 2023 annual meeting of shareholders will take place on June 15, 2023 at 9 a.m. (Mountain Time) and will be streamed via live webcast over the internet at: https://web.lumiagm.com/486134857. Shareholders will be able to vote as they would in an in-person shareholder meeting. Shareholders who usually vote by proxy ahead of the meeting will be able to do so in the usual way. More details about voting can be found at page 102 of this proxy circular.

Items at the meeting

At the meeting, you will vote on items of business, including the election of directors, the “say on pay” non-binding advisory vote on executive compensation and a non-binding advisory vote on our approach to climate change. This year, as part of the election of directors, you will be voting on the election of four additional nominees who join us from KCS: Amb. Antonio Garza (Ret.), David Garza-Santos, Janet Kennedy and Henry Maier.

A transformative year

Let me start by congratulating our President and Chief Executive Officer (CEO) Keith Creel and the entire CPKC family of railroaders for completing the transaction that has brought together Canadian Pacific and KCS. The Company reached a significant milestone when the acquisition of KCS was consummated and all outstanding shares were placed into a voting trust on December 14, 2021. Final STB approval was received on March 15, 2023 with our two companies completing their combination as of April 14, 2023. The Board looks forward to supporting management in its efforts to leverage CPKC, the only single-line rail network connecting Canada, the U.S. and Mexico.

The Company’s standalone 2022 full-year results showed an increase in revenues to $8.81 billion from $8.0 billion in 2021. The operating ratio for the year was 62.2 percent, (61.4 percent on an adjusted basis(1)) and our diluted EPS decreased to $3.77 from $4.18, while core adjusted diluted EPS(2) was flat compared to $3.77 in 2021(3). The Company also continued to operate the safest railway in North America for the 17th consecutive year, as measured by Federal Railroad Administration (FRA)-reportable train accident frequency. Management is working to integrate the Company’s existing safety standards into the KCS portion of our network.

Sustainability

In 2023, shareholders will again have an opportunity to provide feedback through our annual non-binding advisory, “say on climate” vote, in which we seek shareholder approval on our approach to climate change as described in this proxy circular. In the past, we have pursued an approach to climate change that has been meaningfully influenced by the discussions we have had with shareholders over the last number of years, including through our “say on climate” vote. Our historical focus on climate has led to CP being named to the CDP Climate Change A List for the second consecutive year in 2022, to the S&P Global Dow Jones Sustainability World Index (DJSI World) for the first time, and to the North American Index (DJSI North

(1)

Adjusted Operating ratio and Core Adjusted diluted EPS are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of CP’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

Adjusted Operating ratio and Core Adjusted diluted EPS are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of CP’s Annual Report on Form 10-K for the year ended December 31, 2022.

(3)

As a result of the five-for-one share split of the Company’s issued and outstanding common shares, which began trading on a post-split basis on May 14, 2021, per share amounts and all outstanding common shares have been retrospectively adjusted.

6  CPKC

America) for the third consecutive year. Going forward, we intend to bring the Company's focus on climate to our CPKC network as we integrate the operations of KCS into ours. This year's "say on climate" vote will allow shareholders to provide their feedback on our current Climate Strategy. Although we adopted our current Climate Strategy for CP on a standalone basis prior to the Control Date, we believe that this year's "say on climate" vote remains valuable because it will prompt dialogue on this important topic as we evaluate the combined CPKC's approach to sustainability, including as we work toward a Climate Strategy for the combined CPKC. Management is focused on building upon our safety culture. Safety has been a top priority for CP and will continue to be a top priority for CPKC. We are committed to continually investing in our people, in our infrastructure and into our newly expanded rail networks. Safety is a journey and not a destination. We strive to ensure that everyone goes home safely. You can read more about our approach to safety at page 100 and the Risk and Sustainability Chair's letter at page 91.

CPKC Leadership

President and CEO, Keith Creel and the CPKC team will continue to execute the precision scheduled railroading model to provide real, long-term value for customers, shareholders and employees alike. We are pleased to have retained Keith to at least 2026 and are thrilled to have Keith’s executive team largely remaining in place. The team includes Nadeem Velani, Executive Vice-President and Chief Financial Officer, John Brooks, Executive Vice-President and Chief Marketing Officer, Mark Redd, Executive Vice-President and Chief Operating Officer, James Clements, Executive Vice-President Strategic Planning & Technology and Jeff Ellis, Executive Vice-President Chief Legal Officer and Corporate Secretary. Also joining from KCS is John Orr, Executive Vice-President and Chief Transformation Officer, Oscar Augusto Del Cueto Cuevas, Kansas City Southern de México President, General Manager and Executive Representative, and Warren Erdman, Executive Advisor, Strategic Projects. We believe we have the right team, along with so many others, to leverage the many synergies of the transaction. I encourage you to read more about our leadership in our Executive Compensation section which starts at page 32 and includes a letter from the Committee Chair.

Governance

Earlier this year, Matthew Paull (Chair of our Management, Resources and Compensation Committee), Gordon Trafton (Chair of our Risk and Sustainability Committee), Maeghan Albiston (Vice-President, Capital Markets) and I met with top shareholders of CPKC, representing 38 percent of shares outstanding. In our discussions, we addressed the CPKC transaction, board governance, compensation, culture and succession planning and sustainability. The Board has been engaging with shareholders regularly since 2016 and we appreciate the ongoing dialogue and feedback.

CPKC has nominated Janet Kennedy to sit on our board. Ms. Kennedy has deep familiarity with Canada having served as President of Microsoft Canada from 2013 to 2017. She was most recently Vice President (North America Regions of Google Cloud), at Google until this year and brings cybersecurity experience. Henry Maier is also nominated on the basis of his deep understanding of shipper and customer needs from his time as President, FedEx Ground, a major subsidiary of FedEx Corp. Amb. Antonio Garza (Ret.) spent eight years as United States Ambassador to Mexico in the George W. Bush administration from 2002 to 2009. Finally, CPKC has nominated David Garza-Santos, who has been Chairman/CEO of Maquinaria Diesel S.A. de C.V. (MADISA) since 1994. He is a respected community and business leader based in Monterrey, Mexico.

I encourage you to read about our 13 director nominees, starting at page 18 of this proxy circular. Based on our collective director profiles, you will see that we continue to be a board that values industry experience (including in the railway, transportation and logistics sectors), language, cultural and geographic diversity.

I thank you for your commitment to the new CPKC as we continue building for tomorrow.

2023 MANAGEMENT PROXY CIRCULAR  7

We look forward to your participation at our virtual shareholder meeting on June 15, 2023. In this proxy circular, you will find important information and instructions about how to participate at the virtual meeting. Please remember to vote your shares by proxy or online during the meeting. If you have any questions or require assistance voting, you can contact our strategic shareholder advisor and solicitation agent, Kingsdale Advisors at 1-866-879-7649 (toll free in North America) or at 416-867-2272 (for collect calls outside of North America and for banks and brokers) or by email at contactus@kingsdaleadvisors.com.

Sincerely,

Isabelle Courville

Board Chair

8  CPKC

PROXY HIGHLIGHTS

You have received this management proxy circular (proxy circular) because you owned shares of CPKC at the close of business on April 24, 2023 and are therefore entitled to participate in our 2023 annual meeting of shareholders and vote your shares.

The 2023 annual meeting will be held in a virtual format which will be conducted via live webcast online, allowing shareholders to participate regardless of where they are located. Shareholders will be able to vote on all business brought forth before the meeting and submit questions for consideration as they would at an in-person shareholders meeting. Questions that are not answered at the 2023 annual meeting will be addressed via email following the meeting. Shareholders that usually vote by proxy ahead of the meeting will be able to do so in the usual way.

Registered shareholders and duly appointed proxyholders will be able to participate in the meeting, participate in the question-and-answer session, and vote, all in real time, provided they follow the instructions in our proxy circular. Non-registered (or beneficial) shareholders that have not appointed themselves or another person as their proxyholder may attend the meeting online as guests.

In our continuing effort to reduce environmental impacts and improve sustainability, we have once again adopted the “notice and access” procedures permitted under applicable Canadian securities laws. Under the notice and access procedures, we can post electronic versions of the proxy circular and meeting materials online. Instructions for accessing these materials online will be mailed to shareholders in a notice. Shareholders can still obtain paper copies of the proxy circular and meeting materials upon request. For additional information, see Delivery of Meeting Materials and Voting Information beginning on page 102.

Management is soliciting your proxy for the meeting, to be held virtually via live webcast as outlined below.

We are soliciting proxies by mail, in person, by phone or by electronic communications and have retained Kingsdale Advisors (Kingsdale) as our strategic shareholder advisor and proxy solicitation agent in Canada and the United States. The fees paid to Kingsdale relating to their proxy solicitation services will be approximately $104,186. We will also reimburse them for disbursements and out-of-pocket expenses. We will also pay $8 for each shareholder call they make or receive and any other fees we agree to. You can find Kingsdale’s contact information inside the back cover of this proxy circular.

2023 Meeting details

  When

  Thursday, June 15, 2023

  9 a.m. (Mountain Time)

  Where

  Virtual meeting

  via webcast online at:

  https://web.lumiagm.com/
  486134857

  Method of Delivery

  Meeting materials are being
  delivered to shareholders
  under the “notice and
  access” provisions of
  applicable Canadian

  securities laws

Business of the meeting	Voting Recommendation	For more information

1. Receive the audited consolidated financial statements for the year ended December 31, 2022

The audited consolidated financial statements are included in our 2022 annual report, available under our corporate profile on SEDAR (www.sedar.com), EDGAR (www.sec.gov) and on our website (investor.cpkcr.com)

page 14
2. Appoint the auditor Ernst & Young LLP has served as our auditor since 2022. The Board recommends you vote FOR the appointment of Ernst & Young LLP as our auditor.	FOR	page 14
3. Have a say on executive pay (advisory vote) We continue to engage with investors with respect to our compensation program. The Board recommends you vote FOR our approach to executive compensation.	FOR	page 15

4. Have a say on our approach to climate change (advisory vote)

We continue to engage stakeholders including our shareholders, on our climate objectives and actions. The Board recommends that you vote FOR our approach to climate change.

	FOR	page 15

5. Election of directors

You will be asked to elect 13 directors to serve on our Board this year. Each director nominee is qualified, experienced and committed to serving on the Board. The Board recommends you vote FOR each nominee.

	FOR	page 16

2023 MANAGEMENT PROXY CIRCULAR  9

Governance highlights

We strive to maintain a well-rounded and diverse Board that balances transportation industry experience with independence. Our directors bring to our board a mix of core skills and experience across a broad range of industries. This year, consistent with our commitments under the Merger Agreement, we are nominating four new directors who previously served on the board of directors of KCS, for election to the Company’s Board. The new nominees have served on the board of directors of CPRC since the Control Date, and bring with them a wealth of knowledge relating to the KCS business which will serve the Board well as it continues to steward the integration of KCS into its business and operations. The institutional knowledge of incumbent CPKC directors together with fresh perspectives brought by the new nominees will further broaden and complement the skills required to have an effective and dynamic CPKC Board. For more information on the KCS acquisition and the Control Date, see “Explanatory notes”, on page 3.

Some of the key skills our director nominees possess are identified below, along with our key governance policies and practices.

industry and KCS-specific knowledge	accounting and financial literacy	senior executive leadership and strategic oversight

Key governance policies and practices(1)

•   Code of business ethics

•   Code of ethics for Chief Executive Officer and senior financial officers

•   Business ethics reporting policy

•   Disclosure and insider trading policy

•   By-Law No. 2 (Advance notice by-law)

•   Board diversity policy

•   Clawback policy

•   Shareholder engagement program

•   Board orientation and continuing education for the Board

human resources and executive compensation experience	environmental, health and safety experience	risk management and cybersecurity

(1)

The policies and procedures described in this table reference policies and practices that CP had in place in 2022. Kansas City Southern has instituted similar policies. We are in the process of aligning and evaluating policies for the combined CPKC.

10  CPKC

PROXY CIRCULAR PROXY HIGHLIGHTS

Our 2023 director nominees

Name	Age	Director since	Position	Independent	2022 Standing committee memberships(1)	2022 meeting attendance	2022 voting results (in favour)	Other public company boards

John Baird	53	May 2015	Senior Advisor Bennett Jones LLP Former Minister Transport and Infrastructure, Canada		Corporate Governance, Nominating & Social Responsibility (Chair) Risk and Sustainability	100%	94.79%	3

Isabelle Courville	60	May 2013	Chair, CPKC		Ex-officio member of all Committees	100%	99.74%	2

Keith Creel	54	May 2015	President and CEO CPKC		N/A	100%	98.73%	-

Jill Denham	62	Sept 2016	Former Chair of the Board, LifeWorks, Inc.		Audit and Finance Management Resources and Compensation	100%	94.66%	1

Amb. Antonio Garza (Ret.)(2)	63	N/A	Counsel, White & Case, LLP		N/A	N/A	N/A	2

David Garza-Santos(3)	61	N/A	Chairman and CEO Marquinaria Diesel S.A. de C.V.		N/A	N/A	N/A	2

Edward Hamberger	72	July 2019	Former President and CEO Association of American Railroads		Audit and Finance Risk and Sustainability	100%	98.67%	-

Janet Kennedy(4)	62	N/A	Former VP, North America Regions, Google		N/A	N/A	N/A	-

Henry Maier(5)	69	N/A	Former President & CEO, FedEx Ground		N/A	N/A	N/A	3

Matthew Paull	71	Jan 2016	Former Senior Executive Vice President and CFO McDonald’s Corporation		Management Resources and Compensation (Chair) Risk and Sustainability	100%	97.57%	1

Jane Peverett	64	Dec 2016	Former President and CEO BC Transmission Corporation		Audit and Finance (Chair) Corporate Governance, Nominating & Social Responsibility	100%	98.25%	2

Andrea Robertson	59	July 2019	President and CEO Shock Trauma Air Rescue Service (STARS)		Management Resources and Compensation	100%	99.30%	-

Gordon Trafton	69	Jan 2017	Former Senior Vice President Canadian National Railway		Corporate Governance, Nominating & Social Responsibility Risk and Sustainability (Chair)	100%	99.27%	-

You can read more about each nominated director in the profiles beginning on page 20 and the skills matrix on page 88.

(1)	As of December 31, 2022.
(2)	Amb. Antonio Garza (Ret). was appointed a director of Canadian Pacific Railway Company as of April 14, 2023.
(3)	Mr. David Garza-Santos was appointed a director of Canadian Pacific Railway Company as of April 14, 2023.
(4)	Ms. Janet Kennedy was appointed a director of Canadian Pacific Railway Company as of April 14, 2023.
(5)	Mr. Henry Maier was appointed a director of Canadian Pacific Railway Company as of April 14, 2023.

2023 MANAGEMENT PROXY CIRCULAR  11

Compensation highlights

Our executive compensation program is designed in a manner consistent with our commitment to align pay with performance, our business strategy and the interests of our shareholders.

performance targets support our strategy	emphasis on financial, safety, operational measures and customer satisfaction	focus on building shareholder value

Key compensation governance policies and practices(1)

•   Pay for performance philosophy

•   Align with shareholder interests

•   Share ownership requirements

•   Performance-based vesting

•   Caps on incentive plan payouts

•   Independent advice from external consultants for the Management Resources and Compensation Committee and management

•   Shareholder engagement program

•   Executive compensation clawback policy

direct link between pay and performance	majority of executive pay is at risk	executives are CPKC shareholders

The table below shows how we have aligned our Named Executive Officers’ (NEOs) pay to performance in 2022.

Pay for performance alignment	How we do it
At-risk compensation	90 percent of CEO target compensation is at-risk 79 percent average of other NEO target compensation is at-risk
NEO’s performance assessments and accomplishments	Comprehensive review of NEO accomplishments starting on page 52

Incentive program is tied directly to financial, operations and safety results as well as shareholder value creation:

•  29 percent corporate performance factor for annual incentive

•  180 percent payout for the 2020 PSUs

Explanation of how our corporate performance results and relative total shareholder return (TSR) are tied to 2022 annual incentive and 2020 PSU payouts are on pages 44 and 51
Incentive payouts are formulaically determined	Descriptions of how we determine our short-term and long-term incentive awards are provided on pages 43 and 47

You can read more about executive compensation and the decisions made by the Management Resources and Compensation Committee and the Board in the compensation discussion and analysis beginning on page 33.

(1)	Key compensation governance policies are as of December 31, 2022. Updates to policies will be made during 2023.

12  CPKC

PROXY CIRCULAR PROXY HIGHLIGHTS

Sustainability highlights(1)

became the first North American freight rail company to participate in the United Nations Global Compact	more than 100,000 miles, 6 provinces and 12 states traversed by the Company’s “Every Child Matters” locomotive since 2021 to help raise awareness and commemorate those impacted by the legacy of residential schools in Canada	helped raise over $33 million through the CP Has Heart program to improve heart health since 2014

Key sustainability developments in 2022

•  Established the Company’s Carbon Reduction Task Force to assess potential carbon reduction opportunities and associated financial analysis to develop a climate action roadmap by identifying, evaluating and prioritizing potential opportunities to reduce GHG emissions.

•   Advanced production on three hydrogen locomotive conversions and commenced installation of hydrogen production and fueling facilities under the Company’s Hydrogen Locomotive Program.

•   Launched a web-based Carbon Emissions Calculator designed to provide users with the ability to calculate and compare an estimate of the GHG emissions related to transportation of freight by CP’s rail services versus heavy haul trucking.

•   Published the Company’s annual Corporate Sustainability Data Supplement outlining the Company’s 2021 environmental, social and governance performance.

achieved 17th consecutive year with the lowest train accident frequency rate among Class 1 railways in North America	maintained focus on racial, gender, 2SLGBTQ+ and Indigenous diversity through three diversity councils	improved locomotive fuel efficiency by 43% since 1990

Awards and Recognitions

During 2022 and 2023, on a standalone basis, CP was proud to have received several awards, rankings and other notable recognitions, including the following:

Added to the Dow Jones Sustainability World and North America Indices in 2022	Named to the CDP Climate Change A List in 2022	Recognized as one of Canada’s Top 100 Employer’s for 2023	Recognized as one of Alberta’s Top 75 Employers for 2023

Received an MSCI ESG Rating of A in 2022	Awarded ISS Prime Status for Corporate ESG Performance in 2022	Included in the 2023 S&P Global Sustainability Yearbook	CP’s locomotive emissions reduction target was validated by the Science Based Targets initiative (SBTi)

(1)	All information in the “Sustainability highlights” section is with respect to CP on a standalone basis.

2023 MANAGEMENT PROXY CIRCULAR  13

PART II – BUSINESS OF THE SHAREHOLDER MEETING

You will vote on four items of business at the Meeting (items 2 - 5 below). Except as disclosed in this proxy circular, none of the Company’s directors or officers since the beginning of the last financial year, or the nominated directors of their respective associates or affiliates, have a material interest in any of the items that are being voted on.

1. Receive the financial statements

Our audited consolidated financial statements for CP for the year ended December 31, 2022 and the auditor’s report thereon will be presented at the Meeting.

The audited consolidated financial statements are included in our 2022 annual report which is being distributed to shareholders using the “notice and access” procedures under applicable Canadian securities laws. The annual report is available on our website (investor.cpkcr.com/financials), on SEDAR (www.sedar.com) and EDGAR (www.sec.gov) or you can ask our Corporate Secretary to send you a copy.

2. Appointment of auditor

You will vote on appointing Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm (auditor) for the fiscal year ending December 31, 2023. EY has served as auditor since 2022 and the Board recommends that they be re-appointed as the Company’s auditor until the close of the next annual meeting of shareholders.

You may vote FOR or WITHHOLD your vote with respect to the appointment of EY as our independent registered accounting firm.

EY’s audit and non-audit fees are approved by the Audit and Finance Committee. You can read more about the Audit and Finance Committee on pages 30 and 81.

The table below shows the fees we paid to EY in 2022 and Deloitte in 2021 for audit and non-audit services. Representatives of EY will participate at the Meeting and will have an opportunity to make a statement and respond to any questions from shareholders.

For the year ended December 31	EY 2022	Deloitte 2021
Audit fees for audit of our annual financial statements, reviews of quarterly reports and services relating to statutory and regulatory filings or engagements (including attestation services and audit or interim review of financial statements of certain subsidiaries and certain pension and benefits plans, and advice on accounting and/or disclosure matters)	$3,404,000	$3,834,200
Audit-related fees for services related to the audit but not included in the audit fees above, including securities filings	$—	$545,700
Tax fees for services relating to tax compliance, tax planning and tax advice	$—	$224,700
All other fees	$—	$—
Total	$3,404,000	$4,604,600

As previously reported, on November 4, 2021, as a result of a review process, the Company requested, upon recommendation and approval of the Audit and Finance Committee, that Deloitte LLP (Deloitte) resign as the Company’s independent registered public accounting firm. Following such request, Deloitte resigned as the independent public accounting firm of the Company. This request is considered a “dismissal” (within the meaning given to that term in Item 304 of Regulation S-K). Deloitte’s resignation became effective upon the completion of its audit of the Company’s financial statements for the fiscal year ended December 31, 2021. In addition to the amounts shown above, the Company paid Deloitte a further $20,900 in aggregate for audit, audit-related and tax fees in 2022 in respect of the 2021 financial year.

The Board recommends you vote FOR the appointment of EY as our auditor.

14  CPKC

PROXY CIRCULAR PART II – BUSINESS OF THE SHAREHOLDER MEETING

3. Have a say on executive pay

You will have an opportunity to vote on the Company’s executive pay at the Meeting. As this is an advisory vote, the results are non-binding but will give the Board important feedback on our approach to executive compensation.

Last year, at our 2022 annual meeting, we received a 92.52 percent vote FOR on our non-binding advisory resolution on executive compensation. The Management Resources and Compensation Committee (Compensation Committee) continues to work hard to make sure our compensation program pays for performance, aligns with sound principles, supports long-term sustainable value, is clear and transparent and aligns with shareholder interests.

You can vote FOR or AGAINST the following non-binding resolution on executive pay as described in this proxy circular:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the Company’s approach to the compensation of the named executive officers of Canadian Pacific Kansas City Limited as disclosed in the Company’s proxy circular (which includes the compensation discussion and analysis, the compensation tables and the discussion accompanying the compensation tables) delivered prior to the 2023 annual meeting of shareholders.”

The Board recommends you vote FOR the advisory resolution approving the Company’s approach to executive compensation.

The Board will consider this year’s results, other feedback it receives, as well as best practices in compensation and governance when reviewing our executive compensation in the future.

You can read about executive compensation in the compensation discussion and analysis beginning on page 33.

4. Have a say on our approach to climate change

We are asking shareholders to vote on an advisory “say on climate” resolution approving the Company’s approach to climate change, including our Climate Strategy. We adopted our current Climate Strategy for CP on a standalone basis prior to the Control Date. Also, as this is an advisory vote, the results are non-binding. However, your vote will give the Board important feedback on our approach to climate change, including as we evaluate the approach for the combined CPKC. Last year at our 2022 annual meeting, we received an 86.66 percent vote FOR our non-binding advisory resolution on CP’s approach to climate change.

The Company recognizes that climate change presents both risks and opportunities to its business. The Company released its first Climate Strategy in July 2021(1), outlining CP’s approach to managing climate-related impacts across the business and establishing science-based greenhouse gas (GHG) emissions reduction targets. An update on the Company’s progress on our Climate Strategy and actions on climate change in 2022 is included in Part V of this proxy circular.

The Climate Strategy outlines our current science-based targets for reducing our GHG emissions:

•

Reduce Scope 1, 2 and 3 GHG emissions intensity of its locomotives in excess of 38 percent by 2030 against a 2019 baseline. Locomotive operations represent CP’s largest source of emissions. This target has been validated by the Science Based Targets initiative (SBTi).

•

The Company seeks to support decarbonization across all its operations. Accordingly, CP also seeks to reduce absolute Scope 1 and Scope 2 GHG emissions from non-locomotive operations in excess of 27 percent by 2030 against a 2019 baseline.

As further discussed in “Explanatory notes - Integrating ESG, governance and sustainability strategies and initiatives”, the science-based emissions reductions targets disclosed in this report, including CP’s locomotive target validated by the SBTi, are only with respect to CP on a standalone basis. We are currently evaluating the Climate Strategy and GHG emissions reduction targets for the combined CPKC, including actively working toward updating the science-based GHG emissions reduction target for 2030 with respect to the locomotive operations of the combined company.

(1)

A copy of the Climate Strategy is available on our website at sustainability.cpkcr.com. You may also ask us for a copy of the Climate Strategy by writing to:Office of the Corporate Secretary, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9. The Climate Strategy and information on our website is not incorporated by reference and is not a part of this proxy circular.

2023 MANAGEMENT PROXY CIRCULAR  15

The Board is asking shareholders to vote at the Meeting on the following advisory “say on climate” resolution:

“RESOLVED, on an advisory basis and not to diminish the roles and responsibilities of the Board of Directors, that the shareholders of Canadian Pacific Kansas City Limited (Company) approve the Company’s approach to climate change as disclosed in this proxy circular.”

Although the vote is non-binding, the Risk and Sustainability Committee will review and consider the voting results when evaluating the Company’s approach to climate change in the future. CPKC expects to inform shareholders about any Climate Strategy that we adopt for the combined company, including any updates made to the expectations, targets or goals set forth in our current Climate Strategy as part of our evaluation process or in response to the feedback we receive from our shareholders, in due course.

The Board recommends you vote FOR the advisory resolution approving the Company’s approach to climate change.

You can read about our approach to climate change in Part V of this proxy circular beginning on page 91.

5. Elect directors

Our governing documents require us to have between five and 20 directors on our Board. Additionally, consistent with our commitments under the Merger Agreement, we are nominating four new directors who previously served on the board of KCS, for election to the Company’s Board. At our last meeting of shareholders, nine of our 11 directors stood for election at the meeting, as two directors retired; we chose not to nominate directors to replace the retiring directors with the anticipated nomination of four KCS director nominees this year.

Accordingly, this year, there are 13 nominees for election to the CPKC Board, nine of whom currently serve on the Company’s Board and four who were members of the KCS board of directors prior to the Control Date (as well as immediately prior to the acquisition of KCS). See “Explanatory notes” on page 3 for further information on the KCS transaction, the Control Date, and “About the Nominated Directors” beginning on page 18 for further information on each nominated director.

Each nominated director has expressed his or her willingness to serve on our Board. If before the Meeting, however, we learn that a nominee is unable to serve, the people named on your proxy or voting instruction form may be able to use their discretion to vote for another qualified nominee. Directors who are elected at the Meeting will serve from the date of the Meeting until the close of our next annual meeting of shareholders, unless a director resigns or is otherwise removed earlier.

You can vote FOR or AGAINST for each nominated director.

The Board recommends you vote FOR each nominated director.

Other Business

We will consider any other business that is properly brought before the meeting. As of the date of this proxy circular, neither management nor the Board is aware of any other items of business that may be brought before the Meeting.

Shareholder proposals

The Company did not receive any shareholder proposals requiring disclosure in this proxy circular.

If you want to submit a shareholder proposal for our 2024 annual meeting, it must be mailed to the Office of the Corporate
Secretary, 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9, with a copy via email at shareholder@cpkcr.com.

Under Canadian law, shareholder proposals can only be considered for the annual meeting if they are submitted during a specific period. Pursuant to amendments to the Canada Business Corporations Act (CBCA), effective August 31, 2022, shareholder proposals must be submitted between 90 and 150 days before the one-year anniversary of the previous annual meeting, being June 15, 2024. As such, the period during which our Corporate Secretary must receive shareholder proposals in order for them to be considered for inclusion in the circular for the 2024 annual meeting is from Wednesday January 17,
2024 to and including Sunday March 17, 2024. Submitting a shareholder proposal does not guarantee that it will be included in the proxy materials.

16  CPKC

PROXY CIRCULAR PART II – BUSINESS OF THE SHAREHOLDER MEETING

Communications and engagement

The Board believes in the importance of having regular and constructive communication with shareholders and other stakeholders to create an open, candid and productive dialogue.

The Board communicates information about the Board, individual directors, executive compensation, and our ESG initiatives and practices including our corporate governance practices through our annual proxy circular. Shareholders can also contact the Board directly with any questions or concerns. Letters or emails should be marked confidential and addressed to the Chair of the Board at the following address:

Chair of the Board

c/o Office of the Corporate Secretary

7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9

Or by email to: shareholder@cpkcr.com or ocs@cpkcr.com

Active shareholder engagement program

Since 2016, members of the Board have actively engaged with shareholders, proxy advisors and advocacy groups throughout the year. The meetings may cover a wide range of topics including executive compensation, board composition and diversity, sustainability, executive retention and succession planning.

You can communicate with the Chair of the Board anonymously, but we encourage you to identify yourself so we can acknowledge your communication.

The Board’s approach to shareholder engagement is summarized in the diagram below.

Shareholder engagement

In the first quarter of 2023, we engaged with many of our top institutional shareholders, collectively representing over 38 percent of our public float, to participate in virtual meetings. The meetings were conducted via Zoom and were attended by the Company’s Chair of the Board, the Chair of the Risk and Sustainability Committee, the Chair of the Management Resources and Compensation Committee and a representative from the Company’s Investor Relations department.

The objective of the meetings was to provide shareholders an update on the Company’s key topics around the KCS acquisition, governance, sustainability, compensation, culture and succession planning. Other topics of interest raised by shareholders included labour and our hydrogen locomotive program.

2023 MANAGEMENT PROXY CIRCULAR  17

ABOUT THE NOMINATED DIRECTORS

The Board is elected by shareholders to oversee

management and act in the best interest of the Company.

Key to proper stewardship is assembling a Board that is qualified, experienced, diverse and operates independently of management.

Independence

Twelve of the 13 nominated directors, including the Chair of the Board and all committee members, are independent. Mr. Creel is not independent because he is the Company’s President and Chief Executive Officer.

Qualified and experienced

Our directors must have a mix of core skills and experience. Our director nominees have skills in the following areas:

industry and KCS-specific knowledge	accounting and financial literacy	senior executive leadership and strategic oversight

human resources & executive compensation	environment, health & safety	risk management/ cybersecurity

For our detailed list of each director’s skills and qualifications and to learn more about their individual skills, see the skills matrix on page 88. Additional information on our KCS nominees can be found on page 11 and 20.

Diversity

The Governance Committee considers highly qualified candidates to be directors based on a balance of skills, background, experience and knowledge. The Committee also considers other factors such as age, gender, geographical representation from the regions in which we operate, cultural heritage (including Indigenous peoples and members of visible minorities) and different abilities (including persons with disabilities) of director candidates.

The director nominees have an average age of 63 years and nominee directors that served on the board in 2022 have an average tenure of 6.5 years (without taking into account the tenure the KCS nominees served on the KCS board of directors prior to the Control Date). Five of the 13 nominees (38.5 percent) are women. The Chair of the Board is a woman and three of our nominee directors are visible minorities making the majority of the Board members of designated groups as defined in the Employment Equity Act (Canada).

For more information about Board diversity, see page 76. A copy of our Board of Directors Diversity Policy can be found at investor.cpkcr.com/governance.

18  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

Serving on other Boards

Canadian Pacific Railway Company (CPRC) is our principal operating entity in Canada and it directly or indirectly owns all of the voting shares of our other subsidiaries, including KCS. Our current directors serve as directors of both Canadian Pacific Kansas City Limited and Canadian Pacific Railway Company (CPRC) and the two boards meet concurrently. CPRC is a reporting issuer in Canada because of its outstanding public debt securities. None of the nominated directors serve on more than three other public company boards (see page 79 for more information on serving on other boards).

Each of our nominees currently serve as a director of CPRC. The KCS nominees were appointed to the CPRC board of directors on the Control Date, in connection with the Company’s obligations under the Merger Agreement governing the KCS transaction. For more information relating to the KCS transaction and the Control Date, see “Explanatory notes” on page 3.

Meeting attendance

We expect directors to attend, in person, via telephone or video conference, all board meetings and all of their committee meetings. Meeting materials are provided to directors in advance. If a director cannot attend a meeting, they can provide their comments to the Chair of the Board, committee chair or the Corporate Secretary beforehand and that person will ensure the comments and views are considered at the meeting.

2022 board and committee attendance

Nominee directors who served on the board in 2022 attended 100 percent of the formally scheduled board and committee meetings. The independent directors also met in camera without management present at each board, Audit and Finance Committee and Compensation Committee meeting. Other committees also convened in camera from time to time.

(1)	Ms. Courville is an ex-officio member of all standing Committees and may attend committee meetings at her discretion.
(2)	Mr. Baird was appointed Chair of the Corporate Governance, Nominating and Social Responsibility committee on April 27, 2022.
(3)	Mr. Paull moved from the Risk and Sustainability committee to the Audit and Finance committee on April 27, 2022.
(4)	Ms. Robertson was appointed a member of the Corporate Governance, Nominating and Social Responsibility committee on April 27, 2022.
(5)

Totals in this chart reflect attendance for all formal Board and committee sessions. The Board and committees also met informally from time to time during the year to discuss various matters of importance.

(6)	Meetings of the KCS Acquisition and Integration committee take place concurrently with Board meetings.

2023 MANAGEMENT PROXY CIRCULAR  19

         Director Nominee Profile Highlights

All of our nominated directors are qualified and experienced, possessing a broad range of skills that facilitate strong oversight of CPKC’s management and strategy and have agreed to serve on our Board.

Share Ownership

All directors are CPKC shareholders and must meet our director share ownership requirements within five years of joining the board. Share ownership listed here is as at April 24, 2023 and includes shares directors beneficially own or control, or hold directly or indirectly. Share ownership includes holdings under the Directors’ Deferred Share Unit (DDSU) plan.

Key skills and qualifications

The Board reviewed the Company’s skills matrix to determine nominees for the 2023 annual meeting. Below are the top skills which a majority of nominee directors possess in their portfolios:

•  Governance

•  Risk Management

•  Strategic Oversight

•  Senior Executive Leadership

Meet our new director nominees

Amb. Antonio Garza (Ret.)

Ambassador Garza (Ret.) brings strong political, diplomatic and international business skills to the Board that he has developed through his experience as the United States’ Ambassador to Mexico. In addition, he has extensive experience in public policy development, strategic relationships with government officials and government relations experience including prior experience working with the Mexican government, which will serve the Board well in its governance and strategic oversight of CPKC.

David Garza-Santos

Mr. Garza-Santos is a business and community leader in Monterrey, N.L. Mexico. As Chairman and Chief Executive Officer of MADISA, Mr. Garza-Santos has experience in all phases of leading a company. Mr. Garza-Santos also sits on the board of directors of Promotora Ambiental, S.A.B. de C.V., a publicly-traded waste management services company based out of Monterrey, Mexico. As a recognized leader in Monterrey, Mr. Garza-Santos will provide CPKC with additional insight and leadership on the business and political environment both regionally in Monterrey as well as nationally across Mexico.

Janet H. Kennedy

Ms. Kennedy, as former VP, North America Regions of Google Cloud at Google, focused on helping clients to leverage disruptive thinking and emerging technologies to develop and execute their digital transformation strategies. In her role as CEO of Microsoft Canada, Ms. Kennedy was responsible for both internal and external digital transformations for Microsoft’s customers and partners. Together with Ms. Kennedy’s valuable executive leadership skills and experience in compensation, cybersecurity, business development and strategy, the experience and insights she has gained from these roles provide her with a unique and valuable perspective for CPKC.

Henry J. Maier

Mr. Maier, as the former President and Chief Executive Officer of FedEx Ground, developed a deep and strong skill set relating to strategy development and execution. Mr. Maier held various other senior executive roles in the areas of marketing, communications and strategic planning. Mr. Maier’s executive leadership skills will strengthen the Board’s ability to oversee the execution of CPKC’s strategy, including fostering a culture that demands performance excellence. In addition, Mr. Maier has spent his entire career working in various segments of the transportation industry, giving him tremendous insight into the many areas important at CPKC.

Isabelle Courville Chair
Independent Age: 60 Director since: May 1, 2013 Residence: Mont-Tremblant, Québec, Canada 2022 voting results: 99.74% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing, and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

SNC-Lavalin Group Inc.* (2017 to 2023)

•	Member of the Human Resources Committee and the Governance and Ethics Committee

Veolia Environnement S.A. (2015 to present)

•	Chair Research, Innovation and Sustainable Development Committee
•	Member of Accounts and Audit Committee and the Nominations Committee

* Ms. Courville will not be standing for re-election at SNC-Lavalin’s 2023 Annual Meeting of Shareholders.

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance(1)

Board	11 of 11	100%
Audit and Finance	5 of 5	100%
Governance	6 of 6	100%
Compensation	3 of 3	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	President of Hydro-Québec Distribution and Hydro-Québec TransÉnergie (2007 to 2013)
•	20 years of experience in the Canadian telecommunications industry, including President of Bell Canada’s Enterprise Group (2003 to 2006) and President and Chief Executive Officer of Bell Nordiq Group (2002 to 2003)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Laurentian Bank of Canada (2007 to 2019) (Chair of the Board)
•	Gecina S.A. (2016 to April 2017)
•	TVA Group (2013 to 2016)

OTHER EXPERIENCE

Other Boards - Current

•	Institute for Governance of Private and Public Organizations (IGOPP) (2016 to present) (member of Human Resources Committee)
•	Quebec Institute of Corporate Directors (2013 to present)

Other Boards - Past

•	Institute of Corporate Directors (ICD) (2013 to 2017)

EDUCATION

•	Bachelor’s degree in Engineering Physics, École Polytechnique de Montréal
•	Bachelor’s degree in Civil Law, McGill University
•	Doctorate Honoris Causa, Université de Montréal
•	Fellow of the Institute of Corporate Directors

SHARE OWNERSHIP

Shares: 4,500

DDSUs: 61,266

Meets share ownership requirements

(1)	Ms. Courville is an ex-officio member of all standing committees and may attend committee meetings at her discretion.

20  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

The Hon. John Baird, P.C.
Independent Age: 53 Director since: May 14, 2015 Residence: Toronto, Ontario, Canada 2022 voting results: 94.79% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, environmental policy, health & safety, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Osisko Gold Royalties Ltd. (2020 to present)

•	Chair of Governance and Nomination Committee
•	Member of Environmental and Sustainability Committee

Canfor/Canfor Pulp (CPPI) (2016 to present)

•	Chair of the Board

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Governance (Chair) (1)	6 of 6	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	Senior Advisor at the law firm of Bennett Jones LLP and Eurasia Group (a geopolitical risk consultancy) (2015 to present)
•	Member of the International Advisory Board, Barrick Gold Corporation (2015 to present)

OTHER EXPERIENCE

Other Boards - Current

•	FWD Group Ltd./FWD Ltd. (2015 to present) (member of Risk Committee and Audit Committee / FWD Group Holdings Ltd. (2022 to present) (Chair of Compensation Committee, member of Nominating and Corporate Governance Committee and Risk Committee)
•	PineBridge Investments (2015 to present) (member of Audit Committee)

Other experience

•	Served as Canadian Foreign Minister, Minister of Transport and Infrastructure, Minister of the Environment, and President of the Treasury Board during his three terms as a Member of the Canadian Parliament (2006 to 2015)
•	Appointed to the Privy Council in 2006
•	Former Minister of Community and Social Services and Minister of Energy in Ontario provincial legislature
•	Senior Advisor to Community Living Ontario, an organization that supports individuals with developmental disabilities
•	Advisory Council Member, Prince’s Trust Canada, the charitable office of His Majesty King Charles III

EDUCATION

•	Honours Bachelor of Arts (Political Studies), Queen’s University

SHARE OWNERSHIP

Shares: 0

DDSUs: 39,026

Meets share ownership requirements

Keith E. Creel
Not Independent Age: 54 Director since: May 14, 2015 Residence: Wellington, Florida, U.S.A. 2022 voting results: 98.73% for

DIRECTOR SKILLS AND QUALIFICATIONS

President and Chief Executive Officer of the Company since January 31, 2017. Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

OVERALL 2021 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%

BUSINESS EXPERIENCE

•	President and Chief Executive Officer of CPKC (2017 to present)
•	President and Chief Operating Officer of CPKC (February 2013 to January 2017)
•	Executive Vice-President and Chief Operating Officer of Canadian National Railway Company (CN) (2010 to 2013)
•	Other positions at CN included Executive Vice-President, Operations, Senior Vice-President Eastern Region, Senior Vice-President Western Region, and Vice-President of CN’s Prairie division (2002 to 2010)
•	Superintendent and general manager at Grand Trunk Western Railroad (1999 to 2002)
•	Trainmaster and director of corridor operations at Illinois Central Railway prior to its merger with CN in 1999
•	Began his railroad career in 1992 as an intermodal ramp manager at Burlington Northern Railway in Birmingham, Alabama

INDUSTRY RECOGNITIONS

•	Named “2021 CEO of the Year” and “2021 Strategist of the Year” by The Globe and Mail’s Report on Business Magazine
•	Named “Railroader of the Year” for 2022 & 2021 by Railway Age magazine
•	Named “Railroad Innovator” for 2014 by Progressive Railroading in recognition of his leadership at CPKC

OTHER EXPERIENCE

Other Boards - Current

•	Representative on Association of American Railroads

Other experience

•	Commissioned officer in the U.S. Army and served in the Persian Gulf War in Saudi Arabia

EDUCATION

•	Bachelor of Science in Marketing, Jacksonville State University
•	Advanced Management Program, Harvard Business School

SHARE OWNERSHIP

Shares(2): 95,349

DSUs: 163,980

Options(3): 3,178,779

Meets executive share ownership requirements (see page 36)

(1)	Mr. Baird was appointed as Chair of the Corporate Governance, Nominating and Social Responsibility Committee on April 27, 2022.
(2)	Reflects CPKC shares in Employee Share Purchase Plan, 401(k) and personal accounts.
(3)	Reflects stock options outstanding as of April 24, 2023.

2023 MANAGEMENT PROXY CIRCULAR  21

Gillian (Jill) H. Denham
Independent Age: 62 Director since: September 6, 2016 Residence: Toronto, Ontario, Canada 2022 voting results: 94.66% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, executive compensation/human resources, investment management, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Kinaxis Inc. (2016 to present)

•	Chair of Compensation Committee
•	Member of the Nominating and Governance Committee

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Audit and Finance	5 of 5	100%
Compensation	3 of 3	100%

BUSINESS EXPERIENCE

•	Vice-Chair, Retail Markets for Canadian Imperial Bank of Commerce (CIBC) (2001 to 2005)
•	Previously held senior positions at CIBC Wood Gundy and CIBC, including: Managing Director, Head of Commercial Banking and E-Commerce
•	President of Merchant Banking/Private Equity and Managing Director, Head responsible for CIBC’s European Operations

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	National Bank of Canada (2010 to 2020)
•	IHS Markit Ltd. (2014 to 2016)
•	Penn West Petroleum Ltd. (2012 to 2016)
•	Calloway Real Estate Investment Trust (2011 to 2012)
•	Lifeworks Inc. (2008 to 2022)
•	Canaccord Genuity (2020 to March 2023)

OTHER EXPERIENCE

Other Boards - Past

•	Centre for Addiction and Mental Health (CAMH) (2015 to 2019)
•	Ontario Teachers’ Pension Plan (2007 to 2010)

EDUCATION

•	Honours Business Administration (HBA) degree, Ivey Business School, Western University
•	MBA, Harvard Business School

SHARE OWNERSHIP

Shares: 0

DDSUs: 28,038

Meets share ownership requirements

Amb. Antonio Garza (Ret.)
Independent Age: 63 Director since: N/A(1) Residence: Mexico City, Mexico (US Citizen) 2022 voting results: N/A

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, transportation industry knowledge, governance, government/regulatory affairs and legal and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

MoneyGram International (2012 to present)

•	Member of the Human Resources & Nominating Committee and Chairman of the Compliance and Ethics Committee

The Greenbriar Companies (2021 to present)

•	Member of the Nominating and Corporate Governance Committee

BUSINESS EXPERIENCE

•	Counsel to the law firm of White & Case LLP, Mexico City (2009 to present)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Americas Technology Acquisition Corp (2022)
•	Kansas City Southern(2) (2010 to April 13, 2023)
•	Basic Energy Services (2010 to 2016)

OTHER EXPERIENCE

Other Boards - Current

•	Tricolor Auto (Independent Director)
•	Grupo KUA (Independent Director)
•	Southern Methodist University (Board Trustee member)
•	Americas Council/Council of the Americas Society (Director)
•	Texas Tribune (Director)

Other Boards - Past

•	BBVA Compass and the U.S Companies of BBVA (2009 to 2012)
•	Saavi Energia de Mexico (2018 to 2020)

Other Experience

•	United States Ambassador to Mexico (2002 to 2009)
•	Chairman, Texas Railroad Commission (1998 to 2002)
•	Vice Chairman, Interstate Oil and Gas Compact Commission (1998-2002)
•	Partner, Bracewell Law Firm (2017)
•	Secretary of State, State of Texas (1995 to 1997)
•	Senior Policy Advisor, Governor of the State of Texas (1994 to 1997)
•	Cameron County Judge (1988 to 1994)

EDUCATION

•	JD (Doctor of Jurisprudence), Southern Methodist University School of Law
•	BBA Finance, University of Texas at Austin

RECOGNITIONS

•	Aguila Azteca/Aztec Eagle
•	Distinguished Alumni at both the University of Texas at Austin and the Southern Methodist University, Dallas, TX

SHARE OWNERSHIP

Shares: 12,828

DDSUs: 0

(1)

Served as a director of KCS from 2010, to the Control Date, and as a director of CPRC since the Control Date. For more information on the KCS transaction and the Control Date, see “Explanatory notes” on page 3.

(2)	The common shares of KCS ceased to be publicly traded on December 14, 2021.

22  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

David Garza-Santos
Independent Age: 61 Director since: N/A(1) Residence: San Pedro Garza Garcia, Nuevo León, Mexico 2022 voting results: N/A

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Promotora Ambiental, S.A.B. de C.V. (1991 to present)

Grupo Financiero Banorte (BANORTE) (2016 to present)

BUSINESS EXPERIENCE

•	Chairman and Chief Executive Officer of Maquinaria Diesel S.A. de C.V. (MADISA) (1994 to present)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Kansas City Southern(2) (2016 to April 13, 2023)
•	Fibra Mty. SAPI de C.V.

OTHER EXPERIENCE

Other Boards - Current

•	Desarrollos Delta SA de C.V. (2016 to present)
•	Bocapalma Club De Ski AC (2013 to present)

Other Experience

•	Member of Prosuperacion Familiar Neolonesa AC

EDUCATION

•	Undergraduate Degree, Instituto Technologico y de Estudios Superiores de Monterrey.

SHARE OWNERSHIP

Shares: 10,411

DDSUs: 0

Edward R. Hamberger
Independent Age: 72 Director since: July 15, 2019 Residence: Delray Beach, Florida, U.S.A. 2022 voting results: 98.67% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management and strategic oversight.

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Audit and Finance	5 of 5	100%
Risk and Sustainability	3 of 3	100%

BUSINESS EXPERIENCE

•	President and Chief Executive Officer, Association of American Railroads (1998 to 2019)

OTHER EXPERIENCE

Other Boards - Current

•	Transportation Institute, University of Denver (2002 to present)

Other Boards - Past

•	Business Advisory Committee, Kellogg School of Management, Northwestern University (2000 to 2019)
•	TTCI (Chair of the Board) (1998 to 2019)
•	Railinc Corporation (1998 to 2019)
•	Mineta Transportation Institute, San Jose State University (2005 to 2019)
•	Baker Donelson, Management Committee (1989 to 1998)
•	Asociación Mexicana de Ferrocarriles (2005 to 2008)

Other Experience

•	Served as Assistant Secretary for governmental affairs at the U.S. Department of Transportation (1987 to 1989)

EDUCATION

•	Juris Doctor, Georgetown University
•	Master of Science, Foreign Service, Georgetown University
•	Bachelor of Science, Foreign Service, Georgetown University

SHARE OWNERSHIP

Shares: 0

DDSUs: 13,459

Is expected to meet share ownership requirements in 2024

(1)

Served as a director of KCS from 2016 to the Control Date, and as a director of CPRC since the Control Date. For more information on the KCS transaction and the Control Date, see Explanatory note on page 3.

(2)	The common shares of KCS ceased to be publicly traded on December 14, 2021.

2023 MANAGEMENT PROXY CIRCULAR  23

Janet H. Kennedy
Independent Age: 62 Director since: N/A(1) Residence: Naples, Florida, U.S.A. 2022 voting results: N/A

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, executive compensation/human resources, transportation industry knowledge, investment management, governance, risk management, sales & marketing and strategic oversight.

BUSINESS EXPERIENCE

•	Vice President, North America Regions of Google Cloud at Google (2019 to April 2023)
•	Partner/Principal, Americas Advisory Digital Transformation Leader of Ernst & Young (2018 to 2019)
•	Vice President of US Digital Transformation for Microsoft Corp. (2018 to 2019)
•	President of Microsoft Canada (2013 to 2017)
•	Vice President, U.S. Enterprise of Microsoft Corp. (2009 to 2013)
•	Vice President, Central Region EPG for Microsoft Corp. (2002 to 2013)
•	Business Unit Executive for IBM (1990 to 2002)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Kansas City Southern(3) (2017 to 2018 and from 2019 to April 13, 2023)

OTHER EXPERIENCE

Other Boards - Past

•	Information Technology Association of Canada (2013 to 2017)
•	Business Council of Canada (2014 to 2017)

EDUCATION

•	BSIM, Industrial Mgmt/Industrial Engineering, Purdue University, Daniels School of Business
•	MBA, Queens University of Charlotte
•	Directors Consortium 2018, Stanford Graduate School of Business Executive Education
•	Diligent Board Certification for Cyber Security & Risk

SHARE OWNERSHIP

Shares: 7,944

DDSUs: 0

Henry Maier
Independent Age: 69 Director since: N/A(2) Residence: Gallatin, Tennessee, U.S.A. 2022 voting results: N/A

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, executive compensation/human resources, transportation industry knowledge, governance, risk management, sales & marketing and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

CalAmp Corp. (2021 to present)

•	Chair of the Board
•	Member of the Governance and Nominating Committee and the Human Capital Committee

CarParts.com (2021 to present)

•	Member of the Nominating and Corporate Governance Committee

CH Robinson Worldwide Inc. (2022 to present)

•	Member of the Governance Committee and the Capital Allocation and Planning Committee

BUSINESS EXPERIENCE

•	President and Chief Executive Officer of FedEx Ground (2013 to 2021)
•	Executive Vice President, Strategic Planning, Communications, and Contractor Relations for FedEx Corp. (2009 to 2013)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Kansas City Southern(3) (2017 to April 13, 2023)

OTHER EXPERIENCE

Other Boards - Past

•	United Way of Southwestern Pennsylvania

EDUCATION

•	Bachelor of Arts in Economics, University of Michigan

SHARE OWNERSHIP

Shares: 26,206

DDSUs: 0

(1)

Served as a director of KCS from 2017 to 2018 and then from 2019 to the Control Date, and as a director of CPRC since the Control Date. For more information on the KCS transaction and the Control Date, see “Explanatory notes” on page 3.

(2)

Served as a director of KCS from 2017, to the Control Date, and as a director of CPRC since the Control Date. For more information on the KCS transaction and the Control Date, see “Explanatory notes” on page 3.

(3)	The common shares of KCS ceased to be publicly traded on December 14, 2021.

24  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

Matthew H. Paull
Independent Age: 71 Director since: January 26, 2016 Residence: Wilmette, Illinois, U.S.A. 2022 voting results: 97.57% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, executive compensation/human resources, investment management, governance, government/regulatory affairs and legal, risk management and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Air Products & Chemicals Corporation (2013 to Present)

•	Chair of Audit and Finance Committee
•	Member of Corporate Governance and Nominating Committee and Executive Committee

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Compensation (Chair)	3 of 3	100%
Risk and Sustainability (1)	2 of 2	100%
Audit and Finance (1)	2 of 2	100%

BUSINESS EXPERIENCE

•	Senior Executive Vice-President and Chief Financial Officer of McDonald’s Corporation (2001 until his retirement in 2008)
•	Before joining McDonald’s in 1993, was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career and consulted with many leading multinational corporations

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Chipotle Mexican Grill Inc. (2016 to 2020) (member of Compensation Committee)
•	Best Buy Co. (2003 to 2013) (Lead independent director and chair of Finance Committee)
•	WMS Industries Inc. (2012 to 2013)
•	KapStone Paper and Packaging Corporation (2010 to 2018)

OTHER EXPERIENCE

Other Boards - Past

•	Pershing Square Capital Management, L.P. (2008 to 2023) (member of Advisory Board)

EDUCATION

•	Master’s degree in Accounting, University of Illinois
•	Bachelor’s degree, University of Illinois

SHARE OWNERSHIP

Shares: 15,190

DDSUs: 42,464

Meets share ownership requirements

Jane L. Peverett
Independent Age: 64 Director since: December 13, 2016 Residence: West Vancouver, British Columbia, Canada 2022 voting results: 98.25% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, accounting & financial expertise, environment, health & safety, executive compensation/human resources, governance, government/regulatory affairs and legal, risk management and strategic oversight.

CURRENT PUBLIC COMPANY BOARD EXPERIENCE

Northwest Natural Gas Company (2007 to present)

•	Chair of Audit Committee
•	Member of Governance, Organization and Executive Compensation Committee

Capital Power Corporation (2019 to present)

•	Member of People, Culture and Governance Committee and the Health, Safety and Environment Committee

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Audit and Finance (Chair)	5 of 5	100%
Governance	6 of 6	100%

BUSINESS EXPERIENCE

•	President & Chief Executive Officer of BC Transmission Corporation (electrical transmission) (2005 to 2009)
•	Vice-President, Corporate Services and Chief Financial Officer of BC Transmission Corporation (2003 to 2005)
•	President of Union Gas Limited (a natural gas storage, transmission and distribution company) (2002 to 2003)
•	Other positions at Union Gas Limited: President & Chief Executive Officer (2001 to 2002); Senior Vice-President Sales & Marketing (2000 to 2001) and Chief Financial Officer (1999 to 2000)

PAST PUBLIC COMPANY BOARD EXPERIENCE

•	Encana Corp. (2003 to 2017)
•	Postmedia Network Canada Corp. (2013 to 2016)
•	Hydro One Limited (2015 to 2018)
•	CIBC (2009 to April 2023)

OTHER EXPERIENCE

Other Boards - Current

•	CSA Group (2019 to present) (Chair of the Board)
•	British Columbia Institute of Corporate Directors Advisory Board

EDUCATION

•	Bachelor of Commerce degree, McMaster University
•	Master of Business Administration degree, Queen’s University
•	Certified Management Accountant
•	A Fellow of the Society of Management Accountants
•	Holds the ICD.D designation from the Institute of Corporate Directors

SHARE OWNERSHIP

Shares: 0

DDSUs: 28,703

Meets share ownership requirements

(1)	Mr. Paull moved from the Risk and Sustainability committee to the Audit and Finance committee on April 27, 2022.

2023 MANAGEMENT PROXY CIRCULAR  25

Andrea Robertson
Independent Age: 59 Director since: July 15, 2019 Residence: Calgary, Alberta, Canada 2022 voting results: 99.30% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, and strategic oversight.

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Governance(1)	2 of 2	100%
Compensation	3 of 3	100%

BUSINESS EXPERIENCE

•	President & Chief Executive Officer, Shock Trauma Air Rescue Service (STARS) (2012 to present)
•	President & Chief Operating Officer, STARS (2011 to 2012)
•	Chief Nursing and Health Professions Officer, Alberta Health Services (2009 to 2011)
•	Vice President, Foothills Medical Centre (2008 to 2009)
•	Vice President, Alberta Children’s Hospital (2008 to 2009)
•	Vice President, South Health Campus (2005 to 2007)

OTHER EXPERIENCE

Other Boards - Current

•	The Calgary Airport Authority (2017 to present)

Other Boards - Past

•	Bow Valley College (2015 to 2018)
•	United Way (2007 to 2013)
•	University of Alberta, Faculty of Medicine & Dentistry (2021 to 2023)

EDUCATION

•	Executive Leadership, Harvard University
•	ICD.D Rotman School of Business
•	Masters in Health-Care Administration, Central Michigan University
•	Baccalaureate of Nursing, University of Calgary
•	Executive Fellowship, Wharton University

SHARE OWNERSHIP

Shares: 0

DDSUs: 13,364

Is expected to meet share ownership requirements in 2024

Gordon T. Trafton
Independent Age: 69 Director since: January 1, 2017 Residence: Naperville, Illinois, U.S.A. 2022 voting results: 99.27% for

DIRECTOR SKILLS AND QUALIFICATIONS

Brings experience in the following areas: senior executive leadership, accounting & financial literacy, environment, health & safety, executive compensation/human resources, transportation industry knowledge, governance, government/regulatory affairs and legal, risk management, sales & marketing and strategic oversight.

OVERALL 2022 ATTENDANCE		100%

Meeting Attendance

Board	11 of 11	100%
Governance	6 of 6	100%
Risk and Sustainability (Chair)	3 of 3	100%

BUSINESS EXPERIENCE

•	Consultant, Brigadier Consulting (2014 to 2015)
•	Consultant, CPKC (f/k/a Canadian Pacific Railway Limited) (2013)
•	Special Advisor to the Canadian National Railway (CN) leadership team (2009 to his retirement in 2010)
•	Senior Vice-President Strategic Acquisitions and Integration, CN (2009 to 2010)
•	Senior Vice-President, Southern Region, CN (2003 to 2009)
•	Vice-President, Operations Integration, CN (2001 to 2003)
•	Vice-President, Transportation and IT Services, Illinois Central Railroad (1999 to 2001)
•	Held a number of leadership positions with Illinois Central Railroad and Burlington Northern Railroad

OTHER EXPERIENCE

Other Boards - Current

•	Leeds School of Business Advisory Board, University of Colorado Boulder (2012 to present)
•	Sacred Cow Consulting, Inc., Advisory Board (2020 to present)
•	Pacific National (2023 to present)

EDUCATION

•	Bachelor of Science, Transportation Management from the Leeds School of Business, University of Colorado Boulder

SHARE OWNERSHIP

Shares: 0

DDSUs: 28,410

Meets share ownership requirements

(1)	Ms. Robertson was appointed a member of the Corporate Governance, Nominating and Social Responsibility Committee on April 27, 2022.

26  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

Other than as disclosed below, none of the nominated directors is, or has been in the last 10 years:

(a) a director, chief executive officer or chief financial officer of a company that:

• was subject to a cease trade or similar order or an order that denied the issuer access to any exemptions under securities legislation for over 30 consecutive days, that was issued while the proposed director was acting in that capacity, or

• was subject to a cease trade or similar order or an order that denied the issuer access to an exemption under securities legislation for over 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in that capacity

(b) a director or executive officer of a company that, while that proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets,

(c) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets, or

(d) subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities commission.

Ms. Denham served as a director of Penn West Petroleum Ltd. (now Obsidian Energy Ltd.) from June 2012 to June 2016, which was subject to cease trade orders on its securities following the July 2014 announcement of the review of its accounting practices and restatement of certain of its financial statements. Those cease trade orders ended on September 23, 2014.

Ms. Peverett was a director of Postmedia Network Canada Corp. (Postmedia) from April 2013 to January 2016. On October 5, 2016, Postmedia completed a recapitalization transaction under a court-approved plan of arrangement under the CBCA. Approximately US$268.6 million of debt was exchanged for shares that represented approximately 98 percent of the outstanding shares of Postmedia at that time. Postmedia repaid, extended and amended the terms of its outstanding debt obligations.

2022 Director Compensation

The Governance Committee reviews director compensation every two to three years based on the directors’ responsibilities, time commitment and the compensation provided by comparable companies. Each director is paid an annual retainer of US$280,000. Committee chairs receive an additional US$30,000 per year and the Board Chair receives an additional annual retainer of US$195,000(1).

Effective January 2022, the Governance Committee reviewed director compensation levels, including compensation levels for directors at other similarly situated peers. Based on the recommendations from the Board’s compensation consultant, the Governance Committee recommended that the Board increase the annual director retainer from US$200,000 to US$280,000. The annual committee chair retainers for the Compensation Committee and the Audit and Finance Committee were increased from US$30,000 to US$40,000. No changes were made to the additional annual Board Chair retainer or the retainers for other committee chairs.

We paid directors a total of approximately $3,616,773 in 2022 as detailed in the table below. Directors receive a flat fee retainer to cover their ongoing oversight and responsibilities throughout the year and their attendance at Board and committee meetings.

Directors receive 100 percent of their annual retainer in director deferred share units (DDSUs) until they have met their share ownership requirements. After that, directors are required to receive at least 50 percent of their compensation in DDSUs. The total represents the approximate dollar value of DDSUs credited to each director’s DDSU account in 2022, based on the closing fair market value of our shares on the grant date plus the cash portion paid if a director elected to receive a portion of compensation in cash.

Mr. Creel does not receive director compensation because he is compensated in his role as President and CEO (see pages 52 and 58 for details).

(1)	Board Chair compensation for 2022 is an aggregate total of the Director retainer fee of US$280,000 plus the Chair of the Board retainer fee of US$195,000 totaling US$475,000.

2023 MANAGEMENT PROXY CIRCULAR  27

All figures in the chart below are in Canadian dollars.

Name	Fees earned(2) (cash) ($)	Share-based awards(1),(2) (DDSUs) ($)	All other compensation(2),(3) ($)	Total ($)	% of Total Compensation Taken in DDSUs
John Baird		395,741	1,000	396,741	100
Isabelle Courville	312,508	312,508	1,000	626,016	50
Jill Denham	110,529	257,902	1,000	369,431	70
Edward Hamberger		364,364	1,301	365,665	100
Rebecca MacDonald(4)		126,585		126,585	100
Edward Monser(4)		118,418		118,418	100
Matthew Paull		416,416	1,301	417,717	100
Jane Peverett	210,532	210,532	1,000	422,064	50
Andrea Robertson		368,431	1,000	369,431	100
Gordon Trafton	201,702	201,702	1,301	404,705	50

(1)

The value of the share-based awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) using the grant date fair value, which is prescribed by the DDSU Plan.

(2)

All directors fees are initally determined in U.S. dollars. The value of director share-based awards, and cash and other payments, as applicable, is paid in their local currency. Messrs. Hamberger, Monser, Paull and Trafton were paid in U.S. dollars and their amounts have been converted to Canadian dollars using the 2022 average exchange rate of $1.3013. The Canadian directors were paid based on the exchange rate at the date of payment or grant date, as the case may be.

(3)

Each director was provided with a $1,000 donation, in local currency, to the charity of their choice in December 2022 in gratitude for their year of service. This amount appears under All other compensation.

(4)	Ms. MacDonald and Mr. Monser retired from the board on April 27, 2022.

You can read more about our director compensation program beginning on page 82.

Incentive plan awards

Outstanding share-based awards and option-based awards

The table below shows all vested and unvested equity incentive awards held by directors, that are outstanding as of December 31, 2022.

On July 21, 2003, the Board suspended any additional grants of options under the director stock option plan. There are no outstanding options under that plan.

Non-employee directors are not granted stock options under the Stock Option Plan.

	Share-based awards
Name	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)(1)
John Baird	-	-	3,824,188
Isabelle Courville	-	-	6,084,862
Jill Denham	-	-	2,756,137
Edward Hamberger	-	-	1,255,737
Rebecca MacDonald(2)	-	-	-
Edward Monser(3)	-	-	604,229
Matthew Paull	-	-	4,168,885
Jane Peverett	-	-	2,834,777
Andrea Robertson	-	-	1,252,689
Gordon Trafton	-	-	2,808,689

(1)

Calculated based on the closing price of our shares on December 31, 2022 on the TSX ($100.95), in the case of directors resident in Canada, and on the NYSE (US$74.59) which was converted to Canadian dollars using the year-end exchange rate of $1.3544, in the case of the directors resident in the U.S.

(2)	Ms. MacDonald retired from the Board on April 27, 2022. There are no outstanding DSU payouts as at December 31, 2022.
(3)	Mr. Monser retired from the Board on April 27, 2022. His final DSUs are payable after April 27, 2023 (the 12 month anniversary of retirement from the Board).

28  CPKC

PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

2022 Board and Committee reports

overview

In 2022, the Board had four standing committees to assist it in fulfilling its duties and responsibilities:

•  Audit and Finance Committee

•  Corporate Governance, Nominating and Social Responsibility Committee (Governance Committee)

•  Management Resources and Compensation Committee (Compensation Committee)

•  Risk and Sustainability Committee

The Board also had a separate committee dealing with the Kansas City Southern transaction (KCS Integration Committee). For 2023, the KCS integration committee has been renamed the Integration Committee and is now a standing committee of the Board.

Each committee has terms of reference approved by the Board that sets out the committee’s responsibilities. Each committee has fulfilled all of its responsibilities in 2022. All committee memberships are as of December 31, 2022 unless otherwise noted.

Independence

Each committee is made up solely of independent directors, according to the independence criteria of the NYSE corporate governance rules and applicable Canadian securities laws.

Meeting in camera

Each committee has the opportunity to meet in camera, without management present. In camera sessions are required at the end of each meeting of the Audit and Finance Committee, the Compensation Committee and the Board.

You can read about each director in the profiles beginning on page 20. Copies of the terms of reference for the Board and committees are available on our website (investor.cpkcr.com/governance).

Integration Committee

Responsible for overseeing the integration of KCS following the Company’s acquisition of control of KCS. The Integration Committee also provides advice to management regarding the integration of KCS and evaluates, approves and monitors the integration plan. The members as of December 31, 2022 were as follows:

MEMBERS

Edward Hamberger (Chair - as of January 31, 2023)

Isabelle Courville (ex-officio)

Andrea Robertson

Gordon Trafton

2022 HIGHLIGHTS

Meetings of the Integration committee were conducted during the Board meetings.

Strategic Risk

•  Reviewed steps required for post control plans, and monitored the integration plan

Safety and environmental processes and systems

•  Received updates on safety and environmental matters

Culture

•  Reviewed the development of an integrated future CPKC culture

•  On January 31, 2023, Gordon Trafton stepped down as Chair of the Committee and Ed Hamberger became the Committee Chair. The Committee changed its name from KCS Integration Committee to the Integration Committee.

Corporate Governance, Nominating and Social Responsibility Committee

Responsible for monitoring and assessing the functioning of the Board and committees and for developing and implementing good corporate governance practices, identifying qualified director candidates and recommending director nominees for election to the Board. Also has oversight responsibility in respect of major issues of public policy relevant to our business and reviews and assesses initiatives of the Corporation related to social responsibility and diversity and inclusion.

MEMBERS

John Baird (Chair)

Isabelle Courville (ex-officio)

Jane Peverett

Andrea Robertson

Gordon Trafton

2022 HIGHLIGHTS

Six formal meetings in 2022 in addition to a number of informal meetings to discuss the matters before the committee.

Corporate governance

•	Reviewed and updated our corporate governance principles and guidelines
•	Reviewed and confirmed the terms of reference for the Board and committees
•	Reviewed and confirmed the position descriptions for the Board Chair, CEO and committee chairs
•	Reviewed Board age and term limits
•	Reviewed Globe and Mail Board Games survey ranking
•	Received and approved management proxy circular and related disclosures
•	Reviewed progress to promote diversity and inclusion

Board performance

•	Set Board goals for 2022 relating to strategic planning, Board succession, shareholder engagement, director education and mentorship
•	Engaged in a peer review process as part of the director evaluation process

Board composition for 2022

•	Reviewed the director skills matrix to ensure that the current directors have the skills and experience to meet the Board’s needs
•	Reviewed the director skills and attributes for KCS nominee candidates and considered those skills and attributes for the CPKC board
•	Met with KCS director nominees both online and in person to determine those directors who could complement CPKC’s board

Director development

•	Continuing education provided through board and committee meetings as well as participation in industry conferences.

2023 MANAGEMENT PROXY CIRCULAR  29

Audit and Finance Committee

Responsible for fulfilling all public company audit committee legal obligations and assists the Board in fulfilling its oversight responsibilities in relation to the disclosure of financial statements and information derived from them, including the review and integrity of the financial statements, the integrity and quality of our financial reporting and internal controls, our compliance with applicable legal and regulatory requirements, the qualifications, independence, engagement, compensation and performance of the external auditor, and the performance of our internal audit function. The Audit and Finance Committee is also responsible for assisting the Board with oversight of additional matters including financing plans and programs, financial risks and contingent exposures, and the pension plans sponsored by the Company. The Audit and Finance Committee has in camera meetings with the external auditor, internal audit and the Chief Financial officer at each meeting. In addition, the Audit and Finance Committee holds in camera sessions at each meeting.

The Audit and Finance Committee has been established in accordance with the Exchange Act, NYSE standards and National Instrument 52-110 Audit Committees.

MEMBERS

Jane Peverett (Chair)

Isabelle Courville (ex-officio)

Jill Denham

Edward Hamberger

Matthew Paull

All members of the Audit and Finance Committee are “financially literate” as required by the NYSE and applicable Canadian securities laws. Of the current Audit and Finance Committee members, Ms. Peverett, Ms. Courville and Mr. Paull have been determined to be “audit committee financial experts” as defined by the SEC.

2022 HIGHLIGHTS

Five formal meetings in 2022 in addition to a number of informal meetings to discuss the matters before the Committee.

External auditor

•	Oversaw the pre-approval of audit and non-audit services provided by the external auditor, including a discussion on which non-audit services the external auditor is prohibited from providing
•	Reviewed the performance of the external auditor and recommended to the Board the re-appointment of the company’s external auditor for fiscal year 2023
•	Reviewed the non-audit review reports of the auditor of our interim financial statements each quarter
•	Received assurance from the external auditor that the annual audit was performed in a manner consistent with accepted standards
•	Met with the external auditor to discuss independence and other required matters under the Public Company Accounting Oversight Board (PCAOB) standards governing communications with audit committees
•	Received the external auditor’s written disclosure required by the PCAOB about its communication regarding independence
•	Reviewed the formal statement from the external auditor confirming its independence and the policies regarding hiring of the external auditor’s employees or former employees
•	Reviewed the external auditor’s annual audit plan
•	Approved the external auditor’s annual compensation
•	Reviewed accounting and disclosures impacts specific to the KCS acquisition.

Risk oversight

•	Reviewed and monitored our material financial disclosure
•	Confirmed our audit committee financial experts
•	Received report from the Chief Legal Officer to review all legal and regulatory matters and claims that could have a material impact on our financial position

Financial disclosure review and internal controls

•	Met with management, internal auditor and the external auditor to review the adequacy and effectiveness of the financial reporting process, the internal control procedures and the disclosure controls
•	Reviewed our procedures for receiving and addressing complaints on accounting, internal accounting controls or auditing matters
•	Reviewed and recommended for Board approval the interim financial reports on Form 10-Q and quarterly earnings releases
•	Reviewed management methodologies for critical accounting estimates
•	Reviewed management progress on adoption of future accounting standards
•	Met with management and external auditor to review our annual audited consolidated financial statements and then recommended them to the Board for approval and to be included in our annual report on Form 10-K

Internal audit

•	Reviewed and approved the internal auditor’s annual audit plan
•	Reviewed reports and recommendations on internal audit issues, and monitored how management responded to any issues identified by the internal auditor
•	Received updates from the internal auditor quarterly
•	Reviewed process for receiving, retaining and resolving complaints received on the Company’s alert line
•	Reviewed the effectiveness of select cybersecurity controls
•	Directly oversaw the internal audit function, its performance, activities, organizational structure, leadership and the skills and experience of the group

Pension plans

•	Reviewed 2021 pension plan financial statements and external auditor’s reports
•	Approved appointment of auditor for the Canadian defined benefit, defined contribution and secondary pension plans
•	Reviewed pension plan performance for the Canadian defined benefit and the U.S. defined benefit pension plans
•	Reviewed and approved pension plan amendments

2022 Audit Committee Financial Experts

All members of the Audit and Finance Committee are “financially literate” as required by the NYSE and applicable Canadian securities laws. As of December 31, 2022, the following Audit and Finance Committee members have been determined to be “audit committee financial experts” as defined by the SEC:

•   Isabelle Courville

•   Matthew Paull

•   Jane Peverett

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PROXY CIRCULAR ABOUT THE NOMINATED DIRECTORS

Management Resources and Compensation Committee

Responsible for fulfilling public company compensation committee legal obligations and assisting the Board with the appointment and compensation of executive officers, overseeing our compensation philosophy and programs including incentive and retirement plans, establishing performance objectives and evaluating performance of certain senior officers and the succession plans for senior officers.

MEMBERS

Matthew Paull (Chair)

Isabelle Courville (ex-officio)

Jill Denham

Andrea Robertson

2022 HIGHLIGHTS

Three formal meetings in 2022 in addition to a number of informal meetings to discuss the matters before the Committee.

CEO performance and compensation

•	Reviewed the assessment process and established performance objectives for the year
•	Evaluated the CEO’s performance and recommended his compensation to the Board

Executive compensation

•	In early 2022, reviewed the compensation programs and recommended the Board approve:
•	the 2021 short-term incentive plan payout
•	the 2019 performance share unit (PSU) payout which vested on December 31, 2021
•	the 2019 special retention grant
•	the 2022 short-term incentive plan metrics
•	the 2022 long-term incentive plan grants
•	Assessed CEO and other management retention risks
•	Reviewed CEO and NEO 2022 performance objectives and goals
•	Reviewed the CEO’s assessment of the NEOs and other direct reports of the CEO and recommended their 2022 compensation to the Board
•	Reviewed executive share ownership guidelines and monitored compliance

Succession planning

•	Reviewed the succession plans for the CEO and other management roles, including the process for identifying, developing and retaining executive talent

Risk oversight

•	Continued oversight of comprehensive compensation risk with the review of the executive compensation program, incentive plan design and policies to reward performance and align management interests with shareholders’ interests

You can read about compensation governance on page 37 and executive compensation generally beginning on page 32.

Risk and Sustainability Committee

Responsible for assisting the Board in its oversight responsibilities with respect to our strategic and integrated risk practices, the robustness of our safety and environmental processes and systems and the long-term sustainability model for the conduct of our business.

MEMBERS

Gordon Trafton (Chair)

John Baird

Isabelle Courville (ex-officio)

Edward Hamberger

2022 HIGHLIGHTS

Three formal meetings in 2022 and a number of informal meetings to discuss the matters before the Committee.

Oversight of risk and safety

•	Reviewed management’s approach on safety matters, including safety management systems, disability management, technical training and operating practices and rules
•	Reviewed management’s risk structure and its ability to manage and respond to risk
•	Reviewed risk mitigation matters including risk management, casualty management, security and damage prevention
•	Reviewed the Company’s insurance strategy to mitigate and transfer risks
•	Reviewed emergency response processes
•	Reviewed rail technology and innovations and their role in managing risk and enhancing safety
•	Received updates from management on transportation of hazardous materials
•	Reviewed summary of Safety Management Systems (SMS)/Risk Reduction Program in Canada and the U.S.

Oversight of sustainability

•	Committee Chair engaged top shareholders in discussions, including on Environmental, Social and Governance matters
•	Supported management’s recommendation for CP to participate in the United Nations Global Compact
•	Reviewed progress on implementation of the CP Climate Strategy, including management’s evaluation of additional decarbonization opportunities
•	Received updates from management on the Hydrogen Locomotive Program
•	Received updates from management on sustainability governance initiatives, including establishment of the Company’s Carbon Reduction Task Force
•	Provided oversight with respect to ESG disclosures and engagement with third-party ESG information providers and ratings organizations
•	Received regular sustainability updates from management

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PART III - EXECUTIVE COMPENSATION

MESSAGE FROM THE CHAIR OF THE MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

Fellow Shareholders,

As in prior years, I have participated with Isabelle Courville, Board Chair, in engagement meetings with our institutional shareholders with respect to the Company’s compensation programs. We heard that our shareholders are excited for us to build CPKC’s legacy and have our industry-leading management team at the helm of the combined entity. They also understand the need for us to adapt our compensation programs to align executives and employees to CPKC business objectives.

2022 Compensation highlights

The 2020 performance share unit (PSU) plan overall payout of 180 percent is a testament to the long-term value we have consistently delivered for our shareholders with above target performance on adjusted return on invested capital (ROIC) and total shareholder returns relative to the TSX 60 index and Class 1 railroads over the past three years. Consistent with our pay for performance philosophy, the corporate factor for our 2022 short-term incentive plan (STIP) reflects the Company’s financial performance falling short of our target objectives, which resulted in a payout of 29 percent (see page 45).

2023 CPKC Incentive compensation

To continue to align pay for performance, the Board has approved two modest changes to the performance measures for our 2023 STIP and 2023 PSU designs during a transformative time for the Company. For the 2023 performance year, CPKC will continue to focus on financial and safety measures for STIP and temporarily remove the trip plan measure as we integrate the KCS network into the combined entity. For the 2023 PSU plan design, management has demonstrated strong oversight of the Company’s capital structure in 2022 making it possible to remove the adjusted net debt to adjusted EBITDA modifier(1). Lastly, we have increased the total weighting of relative TSR from 30 percent to 40 percent to place greater emphasis on shareholder value return as we contemplate integration with KCS. The financial measure will correspondingly decrease by 10 percent from 70 percent to 60 percent. Additionally, we have challenged the newly combined company with an exceptional target for all long-term performance measures to payout up to 250 percent (see page 48). Our shareholders have told us they like ROIC as a long-term performance measure. We are committed to return to ROIC as a PSU measure once significant progress has been made on the CPKC integration.

Annual “say on pay” vote

On behalf of the Management Resources and Compensation Committee, I encourage you to take time to read the compensation discussion and analysis, which starts on page 33, and invite you to vote on our approach to executive compensation at this year’s annual meeting.

If you have any questions about our compensation programs, please contact me through the office of the Corporate Secretary at CPKC, or by sending an email to ocs@cpkcr.com. Your comments and feedback are welcome at any time.

Sincerely,

Matthew H. Paull

Chair, Management Resources and Compensation Committee

(1)

Adjusted net debt to adjusted EBITDA ratio is a non-GAAP measure. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy circular.

Our executive compensation program is designed to pay for performance, to align management interests with our business strategy and the interests of our shareholders, and to engage and retain our executives. This section of our proxy circular provides shareholders with descriptions of our compensation programs and 2022 compensation decisions for our Named Executive Officers (NEOs), listed below.

2022 NAMED EXECUTIVE OFFICERS
Keith E. Creel President and Chief Executive Officer
Nadeem S. Velani Executive Vice-President and Chief Financial Officer
John K. Brooks Executive Vice-President and Chief Marketing Officer
Mark A. Redd(1) Executive Vice-President Operations
Jeffrey J. Ellis(2) Chief Legal Officer and Corporate Secretary

(1)	Until April 13, 2023, Mr. Redd held the role of Executive Vice-President Operations. He was appointed Executive Vice-President and Chief Operating Officer of CPKC effective April 14, 2023.
(2)

Until April 13, 2023, Mr. Ellis held the role of Chief Legal Officer and Corporate Secretary. He was appointed Executive Vice-President Chief Legal Officer and Corporate Secretary of CPKC effective April 14, 2023.

Where to find it

Compensation Discussion & Analysis	33
Our Approach to Executive Compensation	34
Compensation Governance	37
Compensation Program	42
2022 Executive Compensation	43
Named Executive Officer Profiles	52
Share Performance	57

Executive Compensation Details	58
Summary Compensation Table	58
Incentive Plan Awards	61
Retirement Plans	65
Termination and Change in Control	68
CEO Pay Ratio	70

2023 MANAGEMENT PROXY CIRCULAR  33

Our approach to executive compensation

Our executive compensation program supports our operations-focused culture, is linked to the critical metrics that drive the achievement of our strategic plan without taking on undue risk, and is designed to create long-term sustainable value for our shareholders. The key elements of our approach to executive compensation include:

•	competitive market pay practices to attract and retain talent
•	a compensation mix that is incentive-driven with a large portion of total direct compensation that is variable or “at-risk” to support our pay for performance culture
•	compensation components paying out over multiple performance periods to link to our short- and long-term business strategy
•	aligning management’s interests with those of our shareholders through equity-based compensation and share ownership requirements

We have five key foundations designed to focus us on our goal of being the best railroad company in North America:

Compensation mix

Attracting and retaining high performing executives is key to our long-term sustainable growth and success. Built into our compensation pay mix is a significant emphasis on incentive-driven pay where the proportion of at-risk pay increases by level. Executives earn more if we perform well, and less when performance is not as strong. A significant component of executive at-risk pay is equity-based compensation, which links directly to the value of our shares, ensuring alignment with the interest of our shareholders. We also require our executives to own CPKC equity and our share ownership guidelines increase by executive level (see page 36).

2022 total target direct compensation mix

for our NEOs is

shown in the graph.

For 2022, 90 percent of

our CEO’s total target

direct compensation

and an average of

79 percent for our

other NEOs was at risk.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Benchmarking

Our comparator group in 2022 remains unchanged from 2021 and consists of companies we compete with for talent. The group includes our Class 1 railroad peers as well as 11 capital-intensive Canadian companies. For certain positions within the organization, we apply a heavier weighting to Class 1 railroad peers; however, we consistently review alignment and compensation practices against our comparator group.

Our 2022 compensation comparator group was as follows:

Class 1 railroads	Capital Intensive Companies in Canada

BNSF Railway Company	Barrick Gold Corporation	Kinross Gold Corporation

Canadian National Railway Company	BCE Inc.	Rogers Communications Inc.

CSX Corporation	Cenovus Energy Inc.	Suncor Energy Inc.

Kansas City Southern	Enbridge Inc.	TC Energy Corporation

Norfolk Southern Corporation	Fortis Inc.	TELUS Corporation

Union Pacific Corporation	Imperial Oil Limited

Compensation pays out over time

2023 MANAGEMENT PROXY CIRCULAR  35

Executives are CPKC shareholders

We require executives and senior management employees to own equity in the Company so they have a stake in our future success. Share ownership requirements are set as a multiple of base salary and increase by level. The ownership requirement must be achieved within five years of the employee being appointed to their position and can be met by holding shares or deferred share units (DSUs). Notional shares in the form of performance share units (PSUs), restricted share units (RSUs), and stock options do not count towards ownership requirements. Once executives have met their initial shareholding requirements, they are required to maintain compliance, which is reported annually to the Compensation Committee. The CEO must maintain the ownership level of six times his base salary for one year after the cessation of employment.

Executives have the opportunity to participate in the Senior Executive’s DSU Plan (see page 66 for further plan details). DSUs must be held for a minimum of six months after the executive leaves the Company. The units are redeemed for cash, with (i) Canadian-resident executives being entitled to elect a date of payment between the date that is six months following their departure from the Company and December 15th of the following calendar year, in compliance with Canadian tax rules; and (ii) U.S. resident executives being paid six months after their departure from the Company, in compliance with U.S. tax regulations.

The table below shows the ownership requirement by executive level, applicable to 103 executives and senior management employees in 2022. In support of our commitment to align executive compensation with shareholder interests and market competitive practices, the Board approved a change in share ownership requirement for the Executive Vice-President level from three times to four times annual base salary in 2021.

Executive Level	Ownership requirement (as a multiple of base salary)

Our NEOs are compliant with ownership guidelines:

•  Mr. Creel, Mr. Velani, Mr. Redd and Mr. Ellis have achieved their ownership requirements.

•  Mr. Brooks is expected to meet his ownership requirement within the specified period.

CEO	6x
Executive Vice-President	4x
Senior Vice-President	2x
Vice-President	1.5 to 2x
Senior management	1x

Equity ownership (as at December 31, 2022)

Executive	Requirement (as a multiple of salary)	Minimum ownership value ($) (1)	Shares ($)	Deferred share units ($)(2)	Total ownership value ($) (3)	Total ownership (as a multiple of salary)

Keith Creel	6x	9,751,680	9,587,934	16,507,476	26,095,410	16.06x

Nadeem Velani(2)	4x	3,416,688	353,639	5,984,379	6,338,018	7.42x

John Brooks	4x	3,304,736	1,266,885	1,702,926	2,969,811	3.59x

Mark Redd(2)	4x	3,196,384	2,334,627	2,187,596	4,522,223	5.66x

Jeffrey Ellis	2x	1,210,000	644,101	1,668,229	2,312,330	3.82x

(1)	Minimum ownership values for Mr. Creel, Mr. Brooks and Mr. Redd have been converted to Canadian dollars using an exchange rate of $1.3544.
(2)

Includes the 16,969 Performance DSUs (PDSUs) and 3,277 PDSUs credited to Mr. Velani and Mr. Redd, respectively, on February 2, 2023, as a result of the 2020 PSU performance factor, and the additional 5,759 and 1,843 matching PDSUs credited to Mr. Velani and Mr. Redd, respectively, under the terms of the Senior Executive Deferred Share Plan. See the About deferred compensation section on page 66 for more details.

(3)

Total ownership values for Mr. Creel, Mr. Brooks and Mr. Redd are based on US$74.59, the closing share price of the Company’s shares on the NYSE on December 30, 2022 and have been converted to Canadian dollars using an exchange rate of $1.3544. Values for Mr. Velani and Mr. Ellis are based on $100.95, the closing share price of the Company’s shares on the TSX on December 30, 2022.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Compensation governance

Disciplined decision-making process

Executive compensation decisions involve management, the Compensation Committee and the Board. The Board has final approval for setting, amending and adopting any equity compensation plans or awards, subject to applicable shareholder approval requirements. The Compensation Committee also receives advice and support from external consultants from time to time and retained an independent compensation consultant in June 2020, Frederic W. Cook & Co., Inc. (FW Cook), to provide objective analysis and assessment of the Company’s executive compensation program. Management receives advice and support from Willis Towers Watson, and other external consultants to the Company.

2023 MANAGEMENT PROXY CIRCULAR  37

Qualified and experienced 2022 Compensation Committee

The Compensation Committee is responsible for our compensation philosophy, strategy and program design. The Compensation Committee consists of four independent directors. The Compensation Committee has the relevant skills, background and experience to carry out its duties. The table below shows the key skills and experience of each member:

Compensation Committee members also have specific human resources and compensation-related experience, including:

•	direct responsibility for executive compensation matters
•	membership on human resources committees
•	compensation plan design, administration, compensation decision-making, risk management and understanding the Board’s role in the oversight of these practices
•	understanding the principles and practices related to leadership development, talent management, succession planning and employment contracts
•	engagement with investors on compensation issues
•	financial literacy, oversight of financial analysis related to compensation plan design and practices
•	pension benefit oversight, investment management
•	recruitment of senior executives

The Compensation Committee has no interlocks or insider participation. None of the members were employed by or had any relationship with CPKC during 2022 requiring disclosure under Item 404 or Item 407(e)(4) of Regulation S-K of the Exchange Act. You can read about the background and experience of each member in the director profiles beginning on page 20.

Our Compensation Committee members also serve on other standing committees. Mr. Paull and Ms. Denham are members of the Audit and Finance Committee and Ms. Robertson is also a member of the Governance Committee. Ms. Courville, in her capacity as Chair of the Board, is an ex-officio member of all standing committees and may attend committee meetings at her discretion. This cross-membership provides directors with a broader perspective of risk oversight and a deeper understanding of our enterprise risks, ultimately strengthening overall risk management.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Independent advice

The Compensation Committee and management retain separate independent executive compensation advisors to provide advice on compensation-related matters and to avoid any conflicts of interest:

Compensation Committee advisor FW Cook	Management Compensation advisor Willis Towers Watson

•  Compensation Committee retains FW Cook to act as an independent compensation advisor, attending committee meetings (unless otherwise requested by the Committee Chair)

•  the Compensation Committee approves all compensation-related fees and work performed by FW Cook

• management engages Willis Towers Watson to provide market survey data, analysis and advice to management related to compensation matters

The next table below shows the fees paid to FW Cook and Willis Towers Watson in 2021 and 2022 for compensation advisory services.

	2022		2021

	Committee advisor	Management advisor	Committee advisor	Management advisor

Fees	FW Cook (1)	Willis Towers Watson	FW Cook (1)	Willis Towers Watson

Executive compensation-related fees	$119,864	$57,808	$226,608	$88,394

Other fees(2)	$0	$1,161,580	$0	$1,525,184

Total fees	$119,864	$1,219,388	$226,608	$1,613,578

(1)	FW Cook fees have been converted to Canadian dollars using the average exchange rate for 2022 of $1.3013
(2)	In addition to the amounts shown in the table, a one-time fee of $13,500 for Committee advice from an independent consultant was paid in 2022

Fees paid

In 2022, $57,808 was paid to Willis Towers Watson for compensation advisory services provided to management. Fees paid to Willis Towers Watson for all services provided to management, including actuarial and pension consulting, were $1,219,388. The total executive compensation fees represent 4.7% percent of the total fees in 2022.

Compensation risk

Effective risk management is integral to achieving our business strategies and to our long-term success. The Board believes that our executive compensation program should not increase our risk profile. The Compensation Committee is responsible for overseeing compensation risk. It reviews the executive compensation program, incentive plan design and our policies and practices to ensure they encourage the right decisions and actions to reward performance and align management interests with shareholder interests.

Incentive plan targets are linked to our corporate objectives and our corporate risk profile. The Compensation Committee believes that our approach to goal setting, establishing performance measures and targets and evaluating performance results helps mitigate risk-taking that could reward poor judgment by executives or have a negative effect on shareholder value.

Regular risk review

The Compensation Committee conducts a comprehensive compensation risk review approximately every two years to ensure that we have identified the compensation risks and have appropriate measures in place to mitigate those risks. An independent consultant assists the Compensation Committee with the review, which includes oversight of:

•	the targets for the short-term incentive plan (STIP) and PSU plan, anticipated payout levels and the risks associated with achieving targeted performance
•	the design of the long-term incentive awards, which reward sustainable financial and operating performance
•	the compensation program, policies and practices to ensure alignment with our enterprise risk management practices

2023 MANAGEMENT PROXY CIRCULAR  39

The Committee engaged Willis Towers Watson in 2019 to conduct a detailed risk assessment of our compensation plans, programs and practices. The Committee reviewed Willis Towers Watson’s findings and agreed that our compensation policies and programs did not encourage excessive risk-taking that could have material adverse effects on the Company. A subsequent risk assessment was expected to be completed in 2021, however in light of the KCS transaction, and after consultation with Willis Towers Watson, management determined that a risk assessment would be more pertinent in 2023 following the completion of the KCS transaction. For further information on the KCS transaction, see “Explanatory notes” on page 3.

Managing compensation risk

Our commitment to risk mitigation of the Company’s executive compensation program is reflected in the following practices and policies:

Key policies(1)

In addition to the code of business ethics and the business ethics reporting policy for the Company, a number of other policies act to mitigate compensation risk. You can read more about our code of business ethics and other policies beginning on page 85.

Clawbacks

Our clawback policy allows the Board to recoup short- and long-term incentive compensation paid to a current or former senior executive if:

•	the incentive compensation received was calculated based on financial results that were subsequently restated or corrected, in whole or in part; and/or
•

the senior executive engaged in gross negligence, fraud or intentional misconduct that caused or contributed to the need for the restatement or correction, as admitted by the senior executive or as reasonably determined by the Board.

The Board has sole discretion to determine whether it is in our best interests to pursue reimbursement of all or part of the incentive compensation and these actions would be separate from any actions by law enforcement agencies, regulators or other authorities. We expect to amend our clawback policy going forward as may be required by changes in applicable laws and listing requirements.

(1)

The Key policies described in this section reference policies and practices that CP had in place in 2022. Kansas City Southern has instituted similar policies. We are in the process of aligning and evaluating policies for the combined CPKC.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Anti-hedging

Our disclosure and insider trading and reporting policy prohibits directors, executive officers and employees from buying financial instruments that are designed to hedge or offset a decrease in the market value of equity awards or shares they hold directly or indirectly.

Anti-pledging

Our anti-pledging policy prohibits directors and executive officers from holding any CPKC securities in a margin account or otherwise pledging the securities as collateral for a loan.

Non-compete and Non-solicitation

We are mindful of the demand for experienced and talented railroaders, particularly those with backgrounds in precision scheduled railroading. To manage near-term retention risk, our long-term incentive award agreements contain non-compete, non-solicitation and other restrictive clauses, including non-disclosure restrictions.

Compensation committee discretion

As part of the Company’s commitment to risk mitigation and corporate governance, the Compensation Committee has developed principles for the use of discretion. Adjustments should not relieve management from the consequences of their decision-making. Adjustments should also neither reward nor penalize management for decisions on discretionary transactions, events outside their control (such as foreign exchange rates and fuel prices that are beyond the assumptions used in the planning process) or transactions outside normal corporate planning and budgeting.

This means that the Compensation Committee can reduce the corporate performance factor for any executive officer, as it deems appropriate, as long as it follows the principles. The Board can also use its discretion to adjust the targets, vesting factors and payouts up or down, following the principles set out by the Compensation Committee. The Compensation Committee did not exercise discretion for the short-term incentive plan or annual long-term incentive plan in 2022. Please refer to page 51 for details regarding adjustments made by the Compensation Committee for PSU purposes to remove impacts of the KCS acquisition in the calculation of the 2020 PSU performance factor.

2023 MANAGEMENT PROXY CIRCULAR  41

Compensation program

Total direct compensation consists of salary, short-term incentive and a long-term incentive award. Executives also receive pension benefits and perquisites as part of their overall compensation.

Element	Purpose	Risk mitigating features	Why it is important

Salary Fixed cash (see page 43)	• competitive level of fixed pay to reflect scope of responsibilities and market data • reviewed annually	• benchmarked against our comparator group to ensure market competitiveness	• attract and retain talent • no automatic or guaranteed increases to promote a performance culture

Short-term incentive Variable cash bonus (see page 43)	• performance-based incentive to reward achievement of annual corporate and individual objectives to attract and retain highly qualified leaders • established target awards based on level of employee

•  year-end performance is measured against predetermined, approved targets

•  actual payouts are based on the achievement of corporate and individual objectives

•  payouts range from 0% to a maximum of 200% of target awards

•  motivate high corporate and individual performance

•  performance metrics are aligned to the strategic plan and approved annually

•  align personal objectives with area of responsibility and role in achieving financial, safety and operating results

Deferred compensation Deferred share units (see page 66)

•  encourages share ownership while aligning management interests with growth in shareholder value

•  executives and senior management can elect to receive their short-term incentive and their annual PSU grant in DSUs if they have not yet met their share ownership requirement

•  company provides a 25% match of the deferral amount in DSUs, subject to a cap

•  deferral limited to the amount required to meet the executive’s share ownership guidelines

•  helps retain key executive talent

•  matching DSUs vest after three years and matching PDSUs vest immediately

•  sustained alignment of executive and shareholder interests because the value of DSUs is tied directly to our share price

•  cannot be redeemed for cash until a minimum of six months after the executive leaves the Company

Long-term incentive Performance share units (see page 46)	• equity-based incentive to align with shareholder interests and focuses on three-year performance • accounts for 60% of an executive’s long-term incentive award • vest after three years	• use predefined market and financial metrics • the number of units that vest is based on a performance factor that is capped • no guarantee of a minimum payout	• focuses the leadership team on achieving challenging medium-term performance goals • payout based on share price and company performance • attract and retain highly qualified leaders

Long-term incentive Stock options (see page 46)	• equity-based incentive to align with long-term performance and growth in share price • accounts for 40% of an executive’s long-term incentive award • vests over four years, term is seven years	• focuses on appreciation in our share price, aligning with shareholder interests • only granted to senior management and executives	• focuses the leadership team on creating sustainable long-term value

Pension Defined contribution and defined benefit pension plans (see page 65)	• pension benefit based on pay, age and service and is competitive with the market • supplemental plan for senior management and executives	• balances risk management of pay packages that have a high percentage of variable pay	• attract and retain highly qualified leaders

Perquisites Flexible spending account (see page 59)	• market competitive benefit to support health and well-being	• capped perquisites for the CEO and executives	• attract and retain highly qualified leaders

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

2022 Executive compensation

Salary

We review salaries every year based on the executive’s performance, leadership abilities, responsibilities and experience as well as succession and retention considerations. The Compensation Committee also considers the economic outlook and competitive pay practices of the comparator group before recommending the salary increases for Board approval. The table below outlines base salaries of all NEOs set in U.S. dollars consistent with industry practice.

Executive	2022 (in USD)	percent change from 2021	2021 (in USD)
Keith Creel	1,200,000	0.5%	1,193,513
Nadeem Velani	660,000	3.1%	640,000
John Brooks	610,000	5.2%	580,000
Mark Redd(1)	590,000	12.4%	525,000
Jeffrey Ellis(1)	475,000	11.8%	425,000

(1)	Increases for Mr. Redd and Mr. Ellis were approved to progressively align their tenure, scope of responsibility and performance with the competitive market.

Short-term incentive plan (STIP)

The short-term incentive award focuses executives on achieving strong annual financial, safety, operational and customer satisfaction results. The table below summarizes the terms of our current short-term incentive plan.

Purpose	• performance-based incentive to achieve predefined annual corporate and individual performance goals that are tied directly to our strategy and operational objectives
Term	• measure performance over a one-year period
Payout

•  corporate performance is assessed against financial, safety and operational measures

•  individual performance is assessed based on individual performance objectives

•  awards are pro-rated for eligibility in calendar performance year and can range from 0 to 200 percent of base salary

•  cash awards are paid out in February following the performance year

Restrictions

•  must meet minimum level of corporate and individual performance

•  must achieve corporate operating income hurdle for any payout on individual or corporate performance to occur

•  performance modifier for each metric is capped at 2x target for exceptional performance

•  actual award is capped at a maximum of 200 percent of target to limit payout and excessive risk-taking

We calculate each STIP award by multiplying the executive base salary by their short-term incentive target as well as the corporate and individual performance factors as shown below:

For executives, the STIP target is weighted at 75 percent for corporate results and 25 percent for individual performance, whereas most other employees have greater emphasis placed on individual and departmental goals with their corporate and individual performance weighted at 50 percent each. This is based on our view that the annual bonus should be tied to overall corporate performance and the areas of our business that each employee can influence directly.

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The corporate performance factor consists of financial, operating and safety measures of varying weights that total 100 percent. The year end result of each measure is assessed against predefined targets that are set at the beginning of the year (see page 45 for a complete review of the targets and results for the 2022 STIP).

The individual performance factor is based on the executive’s performance against annual objectives and additional predefined quantitative and qualitative goals that reflect the strategic and operational priorities critical to each executive’s role.

The table below outlines the target STIP opportunities for our NEOs:

Our STIP target is based on a
percentage of base salary and
reviewed annually for market
competitiveness.

Our 2022 market review resulted
in a STIP target adjustment for
Mr. Redd to maintain his target
total direct compensation
positioning relative to the
competitive market.

	STIP target as a percent of base salary
Executive	Minimum	Target	Maximum
Keith Creel	0%	125%	250%
Nadeem Velani	0%	100%	200%
John Brooks	0%	100%	200%
Mark Redd	0%	100%	200%
Jeffrey Ellis	0%	80%	160%

2022 STIP awards

The table below shows the calculation of the STIP awarded to each NEO based on the 2022 corporate and individual performance factors. The salaries of Mr. Creel, Mr. Brooks and Mr. Redd have been converted to Canadian dollars using an average exchange rate of $1.3013 for 2022.

(1)	Neither Mr. Creel nor the other NEOs elected to defer a portion of their 2022 STIP award to DSUs.

Assessing individual performance

Individual performance objectives are set at the start of every financial year. The Compensation Committee sets the individual performance factor for the CEO. The CEO reviews the performance of his direct reports against their objectives, and recommends their individual performance factors to the Compensation Committee. The individual performance factor ranges from 0 to 200 percent. The individual performance factor for the CEO cannot exceed the STIP corporate performance factor and accordingly Mr. Creel’s performance factor was capped at 29 percent. This ensures the payout factor for the CEO aligns with the Company’s overall performance. For Mr. Velani, Mr. Brooks, Mr. Redd and Mr. Ellis, their individual performance factor for 2022 was 100 percent.

See the profiles beginning on page 52 to read about each executive’s individual performance highlights in 2022.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Assessing corporate performance

In 2022 the Company achieved its lowest ever and industry leading Federal Railroad Administration (FRA) train accident frequency ratio of 0.93, a 15 percent improvement from 2021. Our 2022 FRA-reportable personal injury frequency ratio of 1.01 was the second best ever result in this category. Additionally, the Company continued to progress its merger application to combine with KCS to create the first single-line haul rail network connecting the U.S., Mexico and Canada. However, due to a softer than anticipated volume environment as well as weather and labour disruptions, the Company’s financial results did not meet targets for the 2022 STIP award. In 2022, the Company’s operating ratio was 62.2 percent, an increase of 230 basis point from 2021, adjusted operating ratio(1) was 61.4 percent, an increase of 380 basis point from 2021, while operating income increased from $3,206 million in 2021 to $3,329 million and adjusted operating income(1) increased from $3,389 million in 2021 to $3,403 million. Consistent with our pay for performance philosophy, the corporate performance factor for our 2022 STIP award reflects financial measures falling short of our annual target objectives and resulted in a payout of 29 percent.

2022 STIP scorecard results

The table below shows the 2022 scorecard and results. The targets were set with stretch goals to motivate strong performance and create shareholder value as we continue to focus on our multi-year plan and remain a leader in safety. The Board sets a corporate hurdle for operating income at $2 billion. There is no payout if we do not achieve that corporate hurdle. If we achieve the hurdle but corporate performance is below threshold for all measures, then only the individual performance factor is used to calculate the awards. Corporate results between 50 and 200 percent of target are interpolated.

Performance measure (Weighting)	Why the measure is important	Threshold (50%)	Target (100%)	Maximum (200%)	2022 Reported Result	2022 STIP Result	Score
Financial measures
STIP Operating ratio (35%) Operating expenses divided by total revenues based on an assumed fuel price and foreign exchange rate	Continues our focus on driving down costs while focusing on growth strategy	57.6%	57.3%	57.0%	61.4%(1)	58.7%(2)	0%
STIP Operating income (35%) ($ millions) Total revenues less total operating expenses based on an assumed foreign exchange rate	Highlights the importance of revenue growth to our corporate strategy	3,410	3,490	3,565	3,403(1)	3,334(2)	0%
Safety measures
FRA Train Accident Frequency (10%) Number of FRA-reportable train accidents which meet FRA reporting thresholds per million train miles	The Company has long been an industry leader in rail safety and we are more focused on it than ever, committed to protecting our people, our communities, our environment and our customers’ goods	1.10	1.02	0.96	0.93	0.93	200%
FRA Personal Injury Frequency (10%) Number of FRA-reportable injuries per 200,000 employee hours	As the safety of our employees is our top priority, we introduced FRA Personal Injury as an additional safety metric under our STIP beginning 2020	1.05	1.00	0.95	1.01	1.01	90%
Operating measure
Trip Plan Compliance (10%) Calculated as the number of shipments completed on time (less than 12 hours late vs. baseline plan), divided by the total number of shipments completed	Trip plan compliance is a detailed schedule of performance and the core of CPKC’s product offering. It balances between customer needs and what we are capable of delivering safely It is critical to the service we provide customers and to our growth strategy	75%	80%	85%	64%	64%	0%
Corporate performance factor							29%

(1)

Adjusted operating ratio and Adjusted operating income are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2)

The Compensation Committee may adjust the results for unusual or non-recurring items that are outside our normal business and do not accurately reflect our ongoing operating results or business trends and affect the comparability of our financial performance year over year. Results used under the STIP could therefore differ from our reported GAAP results. Significant items that were adjusted so that they do not impact, either favourably or unfavourably, the assumptions made when the STIP targets were planned include: foreign exchange rates, fuel price and land sales, all of which were adjusted to reflect the original assumptions made in our 2022 budget.

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Long-term incentive plan (LTIP)

Our long-term incentive awards focus executives on medium- and longer-term performance to create sustainable shareholder value.

The table below summarizes the terms of our current long-term incentive plans.

	Performance share units (60%)	Stock options (40%)

Purpose	• notional share units to align compensation with medium-term financial and market objectives	• equity-based compensation to align executives with long-term performance of our shares and business

Term	• three years	• seven years

Vesting	• the number of units that vest is based on performance over a three-year period • cliff vest at the end of three years to the extent performance vesting conditions are met and Board approves	• vest 25% annually over four years beginning on the first anniversary of the grant date

Payout

•  paid out in cash based on units vested and the average closing share price for the 30 trading days prior to the end of the performance period on the TSX or NYSE

•  may be paid out in shares at the discretion of the CEO

•  accumulates quarterly dividends

•  no guarantee of a minimum payout

•  if performance is exceptional on all measures the Board may approve a payout of up to 249%

• right to buy Company shares at a specified price after vesting • does not attract dividends • only have value if our share price increases above the exercise price

Restrictions	• must achieve threshold performance level on a measure otherwise the payout factor for that measure is zero and a portion of the award is not paid out	• no exercises can be made during a blackout period • financial assistance is not provided to facilitate the purchase of shares under the stock option plan

Assignment	• not permitted other than by operation of law

•  options will continue to vest and expire on the scheduled expiry date if the holder’s employment ends due to permanent disability. If an option holder dies, the options will expire 12 months following the date of death and may be exercised by the holder’s estate.

•  can only be assigned to the holder’s family trust, holding corporation or retirement trust, or a legal representative of a holder’s estate or a person who acquires the holder’s rights by bequest or inheritance

Termination Provisions

Resignation	• all units forfeited	• 30 days to exercise any vested options; unvested options are forfeited

Retirement	• units continue to vest providing the unit holder meets the retirement age and service requirements and has a minimum participation period of six months during a performance period	• options continue to vest and expire on the earlier of five years from retirement or the original expiry date

Termination without Cause	• pro-rated to termination date with payout based on actual performance as long as unit holder has a minimum of six months of service in the performance period	• six months to exercise vested options; unvested options continue to vest for six months following termination date

Termination with Cause	• all units forfeited	• all options forfeited

Change of Control

•  if a PSU unit holder is terminated without cause following a change of control, PSUs credited prior to the change of control vest as of the termination date, and PSUs credited after the change of control are forfeited

• if the optionholder is terminated without cause following a change of control, then all options vest immediately(1)

(1)	Stock options have a double trigger clause requiring a change of control and the option holder to be terminated without cause.

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Stock options and PSUs are approved and granted to NEOs and eligible employees annually after the fourth quarter financial statement blackout period, and after the Compensation Committee has reviewed the year-end financial results.

Grants are also made during the year for special situations such as retention or new hires. Special grants can include PSUs, stock options, RSUs or DSUs. These grants to employees, excluding the executives reporting to the CEO, are made following CEO approval on the first Tuesday of the month, when there is no blackout in effect. If the Company is in a blackout period, the grant is made after the blackout has been lifted.

In addition, the CEO, the Chair of the Board and the Chair of the Compensation Committee have authority to grant options to certain employees based on defined parameters, such as the position of the employee and the expected value of the option award. In 2022, the Compensation Committee authorized a pool of 250,000 options for allocation by the CEO, who granted 25,492 options to seven employees below executive officer level for retention and to recognize performance.

2022 Long-term incentive awards

To determine the appropriate value of long-term incentive grants provided to the NEOs, the Compensation Committee considers the practices of our comparator group and internal factors, including executive retention, dilutive impact and long-term value creation.

The table below shows the 2022 long-term incentives awards for the NEOs:

Executive	2022 long-term incentive award (grant value) ($) (1)	Grant price	Allocation
			Performance share units		Stock options
			($)	(#)	($)	(#)
Keith Creel (2),(3)	11,616,154	US$71.40 (NYSE)	6,960,936	74,919	4,655,218	208,107
Nadeem Velani	3,194,126	$90.94 (TSX)	1,878,184	20,653	1,315,942	64,255
John Brooks (1),(3)	2,818,037	US$71.40 (NYSE)	1,648,366	17,741	1,169,671	52,289
Mark Redd (1),(3)	2,498,469	US$71.40 (NYSE)	1,461,426	15,729	1,037,043	46,360
Jeffrey Ellis	1,606,731	$90.94 (TSX)	944,776	10,389	661,955	32,322

(1)

See the Summary compensation table on page 58 for details on how we calculate the grant date fair values of the PSUs and stock options. Both were calculated in accordance with FASB ASC Topic 718. For Mr. Brooks and Mr. Redd, this represents the annual long-term incentive target award value, excluding DSUs granted in 2022.

(2)

As per the terms of the employment agreement amendment dated March 21, 2021, Mr. Creel’s 2022 LTIP target grant value was reduced by US$2.1 million (C$2.8 million) in consideration for the special upfront stock option grant Mr. Creel received on March 27, 2021. This is the first of four planned reductions to Mr. Creel’s annual LTIP award in each year of 2022, 2023, 2024 and 2025 for a total aggregate reduction of US$8.4 million. See Employment agreements on page 60 for more details.

(3)	The grant value of the awards based on the NYSE trading price has been converted to Canadian dollars using a 2022 average exchange rate of $1.3013.

Performance share units (PSUs)

PSUs focus executives on achieving medium-term goals within a three-year performance period. The Board sets performance measures, thresholds and targets at the beginning of the performance period.

2022 PSU awards

The close of the KCS transaction into voting trust on December 14, 2021 marked a significant milestone for the Company. The impacts of the accelerated timing of the trust closing made it necessary for us to re-evaluate how to most effectively align our 2022 compensation plans with performance as well as to retain and motivate our talented railroaders during this transformative time. After careful consideration and review, the Board decided that because of the KCS transaction it was prudent to make changes to the PSU plan design for the 2022 grant. To further strengthen the link between pay and performance, the Board approved two performance metric changes. For the performance period covering January 1, 2022 to December 31, 2024, a three year cumulative free cash flow(1) metric with an adjusted net debt to adjusted EBITDA (earnings before interest, tax, depreciation and amortization)(1) modifier (maximum of up to 1.5x) to incentivize deleveraging of the balance sheet following the KCS transaction was introduced. This replaced adjusted return on invested capital (ROIC)(1) as the KCS transaction-related impacts such as timing uncertainty and purchase accounting implications make goal setting and measuring ROIC performance challenging. The Board ensured continued rigour in target setting with this near-term change to our financial metric.

(1)

Free cash, Adjusted net debt to adjusted EBITDA ratio and Adjusted ROIC are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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In addition, our relative TSR on the NYSE will be compared to constituents of the S&P 500 Industrials index. This replaced our previous Class I railroad TSR peer group, which consisted of the five publicly-listed Class I railroads. This was reduced to four companies following KCS’ delisting from NYSE in connection with the closing of KCS into voting trust, which is too small for meaningful evaluation of relative TSR performance. All weightings and payout factor ranges from the prior year’s design have remained the same.

The performance period for the 2022 PSU awards is January 1, 2022 to December 31, 2024. Performance will be assessed against the measures in the table below.

2022 PSU performance measures	Why the measure is important	Threshold	Target	Stretch	Exceptional	Weighting
Three-year cumulative Free Cash Flow (FCF)(1) FCF calculated as cash from operating activities less cash used in investing activities, adjusted for changes in cash and cash equivalents balances	Incents strong cash flow generation and disciplined capital reinvestment to support the Company’s growth strategy and in turn generate shareholder value	50.0%	100.0%	140.0%	180%	70%
		$8,755	$9,155	$9,355	$9,555

Adjusted Net Debt to Adjusted EBITDA(1) Ratio target of 2.5

Measures financial leverage and the ability to pay off debt; calculated as adjusted net debt divided by adjusted EBITDA (earnings before interest, tax, depreciation and amortization)

Modifier incentive for management to efficiently pay down debt in order to meet the Company’s commitment to return to its long-term target leverage following KCS acquisition and maintain strong investment grade credit rating

		x1.125	x1.250	x1.375	x1.500
		9/30/2024	6/30/2024	3/31/2024	12/31/2023
FCF x Adj. Net Debt to Adj. EBITDA Payout		56%	125%	193%	270%
Total shareholder return (TSR) Measured over three years. The percentile ranking of the Company’s TSX Compound Annual Growth Rate (CAGR) relative to the companies that make up the S&P/TSX 60	Compares our TSR on the TSX to the broader S&P/TSX 60 to reflect our performance relative to the Canadian market Aligns long-term incentive compensation with long-term shareholder interests	50%	100%	200%	n/a	15%
		25th percentile	50th percentile	75th percentile	n/a
Total shareholder return (TSR) Measured over three years. The percentile ranking of the Company’s TSX CAGR relative to the companies that make up the S&P 500 Industrials Index	Compares our TSR on the NYSE relative to a group of large U.S. industrial companies with similar macroeconomic exposure Aligns long-term incentive compensation with long-term shareholder interests	25th percentile	50th percentile	75th percentile	n/a	15%
Potential maximum payout						249%

(1)

Free cash, Adjusted net debt to adjusted EBITDA ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

At the end of the three-year performance period, the starting point for determining relative TSR will be the 10-day average closing share price on the appropriate index prior to January 1, 2022 and the ending point will be the 10-day average closing share price on the appropriate index prior to January 1, 2025. TSR is adjusted over the period to reflect dividends paid. Awards will be interpolated if results fall between threshold and exceptional. If results are below the threshold level for any of the performance measures, units for that specific measure will not be paid out.

New for 2023 PSU Awards

After thoughtful consideration, with our shareholders in mind, the Board has approved changes for the 2023 PSU plan design to further strengthen the link between pay and performance for CP executives and employees. For the performance period covering January 1, 2023 to December 31, 2025, the adjusted net debt to adjusted EBITDA modifier(1) introduced for the 2022 PSU design will be removed as management is on track to return to target leverage. Additionally, we have challenged the Company with an exceptional target for the remaining FCF(1) and relative TSR performance measures to payout up to 250 percent. Lastly, we have increased the total weighting of relative TSR from 30 percent to 40 percent to place greater emphasis on shareholder value return as we contemplate integration with KCS. The financial measure will correspondingly decrease by 10 percent from 70 percent to 60 percent.

(1)

Free cash, Adjusted net debt and Adjusted EBITDA are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of CP’s Annual Report on Form 10-K for the year ended December 31, 2022.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

Stock options

Stock options focus executives on long-term performance. The Management Stock Option Incentive plan was introduced in October 2001. Stock options granted before 2017 expire 10 years from the date of grant and generally vest 25 percent each year over four years, beginning on the first anniversary of the grant date. Options awarded on or after January 1, 2017 have a seven-year term and vest 25 percent each year over four years beginning on the first anniversary date of the grant. The grant price is the closing price of our shares on the TSX, if the option is granted in Canadian dollars or the NYSE, if the option is granted in United States dollars, on the applicable grant date. Options only have value for the holder if our current share price increases above the grant price before the expiry of the option.

For all grants, if the expiry date falls within a blackout period, the expiry date will be extended to 10 business days following the last date of the blackout period. If a further blackout period is imposed before the end of the extension, the term will be extended another 10 days after the end of the additional blackout period.

Options may be granted by the Board, the Compensation Committee, the Chief Executive Officer, the Chair of the Board or the Chair of the Compensation Committee, as the case may be, as administrator of the option plan, as determined from time to time (the Administrator), to any officer, employee or consultant of the Company’s or any subsidiary, including a family trust, personal holding corporation and retirement trust (together, Eligible Persons).

The exercise price of shares subject to an option will be determined or ratified by the Administrator and will not be less than the market price of the shares at the date on which an option is granted, calculated as the closing price of a board lot of the shares on the TSX (if the option is granted in Canadian dollars) or on the NYSE (if the option is granted in United States dollars) on (i) the last trading day preceding the grant date, if the option is granted before the close of trading on the grant date or (ii) the grant date, if the option is granted after the close of trading on the grant date. The exercise price may also be as permitted or required by the TSX or NYSE, as applicable.

CPKC is also entitled to issue share appreciation rights (SARs) pursuant to the terms of the option plan to Eligible Persons at the same time as the grant of an option.

SARs, if granted, will have the following terms (or such other terms as are consistent with the related options):

a.	the number of SARs to be granted shall, in the sole discretion of the Administrator, be:

i.	one SAR for every two optioned shares, or

ii.	one SAR for each optioned share;

b.	the reference price for a SAR will be same as the exercise price of the related option;

c.	SARs may be exercise from time to time by an optionholder as follows:

i.	on and after the second anniversary of the grant date, as to 50% of the SARs or any part thereof;

ii.	on and after the third anniversary of the grant date, as to the remaining 50% of the SARs or any part thereof;

d.	exercise of SARs will result in a reduction in the number of option shares on the basis of one optioned share for each exercised SAR; and

e.	exercise of an option will result in a reduction in the number of SARs on the basis of:

i.	one SAR for each optioned share purchased in excess of 50% of the number of optioned shares, where one SAR was granted for every two optioned shares; and

ii.	one SAR for each optioned share purchased, where one SAR was granted for each optioned share.

f.	The expiry date of a SAR will be ten years after the grant date.

CPKC did not grant any SARs in 2022 and as of December 31, 2022, CPKC does not have any SARs outstanding.

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About the stock option plan

The table below sets out the limits for issuing options under the plan:

As a percent of the number of shares outstanding
Maximum number of shares that, together with any other share compensation arrangement, may be reserved for issuance to insiders as options	10%
Maximum number of shares that may be issued under the option plan and any other share compensation arrangements to insiders in a one-year period	10%
Maximum number of shares that may be issued under the option plan and any other share compensation arrangements to any insider in a one-year period	5%
As a percent of the number of shares outstanding at the time the shares were reserved
Maximum number of shares that may be reserved for issuance to any person as options	5%

We measure dilution by determining the number of options available for issuance and the number of options outstanding as a percentage of outstanding shares. Our dilution at the end of 2022 was 3.2 percent. Notwithstanding the limits noted above, the dilution level, measured by the number of options available for issuance as a percentage of outstanding shares continues to be capped, at the discretion of the Board, at 7 percent.

The table below shows the burn rate for the last three fiscal years, calculated by dividing the number of stock options granted in the fiscal year by the weighted average number of outstanding shares for the year.

as at December 31	2020	2021	2022
Number of options granted	1,086,200	1,346,358	839,108
Weighted number of shares outstanding	677,193,050	679,709,375	929,976,385
Burn rate	0.16%	0.20%	0.09%

The table below shows the options outstanding and available for grant from the Stock Option Plan as at December 31, 2022.

	Number of options/shares	Percent of outstanding shares
Options outstanding (as at December 31, 2022)	7,353,133	0.79%
Options available to grant (as at December 31, 2022)	22,511,317	2.42%
Shares issued on exercise of options in 2022	840,303	0.09%
Options granted in 2022	839,108	0.09%

Since the launch of the stock option plan in October 2001, a total of 110,393,210 shares have been available for issuance under the plan and 80,528,760 shares have been issued through the exercise of options as at December 31, 2022. The last share pool increase to the Management Stock Option Incentive Plan was an increase of 20,000,000 shares reserved for issuance thereunder, approved at the annual meeting of shareholders of the Company held on April 27, 2022.

Making changes to the stock option plan

The Board can make the following changes to the stock option plan without shareholder approval:

•	changes to clarify information or to correct an error or omission
•	changes of an administrative or a housekeeping nature
•	changes to eligibility to participate in the stock option plan
•	terms, conditions and mechanics of granting stock option awards
•	changes to vesting, exercise, early expiry or cancellation
•	amendments that are designed to comply with the law or regulatory requirements

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

The Board must receive shareholder approval to make other changes, including the following, among other things:

•	an increase to the maximum number of shares that may be issued under the plan
•	a decrease in the exercise price
•	a grant of options in exchange for, or related to, options being cancelled or surrendered

The Board has made two amendments to the stock option plan since it was introduced in 2001:

•

on February 28, 2012, the stock option plan was amended so that a change of control would not trigger accelerated vesting of options held by a participant, unless the person is terminated without cause or constructively dismissed; and

•

on November 19, 2015, the stock option plan was amended to provide net stock settlement as a method of exercise, which allows an option holder to exercise options without the need for us to sell the securities on the open market, resulting in less dilution.

Payout of 2020 PSU award

On December 31, 2022, the 2020 PSU grant for the performance period of January 1, 2020 to December 31, 2022 vested and was paid out on February 16, 2023. The NEOs and all other eligible employees received an overall performance payout factor of 180 percent on the award. The table below shows the difference between the actual payout value and the target grant value for each NEO.

(1)

The grant value for Mr. Creel, Mr. Brooks and Mr. Redd was converted to Canadian dollars using an exchange rate of $1.3415 for 2020. The target grant value represents PSUs only. For Mr. Velani and Mr. Redd, the target grant values excludes the value of the PSUs deferred to PDSUs.

(2)	Reflects the 30-day average closing share price prior to December 31, 2022 on the TSX ($105.97) and NYSE (US$78.32) when both markets were open.
(3)	The PSU payout value for Mr. Creel, Mr. Brooks and Mr. Redd was converted using a 2022 year-end exchange rate of $1.3544.
(4)

Mr. Velani and Mr. Redd elected to defer a portion of their 2020 PSU award to PDSUs. The PSU value reflects the cash payout for the PSUs that were not deferred. Mr. Velani and Mr. Redd received an additional 16,969 and 3,277 PDSUs as a result of the 2020 PSU performance factor, and a further 5,759 and 1,843 matching PDSUs, respectively, on February 2, 2023. See About deferred compensation section on page 66 for more details.

How we calculated the 2020 PSU performance factor

The payout value has been calculated in accordance with the terms of the PSU plan and the 2020 award agreement. This includes provisions for adjustments to adjusted ROIC(1) results for PSU purposes to remove the impacts of the KCS acquisition in 2021 and 2022 in order to more accurately reflect the operating performance of the Company’s core business from 2020-2022.

PSU performance measures	Threshold (50%)	Target (100%)	Maximum (200%)	PSU result	Weighting	PSU performance factor

3-Year Average Adjusted ROIC(1)	15.3%	16.0%	16.7%	16.5%	70%	171.4%

TSR to S&P/TSX 60 Index(2)	25th percentile	50th percentile	75th percentile	78th percentile	15%	200%

TSR to Class I railroads(2)	4th	3rd	1st	1st	15%	200%
PSU performance factor						180%

(1)	Adjusted ROIC is a non-GAAP measure. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	TSR performance was rated against companies in the respective indices at the beginning and end of performance periods in accordance with the terms of the PSU plan and the 2020 award agreement.

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Keith E. Creel  President and Chief Executive Officer

Mr. Creel has been President and Chief Executive Officer (CEO) since his appointment on January 31, 2017. He joined the Company’s in February 2013 as President and Chief Operating Officer (COO). Prior to joining the Company, Mr. Creel had a very successful operating career that began in 1992 at Burlington Northern as a management trainee in operations, which later led to his appointment to EVP and COO at Canadian National Railway in 2010. Mr. Creel obtained a Bachelor of Science in Marketing from Jacksonville State University and completed the Advanced Management Program at the Harvard Business School. He served as a commissioned officer in the U.S. Army and is a Persian Gulf War veteran.

Mr. Creel has been recognized for his leadership within and beyond the railroad industry throughout his career. In 2014, he was named as Railroad Innovator by Progressive Railroading, in recognition for his outstanding achievement in the railroad industry. Furthermore, Mr. Creel was recognized by The Globe and Mail’s Report of Business magazine as their CEO of the Year and Strategist of the Year in 2021 for orchestrating the biggest merger and acquisition deal of the year. Railway Age magazine also named Mr. Creel as co-Railroader of the Year and was part of Institutional Investor magazine’s All-Canada Executive team in 2022.

Accomplishments in 2022

Our revenue increased 10 percent to $8.8 billion from $8.0 billion in 2021. The operating ratio increased by 230 basis points to 62.2 percent from 59.9 percent last year. Adjusted operating ratio(1) was 61.4 percent, a 380 basis point increase from 57.6 percent in 2021. Reported diluted earnings per share (EPS) was $3.77, a 10 percent decrease from last year and core adjusted diluted EPS(1),, excluding significant items and KCS purchase accounting, was $3.77, unchanged from last year.

For the 17th consecutive year, the Company’s has operated the safest railway in North America with a remarkable 15 percent reduction in our FRA-reportable train accident ratio from 1.10 in 2021 to a new all-time record low of 0.93. These industry leading records have been made possible due to our continued investment in technology including broken rail detection, train inspection portals, and advanced information architectures which enables innovative data analytics and machine learning to warn of impending failures, allowing for proactive actions to be taken. We also continue to make personal safety a priority and finished 2022 with a FRA-reportable personal injury ratio of 1.01.

Our journey to being Sustainably Driven has continued to progress in 2022. Recognizing that we are not alone in the journey to reduce our greenhouse gas (GHG) emissions, we have shared insights and experiences with external stakeholders in order to add further value to the Company’s climate programs and support collaboration and innovation that will benefit the broader transportation industry. In 2022, we were proud to launch a web-based carbon emissions calculator for our customers to provide greater insight into the carbon footprint of their freight rail transportation services. The Company also continued to advance our hydrogen locomotive program in 2022 with initiatives such as conducting mainline testing, which included the first revenue service trials for the world’s first hydrogen line-haul railway locomotive and developing hydrogen fueling locations in Calgary and Edmonton.

The Company is proud that CP has been recognized as a global leader for our commitment to operating sustainably by being included in the Dow Jones Sustainability World Index (DJSI World) for the first time and in the North America Index (DJSI North America) for the third consecutive year. CP’s membership in the DJSI index reflects a long-term organizational commitment to continuous improvement and transparent disclosure of the company’s sustainability performance. CP was also recognized as a global leader for our actions on climate change by being named to CDP’s exclusive A-list for the second consecutive year, placing CP in the CDP leadership group of companies leading action on climate change globally. We continue to enhance the Company’s sustainability disclosure by voluntarily including reporting that is aligned with the recommendations from the Task Force on Climate-related Financial Disclosures (TCFD), allowing our stakeholders to understand the Company’s climate-related risks and opportunities so that they can be integrated into business and investment decisions. CP also became the first freight rail company in North America to participate in the United Nations (UN) Global Compact, a voluntary global corporate sustainability initiative.

(1)

Adjusted operating ratio and Core adjusted diluted EPS are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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PROXY CIRCULAR PART III – EXECUTIVE COMPENSATION

In a year of changing conditions and challenges, in order to support the broader economy and prepare for our proposed combination, we executed one of the largest hiring plans and capital investment programs in our company’s history. Our hiring strategy was multi-faceted, leveraging data analytics to support targeted advertisements, interdepartmental collaboration, hiring events, and community networking. We feel a great deal of the Company pride delivering on our hiring strategy. We are also proud that CP was named one of Alberta’s Top Employers for the third year in a row and for the first time as one of Canada’s Top 100 Employers in early 2023.

Throughout 2022, Mr. Creel has continued to lead and champion the expansion of the Company’s network capacity and infrastructure to provide more service options for our customers. These initiatives include but are not limited to, building on our existing partnership with Hapag-Lloyd for an additional service call at Port Saint John to further unlock the port’s potential for CPKC customers and the North American supply chain. We have also entered in a multi-year agreement with CMA CGM Group to be their primary rail provider in Canada, servicing the ports of Vancouver, Montreal and Saint John. By envisioning the future needs of the agricultural sector with a $600 million multi-year investment, spanning from 2018 to 2022, in high-capacity hopper cars (8,500-foot High Efficiency Product (HEP) model) enabled us to break the all-time monthly record for transporting Canadian grain and grain products by moving 3.14 million metric tonnes (MMT) in October 2022.

Under Mr. Creel’s leadership, the Company has been steadfast in planning KCS integration projects in preparation for the historic combination with KCS. Throughout 2022, teams have been progressing the vital work needed to safely and efficiently operate the combined company. Our Integration Management Office has been diligent in identifying the new processes and practices for the combined CPKC company. In addition, a CEO-led Integration Steering Committee has been established with a regular meeting cadence providing strategic oversight with clear deliverables and project plans to ensure a seamless and successful transition for employees, customers and other stakeholders.

2022 Compensation

At CPKC, the STIP individual performance factor for the CEO cannot exceed the corporate performance factor. This ensures the payout factor for the CEO aligns with the Company’s overall performance.

Consistent with our pay for performance philosophy for Mr. Creel, his STIP award for 2022 is directly linked to CPKC’s corporate performance factor of 29 percent.

2023 Compensation

The Compensation Committee, with guidance and advice from FW Cook, conducted a comprehensive review of Mr. Creel’s compensation in conjunction with competitive market information as well as corporate and individual performance. Based on the findings of this review, the Committee adjusted Mr. Creel’s 2023 base salary and short-term and long-term incentive targets for a total target direct compensation increase of US$1.387 million (C$1.8 million). As per the terms of Mr. Creel’s employment agreement amendment dated March 21, 2021, the 2023 LTIP target grant value will be reduced by US$2.1 million (C$2.8 million) in consideration for the special upfront stock option grant Mr. Creel received on March 27, 2021. See Employment agreements on page 60 for more details.

2023 MANAGEMENT PROXY CIRCULAR  53

Realized and realizable pay

The value of Mr. Creel’s incentive compensation is based on our performance over the period and, for the long-term incentive, our share price when the awards vest. The graph below shows the three-year average of Mr. Creel’s granted and realized and realizable pay from 2020 to 2022.

Summary compensation table. Reflects average of salary earned, actual cash bonus and long-term incentives granted as disclosed in the Summary compensation table on page 58

Realized and realizable. Reflects average of salary earned, actual cash bonus, the value of long-term incentive awards that have vested or been exercised and the estimated current value of unvested long-term incentive awards granted from 2020 to 2022

•  the value of vested 2020 PSUs paid in February 2023 was calculated using the 30-day average trading price of our shares prior to December 31, 2022 of US$78.32 on the NYSE with a performance multiplier of 180 percent and includes reinvested dividends up to the payment date

•  the value of unvested 2021 and 2022 PSUs are based on the closing price of our shares on December 30, 2022 of US$74.59 on the NYSE with a performance multiplier of 100 percent and includes reinvested dividends

•  the value of unvested/unexercised stock options is based on the closing price of our shares on December 30, 2022 of US$74.59 on the NYSE

•  the values for salary earned and actual cash bonus are as disclosed in the Summary compensation table on page 58

•  the value of any realized and realizable PSUs and stock options have been converted into Canadian dollars using the 2022 year-end exchange rate of $1.3544

Pay linked to shareholder value

The table below shows Mr. Creel’s total direct compensation in Canadian dollars in each of the last three years, compared to its realized and realizable value as at December 31, 2022. We also compare the realized and realizable value of $100 awarded in total direct compensation to Mr. Creel in each year to the value of $100 invested in shares on the first trading day of the period, assuming reinvestment of dividends, to show a meaningful comparison of shareholder value.

Year	Compensation awarded ($)	Realized and realizable value of compensation as at		Value of $100
		December 31, 2022		Keith Creel	Shareholder
		($)	Period	($)	($)
2020	16,026,481	32,117,366	Jan 1, 2020 to Dec 31, 2022	200	156
2021(1)	25,883,203	16,939,310	Jan 1, 2021 to Dec 31, 2022	65	116
2022(2)	13,743,780	10,639,834	Jan 1, 2022 to Dec 31, 2022	77	112
(1)	Compensation awarded in 2021 is higher than 2020 and 2022 as a result of the special upfront grant of stock options in March 2021 and has normalized in 2022.
(2)

As per the terms of Mr. Creel’s employment agreement amendment dated March 21, 2021, Mr. Creel’s 2022 LTIP target grant value was reduced by US$2.1 million (C$2.8 million) in consideration for the special upfront stock option grant Mr. Creel received on March 27, 2021. This is the first of four planned reductions to Mr. Creel’s annual LTIP award in each year of 2022, 2023, 2024 and 2025 for a total aggregate reduction of US$8.4 million. See Employment agreements on page 60 for more details.

Mr. Creel’s compensation awarded values are as disclosed in the Summary compensation table. Mr. Creel’s realized and realizable value for salary earned and actual bonus received have been converted to Canadian dollars using the following average exchange rates: $1.3415 for 2020, $1.2535 for 2021 and $1.3013 for 2022. The value of any realized and realizable long-term incentive is converted into Canadian dollars using the 2022 year-end exchange rate of $1.3544.

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Nadeem S. Velani	Executive Vice President and Chief Financial Officer

Mr. Velani has been Executive Vice-President and Chief Financial Officer since October 17, 2017. Mr. Velani joined the Company in March 2013 after spending approximately 15 years with CN where he held a variety of leadership positions in financial planning, sales and marketing, investor relations and the Office of the President and CEO. Mr. Velani obtained a Bachelor of Economics from Western University and an MBA in Finance/International Business from McGill. He is a graduate of the Harvard Business School completing the Advanced Management Program in 2022.

Mr. Velani is a key member of the Company’s senior management team responsible for the long-term strategic direction of the Company. Responsibilities include financial planning, investor relations, reporting and accounting systems, as well as pension plan management, tax, treasury and internal audit functions. He is the co-chair of the Company’s Diversity and Leadership Development Steering Committee, championing company-wide leadership programs and diversity initiatives. Mr. Velani was named to Institutional Investor’s All-Canada Executive Team as Top CFO in capital goods/ industrials sector and recognized for Best Investor Relations by Senior Management team (large cap) at IR Magazine Awards – Canada for 2022.

2022 Performance highlights:	2022 Compensation:

  •   Revenue increased by 10 percent to $8.8 billion from $8.0 billion in 2021. Reported diluted EPS was $3.77, a 10 percent decrease from last year while core adjusted diluted EPS(1), excluding significant items and KCS purchase accounting, was $3.77, unchanged from last year. Share price significantly outperformed SP500, TSX60 and Class I peers.

  •   Provided strong oversight of the Company’s capital structure, including the repayment of $1.6 billion in debt. An important step in ensuring the Company returns to its target leverage of 2.5x adjusted net debt to adjusted EBITDA(1).

  •   Successfully on-boarded new external auditors.

  •   Ensured the disciplined deployment of $1.55 billion in capital investment focusing the Company on investments that enhanced the safety, fluidity and capacity of our network.

  •   Leadership development through Harvard Business School’s Advanced Management Program, followed by field-based training through the Company’s in-house “Railroad MBA” program to gain further operations knowledge while qualifying as a conductor in January 2023.

  •   Ongoing champion for CP’s sustainability strategy. In 2022, CP was named to CDP A-list as well as DJSI World and DJSI North America Indices.

  •   Progressed integration planning objectives and projects for the company’s financial functions.

John K. Brooks	Executive Vice President and Chief Marketing Officer

Mr. Brooks has been Executive Vice-President and Chief Marketing Officer (CMO) since February 14, 2019. Mr. Brooks started his railroading career with Union Pacific and later helped start I&M Rail Link, LLC, which was purchased by the Dakota, Minnesota and Eastern Railroad (DM&E) in 2002. When the Company acquired the DM&E in 2007, Mr. Brooks was Vice-President of Marketing.

With more than 28 years in the railroading business, Mr. Brooks has held senior responsibilities in all lines of business, including coal, chemicals, merchandise products, grain and intermodal. He is responsible for strengthening relationships with existing customers, generating new opportunities for growth, enhancing the value of the Company’s service offerings and developing strategies to optimize the Company’s business.

2022 Performance highlights:	2022 Compensation:

  •   Delivered record revenues in 2022, increasing by 10 percent from 2021. We also had a record year in potash revenue and volumes.

  •   Active engagement with our industry partners in 2022 resulted in a new multi-year agreement with CMA CGM Group, where the Company will be their primary rail provider in Canada. Access to the Port of Vancouver and Port of Montreal, combined with our strategic connection to Port Saint John via New Brunswick Southern Railway, will enable the Company to move the majority of CMA CGM’s freight from Canadian ports to key Canadian and US Midwest inland markets.

  •   Established new premium intermodal service at Port of Saint John, a key contributor to the company’s 13 percent increase in intermodal volume growth in 2022.

  •   Established long-term partnership with Ford Motor Company which strengthens our relationship and develops new supply chain solutions, including the utilization of our new Chicago auto compound and the reopening of our Edmonton auto compound in January 2023.

  •   Worked closely with grain supply chain partners to implement infrastructure and capacity investments to improve efficiency in the grain supply chain including the receipt of the final installment of the 5,900 new high-capacity hopper cars.

(1)

Core adjusted diluted EPS and Adjusted net debt to adjusted EBITDA ratio are non-GAAP measures. Non-GAAP measures are defined and reconciled on pages 66-77 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

2023 MANAGEMENT PROXY CIRCULAR  55

Mark A. Redd	Executive Vice President Operations

Mr. Redd has been Executive Vice-President Operations since September 1, 2019. He joined the Company in October 2013 as General Manager Operations U.S. West and has held various leadership positions. In February 2017, he became Senior Vice-President Operations Western Region. Mr. Redd began his railroading career at Midsouth Rail in Jackson, Mississippi, and then moved to KCS as a locomotive engineer and progressed to Vice-President Transportation. He is also a former Chairman of the operating board for the Port Terminal Railroad Association in Houston, Texas. Mr. Redd holds a Bachelor and Master of Science in Management from University of Phoenix and Executive MBA from the University of Missouri – Kansas City.

Mr. Redd leads the 24/7 operations of our network, which includes responsibility for network transportation, operations, mechanical, engineering, procurement, operations technology and labour relations. He is the co-chair of our Diversity and Leadership Development Steering Committee, actively supporting the development of a diverse and inclusive operations team. Mr. Redd was proudly named the Company 2016 Railroader of the Year.

2022 Performance highlights:	2022 Compensation:

  •   Accelerated our grain service after a robust harvest arrived earlier than expected to break the all-time monthly record for transporting Canadian grain and grain products by moving 3.14 million metric tonnes (MMT) in October 2022.

  •   Hired and trained over 1,600 conductors in 2022 to support growing business needs by using a multi-faceted strategy that included leveraging data analytics to support targeted advertisements, interdepartmental collaboration, hiring events, and community networking.

  •   Achieved record train length and weights, which is a culmination of work and planning by our talented railroaders.

  •   Progressed the Company’s pursuit to be the safest railway in North America with a remarkable 15 percent reduction in our FRA-reportable train accident frequency ratio from 1.10 in 2021 to a record low of 0.93 in 2022.

  •   Continued focus on personal safety with our second best ever FRA-reportable personal injury ratio of 1.01, supported by our Home Safe program

  •   Advanced integration planning with the team hard at work to prepare to bring CPKC together.

Jeffrey J. Ellis	Chief Legal Officer and Corporate Secretary

Mr. Ellis has been Chief Legal Officer and Corporate Secretary since November 23, 2015. Prior to joining the Company in 2015, Mr. Ellis was the U.S. General Counsel at BMO Financial Group. Before joining BMO in 2006, Mr. Ellis was in private practice in Ontario. He holds a BA and MA from the University of Toronto, JD and LLM degrees from Osgoode Hall Law School as well as an MBA from Western University. Mr. Ellis is a member of the bars of New York, Illinois, Ontario and Alberta and is fluent in French.

Mr. Ellis is accountable for the overall strategic leadership, and performance of the legal, corporate secretarial, communications and government relations functions at the Company. Mr. Ellis’ responsibilities include litigation management, regulatory, contracts, commercial matters and advising on risk management as well as providing strategic support to the Company’s senior management and the Board of Directors. As Chair of the Company’s Indigenous Diversity Council, he champions an inclusive workplace. Mr. Ellis was an Executive Committee member for Legal Leaders for Diversity and Inclusion from 2018-2022 and is a Board member of the Railway Association of Canada.

2022 Performance highlights:	2022 Compensation:

  •   Since closing KCS into the voting trust on December 14, 2021, Mr. Ellis and his team have played a key role in the integration of the historic combination of the Company and KCS.

  •   Worked closely with the Integration Management Office to progress the vital work needed to safely and efficiently operate the combined company.

  •   Instrumental in providing the legal strategy for the Company’s presentation to the STB in the fall of 2022.

  •   Responsible for securing additional regulatory approvals for the KCS transaction, including approvals in Mexico and the United States.

  •   The Company’s legal team was recognized by Financial Times at the 2022 Innovative Lawyers Awards North America in the award category for In-House Legal Team: Innovation in Commercial and Strategic Advice.

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2023 Compensation

Effective April 14, 2023, with thoughtful consideration of CPKC’s industry-leading team, the Compensation Committee has approved appointments for Messrs. Redd and Ellis to Executive Vice-President and Chief Operating Officer and Executive Vice-President, Chief Legal Officer and Corporate Secretary, respectively. Mr. Brooks remains in his current position with an increased portfolio as Executive Vice-President and Chief Marketing Officer in the combined entity. In recognition of these appointments, Messrs. Brooks, Redd and Ellis received an increase of US$278,000, US$510,400 and CAD$476,778, respectively to their total target direct compensation.

Share performance

The graph below shows the total shareholder return of $100 invested in CPKC shares compared to the two major market indices over the last five years ending December 31, 2022 assuming reinvestment of dividends. The graph also shows the total compensation awarded to our NEOs for each of the past five years.

The graph shows CPKC shares have outperformed the S&P/TSX Composite Index and the S&P 500 index since 2018 while our NEOs’ total compensation has directly aligned with the increasing value provided to our shareholders in recent years. We have delivered significant shareholder value as our cumulative total return for the five-year period ending December 31, 2022 was 130 percent on the TSX and 114 percent on the NYSE.

The total compensation value for NEOs as disclosed in the Summary compensation table is 0.3 percent of our total revenues of $8.8 billion for 2022.

at December 31	2018	2019	2020	2021	2022
CPKC TSR (C$)	107	147	198	206	230
CPKC TSR (US$)	98	142	196	205	214
S&P/TSX Composite Index (C$)	91	112	118	148	139
S&P 500 Index (US$)	96	126	149	191	157
TDC ($ thousands)	22,210	27,352	31,855	41,754	28,917

Note:

•	Total direct compensation (TDC) is the total compensation of the NEOs (excluding pension), as reported in the Summary compensation table in prior years.
•	We used the following to calculate total direct compensation in the table above:
•	2022, 2021 and 2020: Keith Creel, Nadeem Velani, John Brooks, Mark Redd and Jeffrey Ellis
•	2019: Keith Creel, Nadeem Velani, John Brooks, Laird Pitz and Mark Redd
•	2018: Keith Creel, Nadeem Velani, Robert Johnson, Laird Pitz and John Brooks
•

Mr. Creel, Mr. Brooks, Mr. Pitz, Mr. Redd and Mr. Johnson were paid in U.S. dollars and their amounts have been converted using the following average exchange rates: $1.3013 for 2022, $1.2535 for 2021, $1.3415 for 2020, $1.3269 for 2019 and $1.2957 for 2018.

2023 MANAGEMENT PROXY CIRCULAR  57

EXECUTIVE COMPENSATION DETAILS

Summary compensation table

The table below shows annual compensation in Canadian dollars for our five NEOs for the three fiscal years ended December 31, 2022, 2021 and 2020. Mr. Creel, Mr. Brooks and Mr. Redd are paid in U.S. dollars and their compensation has been converted to Canadian dollars using the average exchange rates for the year: $1.3013 for 2022, $1.2535 for 2021 and $1.3415 for 2020. Mr. Velani and Mr. Ellis are paid in Canadian dollars.

Executive and principal position	Year	Salary ($)(1)	Share-based awards ($)(2)	Option-based awards ($)(3)	Non-equity incentive plan compensation - annual incentive plan ($)(4)	Pension Values ($)(5)	All other compensation ($)(6)	Total Compensation ($)

Keith E. Creel	2022	1,561,560	6,960,936	4,655,218	566,066	499,916	279,850	14,523,546
President and Chief	2021	1,496,068	7,138,547	14,910,982	2,337,606	608,541	237,237	26,728,981
Executive Officer	2020	1,601,097	6,826,446	4,156,579	3,442,359	546,767	242,948	16,816,196

Nadeem S. Velani	2022	833,193	1,878,184	1,315,942	399,325	232,289	69,608	4,728,541
Executive Vice-President	2021	806,821	1,684,658	997,455	1,102,552	248,433	53,715	4,893,634
and Chief Financial Officer	2020	790,366	1,818,076	1,157,441	1,263,452	226,331	66,336	5,322,002

John K. Brooks	2022	788,913	1,712,572	1,169,671	371,098	289,889	96,199	4,428,342
Executive Vice-President	2021	722,525	1,566,074	920,156	999,666	534,527	90,248	4,833,196
and Chief Marketing Officer	2020	735,100	1,548,288	942,743	1,149,741	557,101	83,767	5,016,740

Mark A. Redd	2022	757,194	1,513,731	1,037,043	358,931	137,801	100,518	3,905,218
Executive Vice-President	2021	645,748	1,444,831	1,010,560	814,384	104,262	89,381	4,109,166
Operations	2020	595,081	1,155,272	693,849	827,327	93,038	79,781	3,444,348

Jeffrey J. Ellis	2022	596,571	944,776	661,955	226,270	157,656	61,385	2,648,613
Chief Legal Officer	2021	554,274	947,383	514,607	616,166	143,932	51,938	2,828,300
and Corporate Secretary	2020	520,967	954,825	520,534	638,004	125,011	44,457	2,803,798

(1)	Salary. Represents salary earned in the year. Mr. Velani’s salary is set in U.S. dollars and was paid in Canadian dollars based on an exchange rate of 1.2779 in 2022.
(2)

Share-based awards. Includes PSUs and DSUs awards, where applicable. PSUs were granted on January 31, 2022. The grant date accounting fair value is $90.94 for grants on the TSX and US$71.40 for grants on the NYSE and are calculated in accordance with FASB ASC Topic 718: Compensation—Stock Compensation. See Item 8, Financial Statements and Supplementary Data, Note 22: Stock-based compensation in our Annual Report on form 10-K filed with the SEC and securities regulatory authorities in Canada on February 24, 2023 for more details.

To calculate the number of PSUs our NEOs receive, we use the Willis Towers Watson binomial lattice model and the 30-day average closing share price on the TSX or the NYSE prior to the grant date.

Willis Towers Watson Expected Life Binomial Valuation

Assumptions	TSX / NYSE

Term	3 years

Vesting Schedule	3 year cliff

Payout Range % (threshold-target-max)	50-100-270

Risk of Forfeiture	5%

PSU Value (as a % of grant price)	84%

Using this valuation model, the grant date expected fair value on January 31, 2022 was $76.39 on the TSX and US$59.98 on the NYSE, based on the above assumptions.

Mr. Brooks and Mr. Redd amounts include the value of DSUs granted on January 31, 2022. See the About deferred compensation section on page 66 for more details.

Mr. Velani and Mr. Redd amounts exclude the 16,969 PDSUs and 3,277 PDSUs credited to Mr. Velani and Mr. Redd, respectively, on February 2, 2023, as a result of the 2020 PSU performance factor, and the additional 5,759 and 1,843 matching PDSUs credited to Mr. Velani and Mr. Redd, respectively, under the terms of the Senior Executive Deferred Share Plan. See the Payout of 2020 PSU award on page 51 and the About deferred compensation section on page 66 for more details.

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PROXY CIRCULAR EXECUTIVE COMPENSATION

(3)

Option-based awards. The grant date fair value of stock option awards granted to each NEO has been calculated in accordance with FASB ASC Topic 718: Compensation – Stock Compensation. We used the Black-Scholes option-pricing model (with reference to the shares underlying the options). Stock options awarded as part of the annual program were granted on January 31, 2022. The grant date accounting fair value of the awards shown in the Summary Compensation table with reference to the TSX and NYSE are $20.48 and US$17.19, respectively. See Item 8, Financial Statements and Supplementary Data, Note 22: Stock-based compensation in our Annual Report on Form 10-K filed with the SEC and securities regulatory authorities in Canada on February 24, 2023 for more details.

To calculate the number of options, we use Willis Towers Watson’s expected life binomial methodology and the 30-day average closing share price on the TSX or the NYSE prior to the grant date.

The grant price on January 31, 2022 is $90.94 on the TSX and US$71.40 on the NYSE. Using the binomial valuation model, the grant date expected fair value was $16.37 on the TSX and US$13.57 on the NYSE. The assumptions are below:

	Willis Towers Watson Expected Life Binomial Valuation

Assumptions	NYSE	TSX

Option Term	7 years	7 years

Vesting Schedule	4 year pro-rated	4 year pro-rated

Expected Life	4.75 years	4.75 years

Dividend Yield (1-year historical)	0.86%	0.86%

Volatility (3-year daily)	24.8%	24.0%

Risk-free Rate (yield curve)	0.25% - 0.75%	0.1% - 0.6%

Risk of Forfeiture	5%	5%

Stock Option Value (as a % of grant price)	19%	18%

Mr. Creel’s 2021 amount includes a special upfront grant on March 27, 2021 in relation to amendments to his executive employment agreement made on March 21, 2021 to retain him until at least year 2026. The grant date fair value of this grant is US$16.24 on the NYSE and is calculated in accordance with FASB ASC Topic 718: Compensation - Stock Compensation. In consideration of this special upfront grant, the Company and Mr. Creel agreed to amend his current employment agreement to reduce the value of the annual long-term incentive plan award Mr. Creel is entitled to receive by US$2.1 million in each year of 2022, 2023, 2024 and 2025 (an aggregate of $8.4 million). See Employment agreements on page 60 for more details.

Mr. Redd’s 2021 amount also includes the incremental fair value of $247,071 (US$197,105) to reflect the discretion approved by Board for his July 20, 2018 PSOs granted when he was not an NEO. The incremental fair value is calculated in accordance with FASB ASC Topic 718: Compensation - Stock Compensation and reflects the fair value of incremental options allowed to vest due to exercise of positive discretion as calculated using the Black-Scholes option-pricing model at the modification date.

(4)	Non-equity annual incentive. Cash bonus earned under our short-term incentive plan for 2022 and paid in February 2023.
(5)

Pension. Mr. Creel, Mr. Velani and Mr. Ellis participate in the Canadian defined contribution plan (DC plan) and in the defined contribution supplemental plan (DC SERP). Mr. Creel and Mr. Redd participate in the U.S. defined contribution plan and the U.S. supplemental executive retirement plan. Mr. Brooks participates in the Company Pension Plan for U.S. Management Employees. See Retirement plans on page 65 for more details.

(6)

All other compensation. The NEOs receive certain benefits and perquisites which are competitive with our comparator group. The table below shows the breakdown of all other compensation for 2022. The values in the table have been converted to Canadian dollars using the 2022 average exchange rate of $1.3013.

	Perquisites						Other compensation

Executive	Personal use of company aircraft ($)(a)	Auto benefits ($)(b)	Housing allowance ($)(c)	Financial and tax planning ($)(d)	Additional medical ($)(e)	Club benefits ($)(f)	401(k) match ($)(g)	Employer share purchase plan match ($)(h)	Total ($)

Keith Creel	151,069	28,631	3,652	26,026	-	32,533	7,027	30,912	279,850

Nadeem Velani	-	40,416	-	-	1,495	11,200	-	16,497	69,608

John Brooks	-	40,636	-	12,883	2,405	14,575	10,080	15,620	96,199

Mark Redd	-	46,161	-	12,883	-	14,575	11,907	14,992	100,518

Jeffrey Ellis	-	38,373	-	-	-	11,200	-	11,812	61,385

2023 MANAGEMENT PROXY CIRCULAR  59

(a)

Calculated by multiplying the variable cost per air hour by the number of hours used for travel and includes costs for fuel, maintenance, landing fees and other miscellaneous costs. The year over year increase to this amount is primarily due to higher fuel prices in 2022. As Mr. Creel is required to travel frequently for business, the Company prefers he uses our corporate aircraft within North America to ensure his safety, security and ability to immediately travel across the Company’s network. As an executive of a Calgary-based company, enabling the CEO to visit his family in the United States is an important retention tool. Non-corporate use of the corporate aircraft has been limited to family visits.

(b)

Reflects the cost of a company-leased vehicle and reimbursement of related operating costs. A taxable reimbursement of auto benefits is provided for executives with vehicles that meets a CFCR (Combined Fuel Consumption Ratio from the Canadian federal government) of 11.8L per 100KM or less.

(c)	Reflects total costs pro-rated for the days Mr. Creel is in Calgary to provide reasonable accommodation.
(d)	Reflects the cost of executive financial counselling provided for Mr. Creel, Mr. Brooks and Mr. Redd. Mr. Velani and Mr. Ellis did not use the company provided service.
(e)

Under the U.S. medical benefits plan, available to all U.S. employees, the majority of the cost of a medical examination is covered by the plan. Only incremental costs for the executive medical are paid for by the Company. In Canada, executive medicals are not covered under the group benefit plan.

(f)

Included in the perquisites program available to all senior executives is a value of $11,200 in their respective home currency. Value of CEO’s club membership of $32,533 reflects the Canadian dollar conversion of US$25,000.

(g)	Reflects matching company contributions to the 401(k) plan for Mr. Creel, Mr. Brooks and Mr. Redd.
(h)

Company contributions to the Employee Share Purchase Plan (ESPP). Our NEOs participate in the ESPP on the same terms and using the same formulas as other participants. See page 64 to read more about the ESPP.

Employment agreements

Except for Mr. Creel and Mr. Ellis, employment agreements for executive officers are set out in a standard offer letter template. The letters contain the standard terms, which include an annual salary, participation in the short and long-term incentive plans as approved annually by the Compensation Committee, participation in the benefit plans or programs generally available to management employees and perquisites. As of the date of this proxy circular, all of our NEOs have a two-year non-compete, non-solicitation agreement tied to their Company employment.

Mr. Creel’s employment agreement includes:

•	reasonable living accommodation in Calgary
•	use of the corporate aircraft for business commuting and family visits within North America
•	non-disclosure, non-solicitation and confidentiality covenants
•	severance provisions as described on page 68
•	reimbursement for club memberships of up to US$25,000 annually
•	reimbursement for financial services of up to US$20,000 annually

On March 21, 2021, in connection with the announcement of the merger with KCS, the Company entered into a stock option agreement and amendment to Mr. Creel’s executive employment agreement with the intent to retain him until at least year 2026. If Mr. Creel voluntarily resigns or retires prior to January 31, 2026 any PSUs granted after March 1, 2021 will not be deemed retirement-eligible as previously provided in the PSU plan and his prior employment agreement. The 517,385 options granted to Mr. Creel in connection with these amendments to his executive employment agreement will expire on March 27, 2028 and will be subject to the terms and conditions of the Plan. In consideration of the Award, the Company and Mr. Creel agreed to amend his current employment agreement to reduce the value of the annual long-term incentive plan award Mr. Creel is entitled to receive by US$2.1 million in each year of 2022, 2023, 2024 and 2025 (an aggregate of $8.4 million).

Mr. Ellis’ employment agreement includes a severance package for a termination without cause as described on page 68 and a non-compete, non-solicitation agreement.

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PROXY CIRCULAR EXECUTIVE COMPENSATION

Incentive plan awards

Outstanding share-based awards and option-based awards

The table below shows all vested and unvested equity incentive awards that were outstanding as of December 31, 2022. See

Long-term incentive plan beginning on page 46 for more information about our stock option and share-based awards.

		Option-based awards(1)					Share-based awards(2)

Executive	Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($) (1)	Grant type	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)

Keith Creel (3)	31-Jan-14	199,500	33.77	31-Jan-24	13,402,410
	24-Jul-14	239,700	42.06	24-Jul-24	14,115,933
	22-Jan-16	276,250	23.36	22-Jan-26	19,167,858
	20-Jan-17	35,838	30.20	20-Jan-24	2,154,646
	1-Feb-17	79,376	30.23	1-Feb-24	4,769,004
	1-Feb-17	749,797	30.23	1-Feb-24	45,048,692
	22-Jan-18	215,740	37.17	22-Jan-25	10,934,059
	25-Jan-19	271,010	41.06	25-Jan-26	12,307,386
	31-Jan-20	287,160	53.16	31-Jan-27	8,334,759
	29-Jan-21	237,145	67.24	29-Jan-28	2,360,741
	27-Mar-21	517,385	71.64	27-Mar-28	2,067,201
	31-Jan-22	208,107	71.40	31-Jan-29	899,134
	6-Feb-13					DSU			16,507,476
	31-Jan-20					PSU			18,739,151
	29-Jan-21					PSU	85,897	8,677,694
	31-Jan-22					PSU	75,359	7,613,075
Total		3,317,008			135,561,823		161,256	16,290,769	35,246,627
Nadeem Velani	23-Jan-15	1,000	43.76	23-Jan-25	57,190
	22-Jan-16	14,635	33.15	22-Jan-26	992,253
	22-Jan-18	66,300	46.33	22-Jan-25	3,621,306
	25-Jan-19	81,565	54.30	25-Jan-26	3,805,007
	31-Jan-20	87,275	70.31	31-Jan-27	2,674,106
	29-Jan-21	57,790	85.93	29-Jan-28	868,006
	31-Jan-22	64,255	90.94	31-Jan-29	643,193
	26-Feb-14					DSU			350,153
	19-Feb-15					DSU			177,156
	24-Feb-17					DSU			321,416
	22-Feb-19					DSU			699,444
	31-Jan-20					DSU			4,436,210
	31-Jan-20					PSU			1,011,142
	29-Jan-21					PSU	19,884	2,007,244
	31-Jan-22					PSU	20,774	2,097,132
Total		372,820			12,661,061		40,658	4,104,376	6,995,521

John Brooks	23-Jan-15	6,530	35.18	23-Jan-25	348,551
	22-Jan-16	21,700	23.36	22-Jan-26	1,505,674
	22-Jan-18	20,975	37.17	22-Jan-25	1,063,048
	25-Jan-19	37,420	41.06	25-Jan-26	1,699,356
	14-Feb-19	14,845	40.40	14-Feb-26	687,426
	31-Jan-20	65,130	53.16	31-Jan-27	1,890,385
	29-Jan-21	49,835	67.24	29-Jan-28	496,099
	31-Jan-22	52,289	71.40	31-Jan-29	225,917
	6-Sep-12					DSU			522,912
	22-Feb-19					DSU			429,009
	29-Jan-21					DSU	792	79,981	319,923
	31-Jan-22					DSU	695	70,220	280,881
	31-Jan-20					PSU			4,250,091
	29-Jan-21					PSU	18,053	1,823,755

	31-Jan-22					PSU	17,845	1,802,794
Total		268,724			7,916,456		37,385	3,776,750	5,802,816

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		Option-based awards(1)					Share-based awards(2)

Executive	Grant date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Grant type	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Mark Redd (4)	25-Jan-19	19,980	41.06	25-Jan-26	907,352
	3-Sep-19	6,485	46.95	3-Sep-26	242,770
	31-Jan-20	47,935	53.16	31-Jan-27	1,391,303
	29-Jan-21	41,350	67.24	29-Jan-28	411,633
	31-Jan-22	46,360	71.40	31-Jan-29	200,300
	19-Feb-15					DSU			226,782
	22-Feb-19					DSU			363,919
	31-Jan-20					DSU	224	22,661	1,021,771
	29-Jan-21					DSU	1,726	174,352	92,084
	31-Jan-22					DSU	566	57,205	228,822
	31-Jan-20					PSU			2,346,298
	29-Jan-21					PSU	13,484	1,362,181
	31-Jan-22					PSU	15,821	1,598,340
Total		162,110			3,153,358		31,821	3,214,739	4,279,676
Jeffrey Ellis	22-Jan-16	6,485	33.15	22-Jan-26	439,683
	20-Jan-17	17,150	40.30	20-Jan-24	1,040,148
	22-Jan-18	21,255	46.33	22-Jan-25	1,160,948
	25-Jan-19	36,535	54.30	25-Jan-26	1,704,358
	31-Jan-20	39,250	70.31	31-Jan-27	1,202,620
	29-Jan-21	29,815	85.93	29-Jan-28	447,821
	31-Jan-22	32,322	90.94	31-Jan-29	323,543
	22-Jan-16					DSU			194,669
	31-Jan-20					DSU	1,996	201,537	806,147
	29-Jan-21					DSU	923	93,175	372,701
	31-Jan-20					PSU			2,274,526
	29-Jan-21					PSU	10,259	1,035,617
	31-Jan-22					PSU	10,450	1,054,912
Total		182,812			6,319,121		23,628	2,385,241	3,648,043

(1)

Option-based awards. Regular options granted before 2017 vest 25 percent each year for four years beginning on the first anniversary of the grant date and expire 10 years from the grant date. Grants made in 2017 and onwards have the same vesting schedule and expire seven years from the grant date. All exercise prices for grants received prior to 2015 are in Canadian dollars. With respect to Mr. Creel, Mr. Brooks and Mr. Redd, exercise prices for option awards that were granted in 2015 and later are in U.S. dollars. All of Mr. Velani’s and Mr. Ellis’ exercise prices are in Canadian dollars.

Value of unexercised in-the-money options. For stock options granted to NEOs in Canadian dollars, the value of unexercised in-the-money options at 2022 year-end is based on $100.95, the closing share price on the TSX on December 30, 2022. For NEOs with U.S. dollar stock option grants, the value of unexercised in-the-money options at 2022 year-end is based on US$74.59, the closing share price on the NYSE on December 30, 2022.

(2)

Share-based awards. Values include reinvested dividends. The unvested 2021 and 2022 PSU values are based on a payout at target (100 percent). For Mr. Velani and Mr. Ellis, the value of unvested PSUs and DSUs is based on $100.95, the closing share price on the TSX on December 30, 2022. For Mr. Creel, Mr. Brooks and Mr. Redd, the value of unvested PSUs and DSUs is based on US$74.59 our closing share price on the NYSE on December 30, 2022, converted to Canadian dollars using a year-end exchange rate of $1.3544.

The vested 2020 PSU values are based on an overall performance factor of 180 percent and a payout price of $105.97 and US$78.32 on the TSX and NYSE, respectively (see Payout of 2020 PSU award on page 51 for more details). Mr. Velani and Mr. Redd elected to defer a portion of their January 31, 2020 PSU award to PDSUs and received an additional 16,969 and 3,277 PDSUs, on February 2, 2023, respectively as a result of the overall 2020 PSU performance factor of 180 percent and a further 5,759 and 1,843 matching PDSUs, respectively, under the terms of the Senior Executive Deferred Share Plan on February 2, 2023. Value of the vested 2020 PDSUs are included in the table above. See the About deferred compensation section on page 66 for more details.

Vested and unvested DSU awards are deferred and cannot be redeemed until the NEO leaves the Company.

(3)

Mr. Creel was awarded an upfront PSO grant on February 1, 2017 when he became CEO on January 31, 2017. These PSOs vested on February 1, 2022 based on our five-year TSR relative to two equally weighted measures: the S&P/TSX Capped Industrial Index and the S&P 1500 Road and Rail Index. The threshold for vesting is for CPKC’s TSR being at or above the 60th percentile relative to each index at the end of the performance period on January 31, 2022. The Company’s TSR performance relative to the S&P/TSX Capped Industrial and S&P 1500 Road and Rail indices both exceeded the 60th percentile, vesting 100 percent of the grant.

On March 27, 2021, Mr. Creel was awarded a special stock option grant in conjunction with amendments to his executive employment agreement made on March 21, 2021. See Employment agreements on page 60 for more details.

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PROXY CIRCULAR EXECUTIVE COMPENSATION

Incentive plan awards – value vested or earned during the year

The table below shows the amount of incentive compensation that vested or was earned in 2022.

Executive	Option-based awards - value vested during the year ($)(1)	Share-based awards - value vested during the year ($)(2)	Non-equity incentive plan compensation - value earned during the year ($)

Keith Creel	55,464,666	18,739,151	566,066

Nadeem Velani	2,086,873	5,572,386	399,325

John Brooks	1,219,921	4,326,565	371,098

Mark Redd	826,581	3,342,295	358,931

Jeffrey Ellis	841,506	2,274,526	226,270

(1)

Option-based awards—value vested during the year. Includes the aggregate dollar value that would have been realized if the options were exercised on the date of vest. It is calculated as the difference between the closing price (on each of the stock option vest dates in 2022) and the exercise price, converted to Canadian dollars where applicable using the exchange rate on the vest date.

(2)

Share-based awards—value vested during the year. Includes DSUs that have vested during the year and are valued as of the vest date and converted to Canadian dollars where applicable. Also includes, the payout value of the 2020 PSUs and the value of 2020 PDSUs (including the 16,969 and 3,277 PDSUs credited to Mr. Velani and Mr. Redd, respectively, on February 2, 2023 as a result of the 2020 PSU performance factor, and a further 5,759 and 1,843 matching PDSUs credited to Mr. Velani and Mr. Redd, respectively, on February 2, 2023, under the terms of the Senior Executive Deferred Share Unit Plan),which vested at 180 percent on December 31, 2022. The 2020 PSU value for Mr. Creel, Mr. Brooks and Mr. Redd have been converted to Canadian dollars using the year-end exchange rate of $1.3544. See Payout of 2020 PSU award on page 51 and the Outstanding share-based awards and option-based awards on page 61 for more details.

Option exercises and vested stock awards

The table below shows the options exercised and sold by the NEOs in 2022.

Executive	Number of options exercised and sold	Option exercise price ($)		Value realized ($)(1)
Keith Creel(2)	6,517	US$	30.20	423,878
	150,762	US$	30.23	9,787,236
John Brooks	13,050	US$	30.20	871,434
	6,000	US$	35.18	358,683
Mark Redd	4,665	US$	30.20	286,274
	6,900	US$	33.23	455,820
	6,280	US$	35.18	345,622
	20,075	US$	37.17	1,054,301
	19,800	US$	38.99	990,809

(1)	Based on the market price of shares less the option exercise price on the date of exercise; converted to Canadian dollars using a year-end exchange rate of $1.3544 for exercises on the NYSE.
(2)

Mr. Creel’s exercises are for options, which are scheduled to expire in January, February and July of 2024, and are being exercised and sold in accordance with the automatic securities disposition plans he established on August 2, 2022.

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Equity compensation plan information

The table below shows the securities authorized for issuance under equity compensation plans at December 31, 2022. These include the issuance of securities upon exercise of options outstanding under the stock option plan and the director stock option plan.

The table also shows the remaining number of shares available for issuance and includes 1,700,000 shares under the director stock option plan. On July 21, 2003, the Board suspended any additional grants of options under the director stock option plan and there are no outstanding options under that plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	7,353,133	61.69	22,511,317

Equity compensation plans not approved by security holders	-	-	-

Total	7,353,133	61.69	22,511,317

See page 50 to read more about the stock option plan. You can also read about the two equity compensation plans in our audited consolidated financial statements for the year ended December 31, 2022, available on our website (investor.cpkcr.com/financials), and on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

Employee Share Purchase Plan (ESPP)

The Company’s ESPP is available to all employees and provides the opportunity to purchase shares on the open market through payroll deductions which aligns employees’ interests with those of shareholders. Employees may contribute between one percent and ten percent of their base salary to the ESPP every pay period. CPKC provides a 33 percent match on the first six percent of non-unionized and specified unionized employees’ contributions which vest at the end of the four consecutive quarters. Employees must remain participants of the ESPP at the time of vesting in order to receive the CPKC match.

In 2022, approximately 56 percent of our employees participated in the ESPP.

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PROXY CIRCULAR EXECUTIVE COMPENSATION

Retirement plans

Canadian pension plans

Mr. Creel, Mr. Velani and Mr. Ellis participated in our DC plan in 2022.

Participants contribute between 4 and 6 percent of their earnings depending on their age and years of service, and the Company contributes between 4 and 8 percent of earnings on a participant’s base salary and annual bonus. For eligible executives, CPKC contributes an additional 6 percent contribution on base salary and annual bonus. Total contributions are limited to the maximum allowed under the Income Tax Act (Canada) ($30,780 for 2022).

Defined contribution plan

Executive	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Keith Creel	3,661,737	477,664	3,679,510
Nadeem Velani	1,632,195	232,289	1,677,790
Jeffrey Ellis	910,273	157,656	970,226

Mr. Creel, Mr. Velani and Mr. Ellis also participate in the DC SERP, a non-registered plan that provides notional contributions in excess of the Income Tax Act (Canada) limits for the DC Plan at the same employer contribution rate as in the DC Plan. Company contributions vest after two years of employment. Employees do not contribute to the DC SERP.

U.S. retirement plans

Our U.S. retirement program has five elements:

•	a qualified defined benefit pension plan (closed plan) which provides annual benefit accruals funded by employer contributions determined from Internal Revenue Service (IRS) rules;
•	a non-qualified defined benefit pension plan (closed plan) for certain employees whose compensation exceeds the U.S. Internal Revenue Code limit (US$245,000 for 2022);
•	a voluntary qualified 401(k) plan with employer match;
•	a qualified defined contribution plan which provides automatic employer contributions; and
•	a non-qualified defined contribution plan for certain employees whose compensation exceeds the U.S. Internal Revenue Code limit (US$305,000 for 2022).

CPKC pension plan for U.S. management employees (closed plan)

CPKC sponsors a defined benefit pension plan comprised of a Basic Defined Benefit Pension Plan (Basic DB Plan) and a Supplemental Pension for earnings in excess of the IRS compensation limits in the Basic DB Plan, which provides retirement benefits in excess of the benefits payable from the Basic DB Plan. The benefit is based on age, service and a percentage of final average compensation.

The pension formula uses the final average monthly earnings and calculates a benefit of 0.5 percent up to the Tier 1 Railroad Retirement Board limit and 1.25 percent in excess of that limit, and multiplies that by the years of service to a maximum of 30 years. An unreduced pension is available for all employees under the Basic DB Plan and the Supplemental Pension Plan as early as age 62 with 30 years of service with the normal retirement benefit payable at age 65.

The table below summarizes Mr. Brooks’ participation in the Basic DB Plan and Supplemental Pension Plan in 2022. The values in the table have been converted to Canadian dollars using the 2022 average exchange rate of $1.3013.

	Years of credited service		Annual benefits payable		Opening present value of defined benefit obligation ($)	Compensatory change ($)	Non-compensatory change ($)	Closing present value of defined benefit obligation ($)
Executive	At December 31, 2022	At age 65	At year end ($)	At age 65 ($)
John Brooks	14.17	27.25	223,353	513,010	3,162,584	289,889	(1,118,548)	2,333,925

The present value of the defined benefit obligation is based on the assumptions and methods used for financial statement reporting. In previous years, it was assumed that Mr. Brooks’ accrued benefit would be paid at age 65. The present value was determined using a discount rate of 5.21 percent and mortality adjusted actuarial assumptions.

2023 MANAGEMENT PROXY CIRCULAR  65

401(k) plan

Individuals can make pre-tax or post-tax (Roth) contributions to the 401(k) plan subject to limitations imposed by the IRS in the U.S. The Company provides a matching contribution of 50 percent on the first six percent of eligible earnings. All contributions vest immediately.

U.S. salaried retirement income plan

The U.S. Salaried Retirement Income Plan is employer-funded with an annual contribution amount equal to 3.5 percent of eligible earnings, which include base salary and annual bonus. These earnings are subject to compensation limitations imposed by the IRS in the U.S. These amounts are included in the Summary compensation table under All other compensation on page 58.

Supplemental defined contribution plan (U.S. DC SERP)

The U.S. DC SERP is an unfunded, non-qualified defined contribution plan that provides an additional company contribution equal to six percent of eligible earnings without regard to the limitations imposed by the IRS. In the U.S., eligible earnings include base salary and annual bonus. In addition, for earnings in excess of the limitations imposed by the U.S. Internal Revenue Code, an additional 3.5 percent contribution is made. Company contributions cliff vest at the end of three years.

Mr. Creel and Mr. Redd participated in the U.S. DC SERP in 2022. The table below shows the U.S. Salaried Retirement Income Plan and U.S. DC SERP account information as at December 31, 2022 and values have been converted to Canadian dollars using the 2022 average exchange rate of $1.3013.

Executive	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Keith Creel	1,303,392	22,252	1,149,826
Mark Redd	557,017	114,025	600,082

About deferred compensation

Executive officers and members of senior management who have not met their share ownership requirement can choose to defer all or a portion of their short-term incentive or PSU grant as DSUs.

The short-term incentive DSUs are granted in the year the bonus is actually paid and may receive a 25 percent match. The deferred amount, including the match, cannot exceed the amount needed to meet the ownership requirement. The amount is converted to bonus DSUs using the average market price of a CPKC common share for the 10 trading days immediately before December 31 of the applicable performance year. The matching units vest after three years.

Eligible executives can elect to defer a portion of their PSU grant prior to start of the performance period. These Performance DSUs are subject to the same performance and vesting conditions as the corresponding PSU grant. To align with the granting practice of the PSU plan, the elected amount converted to Performance DSUs is based on the market closing price of a CPKC common share for the 30 trading days prior to the grant date. The performance DSUs may receive a 25 percent match upon vesting (subject to a matching DSU cap), three years from the grant date.

To defer any compensation, elections must be made by June 30th of the calendar year prior to the new fiscal year. Matching DSUs cannot exceed 20 percent of the executives’ total ownership requirement.

The table below shows the number and value of DSUs outstanding as at December 31, 2022.

Executive	Unvested DSUs (#)	Vested DSUs (#)	Total Units (#)	Value as at December 31, 2022 ($)(1)
Keith Creel	0	163,400	163,400	16,507,476
Nadeem Velani(2)	0	59,281	59,281	5,984,379
John Brooks	1,487	15,370	16,857	1,702,926
Mark Redd(3)	2,516	19,138	21,654	2,187,596
Jeffrey Ellis	2,919	13,606	16,525	1,668,229

(1)

We valued the outstanding DSUs using $100.95, our closing share price on the TSX on December 30, 2022 for Mr. Velani and Mr. Ellis, and US$74.59, our closing share price on the NYSE and converted to Canadian dollars using a year-end exchange rate of $1.3544 for Mr. Creel, Mr. Brooks and Mr. Redd.

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PROXY CIRCULAR EXECUTIVE COMPENSATION

(2)

Mr. Velani’s vested DSU amount includes 16,969 PDSUs resulting from the overall 2020 PSU performance factor of 180 percent that was applied to the 2020 PDSU grant and the associated 5,759 matching PDSUs credited on February 2, 2023.

(3)

Mr. Redd’s vested DSU amount includes 3,277 PDSUs resulting from the overall 2020 PSU performance factor of 180 percent that was applied to the 2020 PDSU grant and the associated 1,843 matching PDSUs credited on February 2, 2023.

DSUs are redeemed for cash after the executive retires or leaves the Company, with: (i) Canadian-resident executives being entitled to elect a date of payment between the date that is six months following their departure from the Company and December 15th of the following calendar year, in compliance with Canadian tax rules; and (ii) U.S. resident executives being paid six months after their departure from the Company, in compliance with U.S. tax regulations. We used the average market price of a share for the 10 trading days immediately before the payment date to calculate the amount, which the participant receives in a lump sum less withholding taxes.

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Termination and change in control

Termination of employment

We have policies to cover different kinds of termination of employment.

Mr. Creel is covered under the terms of his employment agreement effective January 31, 2017, as amended December 18, 2018 and March 21, 2021, that includes non-competition, non-solicitation and confidentiality restrictions. Mr. Ellis has a severance agreement for termination without cause. Mr. Velani, Mr. Brooks and Mr. Redd are subject to the same terms as all other employees for resignation, retirement, termination with cause, termination without cause and change in control. Mr. Velani, Mr. Brooks, Mr. Redd and Mr. Ellis have signed non-competition, non-solicitation agreements in 2020, 2021 and 2022 that also have confidentiality restrictions.

	Resignation	Retirement	Termination with cause	Termination without cause	Change in control
Severance	None	None	None	Mr. Creel: 24 months of base salary Mr. Ellis: 12 months of salary Other NEOs: pursuant to applicable law	None
Short-term incentive	Forfeited	Award is pro-rated to retirement date	Forfeited	Equal to the target award for severance period for Mr. Creel Other NEOs: award for current year is pro-rated to termination date as per plan	None
DSUs	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested DSUs are forfeited	Unvested units vest early if the holder is terminated following change in control
Performance share units	Forfeited

Award continues to vest based on performance factors and executive is entitled to receive the full value as long as they have worked for six months of the performance period, otherwise the award is forfeited

			Forfeited	Pro-rated based on active service within the performance period and based on actual performance at the end of the performance period	Only vest if the executive is terminated following a change in control PSUs vest at target, pro-rated based on active service within the performance period
Stock options	Vested options are exercisable for 30 days or until the expiry date, whichever comes first Unvested options are forfeited Performance stock options are forfeited	Options continue to vest Award expires five years after the retirement date or the normal expiry date, whichever is earlier Performance stock options are forfeited	Forfeited	Vested options are exercisable for six months following termination as well as any options that vest during the six-month period Performance stock options are forfeited	Options only vest early if the option holder is terminated following the change in control Performance stock options are forfeited
Pension	No additional value	No additional value	No additional value	No additional value	No additional value
ESPP shares	Unvested shares are forfeited	Unvested shares vest	Unvested shares are forfeited	Unvested shares vest	Unvested shares vest
Benefits	End on last day worked	Post-retirement life insurance of $50,000 and a health spending account based on years of service (same for all employees)	End on termination date	End on last day worked	None
Perquisites	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited	Any unused flex perquisite dollars are forfeited

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PROXY CIRCULAR EXECUTIVE COMPENSATION

The table below shows the estimated incremental amounts that would be paid to Mr. Creel and Mr. Ellis, if their employment had been terminated without cause on December 31, 2022. There is no extra tax gross-up provision for any termination benefit.

Name	Severance period (# of months)	Base pay ($)	Short-term incentive ($)	Additional retirement benefits ($)	Other benefits(1) ($)	Value of vesting of options and equity-based awards(2) ($)	Payable on termination without cause ($)
Keith Creel	24	3,250,560	4,063,200	—	38,921	31,322,623	38,675,304
Jeffrey Ellis	12	605,000	484,000	—	27,450	3,536,724	4,653,174
Total		3,855,560	4,547,200	—	66,371	34,859,347	43,328,478

(1)

Reflects the value of accelerated vesting of shares purchased under the ESPP for Mr. Creel and Mr. Ellis. Also includes the cost of group benefits for Mr. Ellis for the severance period as per his employment agreement.

(2)

Reflects the value of stock options and equity-based awards vesting within six months following termination in accordance with our stock option plan, and the pro-rated value as of the termination date of PSU awards. Mr. Creel’s calculation is based on US$74.59, our closing share price on the NYSE on December 30, 2022, converted to Canadian dollars using a year-end exchange rate of $1.3544. Mr. Ellis’ calculation is based on $100.95, our closing share price on the TSX on December 30, 2022.

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CEO pay ratio

CPKC is proactively providing transparency and public disclosure related to CEO pay as compared to the median employee. As our proxy, when it is filed, will be governed under Canadian Securities Administrators (CSA) regulations and is not required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and Item 402(u) of Regulation S-K to disclose information about the ratio of the annual total compensation of our median employee and the annual total compensation (pay ratio) of Mr. Creel, our President and CEO. In support of the Board’s commitment to progressive disclosure practices we have determined and are disclosing the CEO pay ratio for 2022 in the table below.

For December 31	2022
CEO pay ratio	117:1

To identify our median employee, we conducted an analysis of the total compensation of our employee population in Canada and the United States (U.S.), other than our CEO, who were employed by the Company on December 31, 2022. We have determined that using the taxable income reported on the T4 box 14 employment income and W-2 box 1 income for employees in Canada and the U.S., provides a reasonable and consistent estimate for evaluating annual total compensation. The median employee annual total compensation for 2022 is $123,942. In accordance with applicable U.S. disclosure rules, we calculated 2022 annual total compensation for our median employees using the same methodology that we use to determine our NEOs’ annual total compensation in the Summary compensation table on page 58.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

70  CPKC

PART IV – CORPORATE GOVERNANCE

We are one of Canada’s oldest and most recognizable companies, Canadian Pacific. CP was founded in 1881 to connect Canada. In 1887, Arthur Stilwell founded the Company later known as Kansas City Southern. We take pride in the historic legacy, both of Canadian Pacific and Kansas City Southern. CPKC takes on a legacy as a business leader, with a reputation for honesty, integrity and the faithful performance of our undertakings and obligations.

On April 14, 2023, CPKC, headquartered in Calgary, Alberta, Canada, became the first single-line railway connecting the United States, Canada and Mexico. The combined company will have a much larger and more competitive network, operating approximately 20,000 miles of rail, employing close to 20,000 people.

Our ability to maintain this reputation depends on our actions and the choices we make every day. We believe that good corporate governance practices are essential to effective management and the protection of our investors, employees and other stakeholders.

Where to find it

Serving as a Director	85
Integrity	85
Share Ownership	87
Attendance	88
Skills and Development	88
Director Engagement by Management	90

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GOVERNANCE AT CPKC

CPKC has a strong governance culture and we have adopted many leading policies and practices. As a U.S. and Canadian listed company, our corporate governance practices comply with or exceed the practices outlined by the Canadian Securities Administrators (CSA) in National Policy 58-201 — Corporate Governance Guidelines and the TSX, the SEC and the NYSE.

We regularly review our policies and practices and make changes as appropriate, so we stay at the forefront of good governance as standards and guidelines continue to evolve in Canada and the United States.

The Board and the Governance Committee are responsible for developing our approach to corporate governance. This includes periodic reviews of the corporate governance principles and guidelines which were established by the Board, as well as the terms of reference for the Board and each of the Board’s standing committees. Our corporate governance principles and guidelines are available on our website at investor.cpkcr.com/governance.

Furthermore, as part of our integration of KCS into the Company, we are continuing to evaluate the governance practices of the combined company, and may make additional changes as a result of that evaluation. As further discussed in “Explanatory notes—Integrating ESG, governance and sustainability strategies and initiatives”, unless indicated otherwise or the context otherwise requires, our disclosures in this Part IV with respect to the governance priorities, policies, practices, programs, goals and objectives of the Company refer to those of CP on a standalone basis, without factoring in any priorities, policies, practices, programs, goals and objectives that may exist (as of the date hereof or any other date) with respect to the historical KCS or the combined company.

About the Board

The Board has ultimate authority to make decisions about the Company, other than on matters that are specifically reserved for shareholders.

The Board is responsible for overseeing our business, providing overall guidance and direction to management, our long-term strategic direction, succession plans for senior officers, risk oversight and ensuring that the long-term interests of shareholders are served.

Our governing documents state that the Board must have a minimum of five and a maximum of 20 directors. Shareholders elect directors for a term of one year at our annual meeting. The Board may also appoint directors between shareholder meetings if an increase in board size is warranted (subject to certain restrictions under the CBCA) or to fill a vacancy.

Key governance documents

The Board has approved its terms of reference as well as those for each committee and the written position descriptions for the independent Board Chair, the committee chairs and CEO, and reviews them annually. These documents are available on our website at investor.cpkcr.com/governance.

The Board is dedicated to maintaining the highest standards of corporate governance and nurturing a culture of strong business ethics and governance throughout the organization. It operates independently to ensure proper stewardship and sound decision-making. The Board is qualified with the right mix of relevant skills and experience, including transportation industry knowledge, cybersecurity, financial and accounting literacy, strategic planning, human resources, executive compensation and risk management – all of which are critical to understanding and addressing the business challenges facing the Company. The Board is also diverse by gender, age, cultural heritage and ethnicity and geography to generate different perspectives and opinions for healthy discussion and debate. For the 2022 year, our Board was composed of four women and five men, one of whom is from a visible minority community. In 2022, five of our directors were Canadians and four were Americans. The Canadian directors reside in British Columbia, Alberta, Ontario and Québec. The American directors reside in Illinois and Florida. One of the directors, the President and CEO, is a military veteran.

2022 Board composition at a glance(1)

(1)	Board composition represented as of December 31, 2022.

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The Board has terms of reference to assist it in exercising its powers and fulfilling its duties. Each Board committee also has terms of reference to assist it in carrying out its duties and responsibilities. The Board’s terms of reference are included at part VIII to this proxy circular. The committees’ terms of reference can be found on our website at investor.cpkcr.com/governance.

Structure

The Board represents the interests of the Company, shareholders and other stakeholders and has four standing committees to assist it in fulfilling its duties and responsibilities. The Board also established a special committee in 2021 to oversee the KCS acquisition and integration. For more information regarding the KCS Integration Committee, which is now known as the Integration Committee, please see page 29.

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Each committee is made up of only independent directors.

Committee membership is reviewed annually after directors are elected at the annual shareholder meeting and on an as-needed basis through the year. For additional information on what our committees did in 2022, see the committee reports beginning on page 29.

The table below sets out committee membership as at December 31, 2022:

Committee Memberships(1)

Mr. Creel is not a member of any Board committees because he is President and CEO and therefore not independent.

During the course of regularly scheduled board meetings, directors will usually participate in the meetings of the other committees on which they do not sit. Regularly scheduled committee meetings take place sequentially during the same days as Board meetings. Meetings are scheduled in this way to allow for attendance by all directors, including those who are not committee members. In addition to regularly scheduled meetings, the Board and the Board’s committees hold additional meetings as may be required to fulfill their mandates.

In 2022, the Board held meetings in January, February, April, July, September and October. The Board also held a number of informal discussions throughout the year.

Independence

The Board has adopted standards for director independence based on the criteria of the NYSE, SEC and CSA.

The Board reviews director independence continually and annually using director questionnaires as well as by reviewing updated biographical information, meeting with directors individually, and conducting a comprehensive assessment of all business and other relationships and interests of each director with respect to the Company and our subsidiaries. In 2022, the Board confirmed that each director, except for Mr. Creel, is independent in accordance with the standards for independence established by the NYSE and the CSA. Mr. Creel is not independent because of his position as President and CEO.

(1)	Committee members reflected are as of December 31, 2022.

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PROXY CIRCULAR PART IV – CORPORATE GOVERNANCE

The Board has also confirmed that each member of the Audit and Finance Committee meets the additional independence standards for audit committee members under Section 10A(m)(3) and Rule 10A-3(b)(1) of the Exchange Act, and Section 1.5 of National Instrument 52-110 Audit Committees. All members of the Audit and Finance Committee are financially literate. In addition, three of the five members of the currently constituted Audit and Finance Committee meet the definition of audit committee financial expert, as defined by the SEC.

Independent Board Chair

The Board Chair and President and Chief Executive Officer are separate roles at CPKC. Our current Chair of the Board, Isabelle Courville, is an independent director and has served as Chair of CP since May 7, 2019 and Chair of CPKC since April 14, 2023. Ms. Courville has been a director of CP since May 1, 2013.

The Chair of the Board presides at Board meetings and our shareholder meetings. The Chair also serves as an advisor to the CEO and other members of senior management.

We have a formal written mandate that sets out the key responsibilities of the Chair of the Board, which includes, among other things:

A copy of the position description is available on our website at investor.cpkcr.com/governance.

In camera and executive sessions

The independent members of the Board meet in camera, in executive sessions without management and non-independent members of the Board present. The in camera sessions were held with each Board meeting, and had a total of 11 such meetings in 2022. Additionally, at each regularly scheduled meeting, the Board holds two in camera executive sessions - one that includes the President and CEO and one with only independent directors. The Audit and Finance Committee and the Compensation Committee include at least one in camera executive session of independent directors at the beginning and/or end of each meeting. The Governance Committee also meets in camera in executive sessions from time to time. At each in camera executive session, the Chair of the Board or the Chair of the applicable committee presides over the session.

Independent advice

According to their terms of reference, the Board and each committee can each retain additional independent financial, legal, compensation and other advisors. In 2022, the Board and its various standing committees retained independent advisors on matters related to Board assessment and director compensation. The Board also retained additional legal and banking advisors with respect to the KCS Merger Agreement.

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Diversity

Diversity is one of our core values and we are committed to increasing diversity throughout the Company. The Company continues to evaluate its diversity practices on a continuous basis. This includes striving to maintain and increase diversity at the Board level through to our executives, senior management and employees. We understand that a diverse and inclusive work environment provides the Company with a broader range of experience and perspectives that, in turn, creates a stronger and more successful railway. Our diversity and inclusion team, with support from senior leadership, is responsible for developing programs and initiatives to achieve our diversity commitments. We are continually working on programs and opportunities to ensure we are attracting, retaining and developing the best people and skill sets for the Company. We are doing this by working collaboratively with our employees, communities along our rail network and with partner organizations. In 2020, we published the Company’s Diversity Commitment and adopted an Employee Diversity Policy. Our commitment continues to include a focus on attracting and developing employees who are Black, Indigenous people, and people of colour as well as women at all levels and in all professions through targeted outreach and partnerships. We will continue to evaluate and review our diversity and inclusion policies in light of the completion of the acquisition of KCS.

Diversity Council of Canada

The Company is a founding member of the Diversity Council of Canada, an organization dedicated to advancing diversity on Canadian Boards. Equity, diversity and inclusion (EDI) is one of the top business challenges facing companies around the world. Diversity Council of Canada members are thought leaders in respect to EDI for women, including visible minorities, Indigenous peoples, persons with disabilities and members of the 2SLGBTQ+ community who are emerging leaders, executives or board directors.

Board diversity

The Company recognizes Board member diversity as a critical component of objective oversight and continuous improvement. As of December 31, 2022, four of the nine directors (44 percent) were women. The Board of Directors has also adopted a written Board diversity policy in 2020. You can find a copy of our Board diversity policy on our website at investor.cpkcr.com/governance.

Under our Board diversity policy, recommendations of directors for nomination or appointment to the Board will be made based on balance of skills, background, experience and knowledge, taking into account diversity considerations, such as gender, age, geographical representation from the regions in which we operate, cultural heritage (including Indigenous peoples and members of visible minorities) and different abilities (including persons with disabilities). We will strive to use, to their fullest potential, CPKC’s network of relationships in addition to third-party organizations that help identify diverse candidates joining the Board. We will periodically review recruitment and selection protocols to ensure diversity remains an important component of our Board. This year, as part of the combination with Kansas City Southern, the Board added directors who bring cultural, geographic and gender diversity.

The Governance Committee periodically reviews the Board’s diversity policy to assess the Company’s progress against the policy’s objectives in order to ensure that it is being effectively implemented. The Governance Committee periodically reviews recruitment and selection protocols to ensure diversity remains an important component of our Board. This review will enable the Governance Committee to assess the effectiveness of the Board diversity policy.

We are proud of the current level of representation of members of designated groups on our Board and believe the Governance Committee and the Board are successfully addressing diversity. While the Board diversity policy does not establish fixed targets regarding the representation of members of designated groups, our 2022 Board composition included four women (including the Chair of the Board). While we have no Board members who are of Indigenous descent or members who are disabled, Gordon Trafton, who is the current chair of our Risk and Sustainability Committee, is a member of a visible minority group. Accordingly, of the directors on December 31, 2022, five of the nine were members of designated groups. See page 88 for an overview of the Board’s skills and experience. The Board is also geographically diverse, being composed of five Canadians and four Americans. In addition, one of our directors, the President and CEO, is a military veteran.

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PROXY CIRCULAR PART IV – CORPORATE GOVERNANCE

The representation of designated groups on the Board as of December 31, 2022 is shown below:

Director Representation as of December 31, 2022	Number	Percentage (%)

Women	4	44

Indigenous peoples	0	0

Visible minorities	1	11

Persons with disabilities	0	0

For information on the representation of designated groups for the current director nominees, refer to pages 10 and 18.

Leadership diversity

Our diversity and employment equity initiatives encourage the advancement of women, Indigenous peoples, visible minorities and others with diverse backgrounds throughout the organization. This program is designed to remove barriers at all levels of the workplace that can impede or prevent the inclusion of qualified individuals from designated groups from being considered for positions. These initiatives are comprehensive and meet the requirements under the Employment Equity Act (Canada) and the Equal Employment Opportunity Commission (U.S.).

Recent diversity based awards and recognitions(1)

Recognized as Employer of Choice in 2022 by Women Building Futures	Named Top 10 Military Friendly® Employer of the year in the United States for 2023	Recognized as one of Canada’s Top 100 Employer’s for 2023	Recognized as one of Alberta’s Top 75 Employers for 2023

Our employee diversity and inclusion policy does not establish any specific quotas or targets regarding the representation of designated groups in senior management positions, including executive officers (as that term is defined in applicable Canadian and U.S. securities laws) as we are making significant progress on our various diversity initiatives described above. Military Friendly® is the standard that measures an organization’s commitment, effort and success in creating a sustainable and meaningful benefit for the military community that includes people in active duty, reserve, guard, veterans and military spouses.

As of December 31, 2022, one of our ten executive officers(2), is a woman. We also had one man who identifies as a member of a minority group. We do not have any executive officers who identify as Indigenous or as a person with a disability. As of December 31, 2022, of our 23 company officers (which included all Vice-Presidents and higher), we had three men who were members of a minority group, one man who identified as Indigenous, and three women(3).

The Company’s overall diversity of new hires has grown from 31.7 percent to 39.1 percent in the last five years.

(1)	These awards and recognitions are with respect to CP on a standalone basis.
(2)	Executive officers as set out in our 10-K filed on February 26, 2023.
(3)	As of April 24, 2023. The term “member of a visible minority“ is part of the definition of ‘designated groups’ in the Employment Equity Act (Canada).

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Diversity Councils

We take a business led approach to driving diversity and inclusion in the workplace by engaging our three Diversity Councils: Racial Diversity Council, Gender and 2SLGBTQIA+ Diversity Council and Indigenous Diversity Council. Each of these councils is led by a senior leader of the Company acting as the Council chair. Each council represents a diverse group of employees from various levels of the Company and across our property in the U.S. and Canada. Their intent is to work with leadership to ensure we consider diversity and inclusion when making decisions, provide feedback on corporate direction, originate innovative ideas for promoting diversity and inclusion and supporting initiatives that relate to each council’s area of focus.

2022 Diversity Council Chairs
Gender and 2SLGBTQ+ Diversity		Indigenous Diversity		Racial Diversity

	Joan Hardy Vice-President Sales & Marketing, Grain and Fertilizer		Jeff Ellis Chief Legal Officer and Corporate Secretary		Tracy Miller Senior Vice-President Operations, Southern & Eastern Regions

Our Executive Leadership team, including Ms. Hardy, Mr. Ellis and Mr. Miller(1) continue to lead our efforts to increase diversity at the executive level and throughout the organization. With the increasing number of women, visible minorities and people with disabilities in management, we are confident that our diversity and inclusion policy, our Diversity Commitment, the diversity and employment equity program and our succession planning efforts will lead to more diversity in executive positions. We are also introducing new programs and tools to strengthen leadership and accountability, improve retention and outreach, and support the recruitment of individuals from designated groups. During 2022, some of our key initiatives resulting from the collaborations with the Councils at CP included the following:

•	Completed second Diversity and Inclusion Survey, conducted with the goal of using the results to help us evaluate our actions over the past two years and design further initiatives;
•	Continuation of the Mentorship Program for Women, a program open to all non-union women (early to mid-year career) to be mentored by more senior level women leaders in order to develop future leaders;
•	Support for the Indigenous Liaison Network Program, designed to foster an inclusive work environment for Indigenous employees by offering support from, and connection with, other Indigenous employees;
•

L.INC – Inclusive Leadership Program linking together inclusivity with the Company’s leadership competencies and leadership the Company way. A program delivered to leaders and their direct reports where leaders learn the natural link between inclusiveness and results.

•	Facilitation of Council Conversations; a platform of live virtual discussions where all employees are welcome to attend to discuss topics of diversity and inclusion;
•

Education sessions to drive awareness on diversity and inclusion topics in the form on virtual events, Council Chair Panel with the CEO open to the entire company, and guest speakers – these events have drawn over 1000 employee participants; and

•	Recognition and observance of International Women’s Day, Black History Month, National Indigenous Peoples Day; Truth and Reconciliation Day, National Hispanic Heritage Month and Pride Month.

We are proud to have partnerships with various organizations including Women Building Futures, the Women’s Executive Network, the League of Railway Women, Pride at Work, Catalyst and The Women’s Leadership Network (WLN), an internal support network for female employees at the Company. WLN events bring together women and men at all levels of management within the Company to hear guest speakers, participate in panel discussions and participate in networking opportunities in a collaborative and inclusive environment.

You can read more about leadership development and succession planning on page 80 and our diversity initiatives on our website at sustainability.cpkcr.com.

(1)	Roles as of December 31, 2022.

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Indigenous Relations

There are more than 130 Indigenous communities in proximity to CP’s network in Canada and the United States.(1)

The Company’s Indigenous relations stand on five pillars: strengthening relationships, developing job and procurement opportunities, operating safely, providing cross-cultural awareness training, and engaging where appropriate in legislative initiatives. CPKC engages regularly with Indigenous communities and organizations.

Building and strengthening mutually beneficial relationships foster economic and development opportunities for Indigenous communities and enhance our operations and safety, workforce and reputation. We continually strive to develop deeper relationships, improve our awareness of Indigenous history and culture, and act on opportunities for collaboration. This includes developing trusted connections and engaging with Indigenous groups through procurement, hiring and community support.

We undertake programs to foster enhanced Indigenous cultural awareness among its employees. Last year, the Company provided Indigenous cultural awareness training to frontline Police Officers. More than 1,500 employees have received Indigenous cultural awareness training. The Indigenous Diversity Council provided hundreds of employees across the network an opportunity to hear from residential school survivors.

Our Indigenous community investments capture the meaningful relationships, opportunities for collaboration, and increased trust that come from direct management. In partnership with the Orange Shirt Society, the “Every Child Matters” locomotive continues to raise awareness about the need to remember the victims and honour the survivors of residential schools in Canada, as it operates in regular revenue service. We are in the third year of a five-year commitment to funding Indigenous university students through an Indspire (Canadian Aboriginal Achievement Foundation) scholarship. We have invested more than $750,000 in climate-affected communities in British Columbia through our Wildfire Recover Fund.

Moving forward, CPKC intends to extend the opportunity for engagement to dozens more Indigenous and Tribal communities in the United States and Mexico. We are honoured to introduce the CPKC brand to Indigenous and Tribal communities across the expanded network.

www.orangeshirtday.org

Serving on other Boards

Members of our Board must be able to commit the necessary time and energy to fulfill their duties and responsibilities to the Board and the committees on which they serve.

When we recruit new director candidates, we make sure potential candidates understand the scope of responsibilities and the time commitment required, and we review the other boards they sit on as part of the vetting process.

We consider an outside board to be any board of directors of a public company other than the Company or Canadian Pacific Railway Company, our wholly owned subsidiary.

(1)	Relates to CP on a standalone basis.

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Overboarding

The Board considers a director to be ‘overboarded’ if the time commitments required by sitting on other company boards affect their ability to meet their commitments to our Board. It also considers the guidelines of proxy advisory firms in Canada and the United States. The Company’s current policy is that chief executive officers or other senior executives of public companies sit on no more than two public company boards. For non-executive directors, the Board requires directors to hold no more than five public company directorships in total (including CPKC).

The Board considers overboarding on a case-by-case basis:

•	the Chair of the Board and chair of the Governance Committee review potential overboarding before a director can accept another public company directorship; and
•

the Governance Committee reviews the public company directorships of all potential directors, and reviews every director’s Board memberships as part of the nomination process every year. None of our nominated directors are considered to be overboarded.

Audit and Finance Committee members

A member of the Audit and Finance Committee cannot serve on the audit committees of more than three public companies (including CPKC), unless the Board determines it will not affect the director’s ability to be an effective member of the Company’s Audit and Finance Committee. None of the members of our Audit and Finance Committee currently serve on more than three public company audit committees.

Interlocks

Several of the director nominees are also directors of other public companies. Information regarding the other public company directorships of the Director Nominees can be found under each of their biographies under the heading “Nominees for Election to the Board – Director Nominee Profiles” beginning on page 20. The Governance Committee considers it to be good governance to avoid interlocking relationships. No Board nominees sit on the same board of directors of any outside public company.

Key responsibilities

Strategic planning

The Board oversees the development, execution and fulfillment of our strategic goals, which are set out in a multi-year strategic plan.

The Board sets aside one meeting each year, typically in the fall, for a strategic planning session with management. The strategic planning meeting also includes, in many cases, site visits or engaging with industry speakers. Management develops the strategic plan, which includes their proposed strategy, plans and objectives to support continuous improvement in our operating performance.

The Board reviews the strategic plan and discusses various aspects of the strategy, plans and objectives, including key issues, assumptions, risks and opportunities. The Board also considers our key priorities and the overall risk impact of the strategic plan, and reviews and approves the financial objectives including significant allocations of capital, before approving the strategic plan.

The Board oversees the implementation of the strategic plan and monitors our performance against our objectives and receives updates from management at each regular meeting of the Board.

Leadership development and succession planning

The Compensation Committee and the Board are involved in the succession planning process.

This involves reviewing the depth and diversity of succession pools for the CEO, CFO, senior operations executive and other key leadership roles, including contingency plans in case there is an unexpected turn of events. It also includes reviewing leadership and development strategies, succession plans and development programs for senior talent.

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The Board provides opportunities for directors to get to know employees who have been identified as succession candidates. These employees make presentations to the Board and are invited to functions where they can interact with the directors more informally.

The Compensation Committee reviews, reports on and, where appropriate, provides recommendations to the Board on incentive compensation plans, performance objectives for senior officers and succession planning.

Risk oversight

The Board, with the assistance of the Risk and Sustainability Committee and its other committees, has overall responsibility for risk oversight.

This includes overseeing risks specifically related to our business operations, health, safety, security and the environment, including those risks relating to the implementation of business plans and opportunities, rail plans and disaster planning. This also includes reviewing and discussing key issues, assumptions, risks, opportunities and strategies related to the development and implementation of our operations.

All four standing committees have a role in risk oversight, as set out below:

Committee	Risk oversight responsibility	Specific risk oversight

Audit and Finance	Oversees financial risks and contingent exposure that may have a material impact on the Company.	Monitors risks that may have a material effect on financial reporting and disclosure, including internal controls over financial reporting, Sarbanes-Oxley Act compliance and disclosure controls and procedures. Monitors our whistleblower regime. Receives periodic updates on matters related to cybersecurity.

Compensation	Oversees risks related to our compensation, succession and human resources strategies with the goal of preventing excessive or undue risk-taking.	Oversees risks related to compensation, talent management and succession.

Governance	Monitors the oversight of corporate governance risk and Board composition.

Oversees compliance with corporate governance requirements, legal and regulatory requirements and best practices.

Oversees the process to determine the competencies and personal qualities required for new directors to add value to the Company.

Risk and Sustainability	Oversees strategic and integrated risk practices, the robustness of safety and environmental processes and systems and the long-term sustainability model for the conduct of our business.

Reviews our strategic policies, practices and procedures, and management’s identification of our strategic risks and implementation of appropriate strategies to manage or mitigate such risks.

Reviews the Company’s program to obtain appropriate insurance to mitigate or transfer risks.

Reviews and monitors the Company’s cyber risk exposures and management’s implementation of appropriate strategies to manage such risks.

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Director compensation for 2022

Our director compensation program shares the same objective as our executive compensation program: to attract and retain qualified directors and to align the interests of directors and shareholders.

Flat fee retainer

We pay directors a flat fee retainer, which reflects the director’s ongoing oversight and responsibilities throughout the year and attendance at Board and committee meetings.

Directors receive 100 percent of their annual retainer in Director Deferred Share Units (DDSUs) until they have met their share ownership requirements. After that they must receive at least 50 percent of their retainer in DDSUs, and can receive the balance in cash. Directors must make their election before the beginning of each calendar year.

Directors must meet their share ownership requirements within five years of joining the Board.

The table below shows the flat fee retainers for 2022. In 2022, Canadian directors’ fees were converted to Canadian dollars and the number of DDSUs received was based on the trading price of our shares on the TSX. U.S. directors were paid in U.S. dollars and the number of DDSUs they received was based on the trading price of our shares on the NYSE.

Aligning director and shareholder interests

Directors receive their annual

retainer in deferred share units so they have an ongoing stake in our future success, aligning their interests with those of our shareholders.

About DDSUs

DDSUs are granted to directors under the director deferred share unit plan. Only non-employee directors participate in the plan.

A DDSU is a bookkeeping entry that has the same value as one common share. DDSUs earn additional units as dividend equivalents at the same rate as dividends paid on our shares. DDSUs vest immediately.

2022 Annual Director Compensation	Annual Retainer
Compensation – All Directors	US$280,000
Additional retainer – Risk Chair, Governance Committee Chair	US$30,000
Additional retainer – Audit Committee Chair, Compensation Committee Chair	US$40,000
Additional retainer – Board Chair	US$195,000

We reimburse directors for travel and out-of-pocket expenses related to attending their Board and committee meetings and other business on behalf of the Company.

Mr. Creel does not receive any director compensation because he is compensated in his role as President and CEO.

Amendments to director compensation for 2022

The Governance Committee reviews director compensation from time to time based on the directors’ responsibilities, time commitment and the compensation provided by comparable companies.

In January 2022, the Chair of the Governance Committee presented a report from the Board’s independent compensation consultant which reviewed the current independent director compensation program. Effective January 1, 2022, the Board, upon the advice of its independent compensation consultant, elected to increase the annual retainer from US$200,000 to US280,000 per annum with committee Chair retainers for the Chairs of the Compensation Committee and the Audit and Finance Committee increasing from US$30,000 to US$40,000 per annum. No changes were made to the Board Chair retainer or the Governance and Risk and Sustainability Chair retainers.

Effective January 1, 2022 directors are required to hold five times their new annual retainer of US$280,000 or US$1.4 million in common shares or DDSUs prior to being permitted to make an election to receive up to 50 percent of their director retainer in cash. The overall changes to director compensation for 2022 were designed to bring the Corporation’s annual director retainers in line with its Class 1 railroad peers.

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Benchmarking

Our comparator group in 2022 remains unchanged from 2021 and consists of five Class 1 railroad peers as well as 11 capital-intensive Canadian companies. The 2022 director compensation peer group is the same as CPKC’s executive comparator group (as outlined on page 35) with the exclusion of BNSF Railway Company.

Independent advice

The Governance Committee makes its own decisions, which may reflect factors and considerations other than the information and recommendations provided by its external consultant.

Board assessment and evaluation process

The Governance Committee discusses goals related to corporate governance, strategic planning, Board succession, shareholder engagement and director education and provides recommendations to the Board on these matters. The Board has a comprehensive annual Board assessment and evaluation process that includes a review of individual directors (including peer reviews), review of each of the Board’s committee mandates, committee chairs, the Board Chair and the overall functioning of the Board. The Governance Committee oversees the assessment and may retain an independent advisor to facilitate the process. In 2022, the Board’s Chair facilitated the evaluation process and met with directors as well as senior management who interact with the Board regularly. Peer reviews were also part of the evaluation process. The Chair of the Board presented the responses and findings for the Board and management at the end of 2022 and addressed these findings with the Governance Committee in early 2023.

Board succession

The Board balances the need for experienced directors who are familiar with our business, with new directors who bring fresh perspectives and well-considered questions that allow the Board to assess management and its recommendations. The Board uses a comprehensive assessment process for evaluating the performance, skills and contribution of each director annually, and does an ongoing assessment of the outside activities of each director to ensure that each director continues to meet the standards and requirements of the board. As part of the Board diversity policy, the Board also takes into account diversity considerations such as gender, age, geographical representation from the regions in which we operate, cultural heritage (including Aboriginal peoples and members of visible minorities) and different abilities (including persons with disabilities). At our last meeting of shareholders, nine of our 11 directors stood for election at the meeting, as two directors retired; we chose not to nominate directors to replace the retiring directors with the anticipated nomination of four KCS director nominees this year.

Majority voting policy

In 2022, amendments to the Canada Business Corporations Act came into force implementing majority voting requirements for uncontested director elections. These amendments provide for the election of a director only if the number of “for” votes represents a majority of the votes cast both “for” and “against” the director. Following the implementation of these amendments, the Company’s existing majority voting policy was rendered redundant and was revoked by the Board.

The current Board represents a mix of railroading experience, finance, energy, financial services, transportation, regulatory experience, heavy industry, corporate leadership, environmental policy, not for profit sector and other Board experience. With the completion of the historic KCS acquisition, four former directors of KCS were appointed on April 14, 2023 to serve as directors of Canadian Pacific Railway Company, the Company’s direct wholly-owned operating subsidiary, and each of those directors have been nominated for election at the Meeting. These four nominees bring with them many skills, competences and perspectives that are complementary to our Board as a whole, including Mexico country experience, cybersecurity experience and also a wealth of knowledge and experience specifically with respect to KCS, which will be instrumental to the integration of KCS into our business and going forward. For further information on the KCS transaction, see “Explanatory Note” on page 3, and for further information on our director nominees, see About the nominated directors, starting on page 18.

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Term limits and retirement

The Board does not have term limits and eliminated the mandatory retirement age for directors in November 2013. The Board has decided instead to retain the discretion to review the tenure of a committee Chair after five years and review a director’s tenure at age 75. Currently, the average age of all director nominees is 63 and of the directors who served on our board during 2022, the average tenure is 6.5 years with most having served on our Board for over five years. The average tenure for all director nominees is 4.5 years (without taking into account the KCS director nominees’ tenure with KCS).

This year the Governance Committee chair initiated a discussion on whether to introduce director tenure and age limits. The Committee discussed age limits and noted that its current process addressed both age and tenure given its average in 2022 was 62 and the average board tenure during 2022 was 6.5. The board already has a process in place to review director tenure at age 75 and a committee Chair’s tenure after 5 years.

Board Chair

The Board Chair is appointed on an annual basis after the election of directors at the annual shareholders meeting. A recommendation to the independent members of the Board is made by the Governance Committee, taking into account factors such as the current needs of the Company, the tenure of the current Board Chair, the results of the past year’s director assessments and consultations with the independent directors. The Board Chair will recuse herself from discussions relating to her appointment and the appointment is overseen by the Chair of the Governance Committee. In 2022, the Governance Committee went through this process in identifying Isabelle Courville as the Chair and recommending her appointment, which the Board accepted. 2022 was Ms. Courville’s fourth year serving as Board Chair.

Nominating directors

The Governance Committee reviews the composition of the Board every year to ensure it is diverse, including with respect to representing designated groups and that best represents the skills and experience to provide strong stewardship. It uses a skills matrix to monitor the Board’s skills and expertise and to identify any gaps. As of April 13, 2023, the Board was composed of nine directors. In connection with the Company’s commitments under the Merger Agreement, the CPKC Board has nominated four members of the KCS board of directors to stand for election to the CPKC Board, which increases the CPKC Board size to 13. The four KCS nominees have served as directors of Canadian Pacific Railway Company, CPKC’s direct, wholly-owned operating subsidiary, since the Control Date. For more information regarding the Control Date, see “Explanatory notes” on page 3.

When assessing director nominees, the Board takes several criteria into consideration including:

•	the necessary competencies and skills the Board should possess
•	the competencies, skills and personal and other diverse qualities of existing directors
•	the competencies, skills and personal and other diverse qualities we seek in new directors in light of opportunities and risks we face
•	the size of the Board to facilitate effective decision-making; and
•	the board diversity policy, including considering women and applicants from visible minority, disability and Indigenous peoples.

The Governance Committee identifies potential nominees based on the above criteria and proposes director candidates to be nominated for election or appointment to the Board. The Governance Committee may use an external search firm or consultant to supplement the process and also considers any recommendations from shareholders. Consistent with the Board Diversity Policy, the Board considers candidates reflecting the Board’s diversity criteria, including gender diversity, representation of visible minorities, Indigenous peoples, and persons with disabilities.

See page 90 for the skills matrix of the current Board.

Advance notice of director nominations

At our annual meeting of shareholders on May 14, 2015, shareholders confirmed By-Law No. 2 (Advance Notice By-Law), which sets out the framework for advance notice of nominations of directors by shareholders.

If a shareholder plans to nominate someone for election, other than under a shareholder proposal, nominations must comply with the procedures set out in the Advance Notice By-Law, which includes sending us a notice in writing by May 15, 2023 with the information required about each proposed nominee. A copy of the Advance Notice By-Law was filed on SEDAR and EDGAR on Form 6-K on March 13, 2015, and is posted on our website at investor.cpkcr.com/governance.

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SERVING AS A DIRECTOR

We expect our directors to act ethically and responsibly, and always in the best interests of the Company. Furthermore, as part of our integration of KCS into the Company, we are continuing to evaluate the governance practices of the combined company, and may make changes as a result of that evaluation. As further discussed in “Explanatory notes - Integrating ESG, governance and sustainability strategies and initiatives”, unless indicated otherwise or the context otherwise requires, our disclosures in this Part IV with respect to the governance priorities, policies, practices, programs, goals and objectives of the Company refer to those of CP on a standalone basis, without factoring in any priorities, policies, practices, programs, goals and objectives that may exist (as of the date hereof or any other date) with respect to the historical KCS or the combined company.

Integrity

The Company has a culture of ethical business conduct, high business standards, integrity and respect – and that starts with the Board.

Code of business ethics and business ethics reporting policy(1)

Our code of business ethics (Code), sets out our expectations for conduct. It covers confidentiality, protecting our assets, avoiding conflicts of interest, fair dealing with third parties, compliance with applicable laws, rules and regulations, as well as reporting any illegal or unethical behaviour, among other things. The Code applies to directors, officers, employees (unionized and non-unionized) and contractors who work for us.

Directors, officers and non-union employees must acknowledge every year that they have read, understood and agree to comply with the Code. Since 2021, non-unionized employees have also completed online scenario based training. Certain unionized employees were provided with online training for the first time in 2023 and all other unionized employees were provided with a copy of the Code(2).

Monitoring compliance and updating the Code

The Governance Committee is responsible for periodic reviews of the Code and recommends changes of the Code to the Board. The Governance Committee (Audit and Finance Committee in the case of the CEO and senior financial officers) can waive an aspect of the Code. Any waivers are posted on our website. No waivers were requested or granted in 2022.

We also have a supplemental code of ethics for the CEO and other senior financial officers (including the Executive Vice-President and Chief Financial Officer, the Vice-President Capital Markets, Vice-President of Financial Planning and Accounting and the Assistant Vice-President and Controller) which sets out our long-standing principles of conduct for these senior roles. We also have a business ethics reporting policy that outlines the processes the Company has established for our personnel and others to report concerns regarding conduct within the Company, including questionable management and/or corporate practices, the potential violation of any applicable law, or a potential violation of the Code.

The latest version of the Code and the business ethics reporting policy is posted on our website (investor.cpkcr.com/governance). Only the Board or Governance Committee (Audit and Finance Committee in the case of the CEO and senior financial officers) can waive an aspect of the Code. Any waivers are posted on our website. No waivers were requested or granted in 2022.

Insider trading and disclosure policies

Our disclosure and insider trading/reporting policy reflects our commitment to providing timely, factual and accurate communications to the investing public and includes guidelines on how we interact with analysts and the public to avoid selective disclosure. Our disclosure and insider trading/reporting policy is updated annually or more frequently if required and is compliant with applicable U.S. and Canadian regulatory requirements.

(1)

The Code of Business Ethics and Business Ethics Reporting Policy described reference policies and practices that CP had in place in 2022. Training refers to training provided to CP employees. Kansas City Southern has instituted similar policies and practices. We are in the process of aligning and evaluating policies for the combined CPKC.

(2)

All references in this paragraph are to standalone CP employees prior to April 14, 2023. We are in in the process of aligning training and annual Code of Business Ethics sign off with employees of the former KCS.

2023 MANAGEMENT PROXY CIRCULAR  85

We also have a Disclosure Policy Committee, which is made up of our Executive Vice-President and Chief Financial Officer, Executive Vice-President, Chief Legal Officer and Corporate Secretary and Senior Vice-President and Chief Risk Officer. The Disclosure Policy Committee reports to the Board. The Disclosure Policy Committee is responsible for overseeing and monitoring disclosure matters generally and implementing additional policies as appropriate. It also reviews all of the Company’s main disclosure documents, which are also approved by one or more Board committees, as applicable, before they are submitted to the Board for its review and approval. The Disclosure Policy Committee, under the direction of the CEO and Executive Vice-President and Chief Financial Officer, also oversees our disclosure controls and procedures and provides quarterly reports to the Audit and Finance Committee. A copy of our disclosure and insider trading/reporting policy is posted on our website at investor.cpkcr.com/governance.

Related party transactions

Directors, officers and employees are required to report any related party transactions in accordance with CPKC policies. The Company considers its related party transactions obligation seriously and reviews related party transactions for all employees at the level of General Manager and above. Our accounting and legal departments work together to review any related party transactions reported by officers and employees. Our internal audit department validates the work done at the VP level and above.

In 2022, there were no transactions between the Company and a related person as described in Item 404 of Regulation S-K.

The Board reviews related party transactions when it does its annual review of director independence. Any director who has a material interest in a transaction or agreement involving the Company must disclose the interest to the CEO and the Chair of the Board immediately and does not participate in any discussions or votes on the matter.

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Share ownership

We require our independent directors to hold equity in the Company so they have a stake in our future success and their interests are aligned with those of our shareholders. They must hold five times their annual retainer or US$1,400,000 in common shares or DDSUs ($1,896,160 at December 31, 2022 based on an exchange rate of $1.3544) within five years of joining the Board. The Chair of the Board is required to hold in shares five times his or her annual retainer in shares or DDSUs or US$2,375,000 ($3,216,700 at December 31, 2022 based on an exchange rate of $1.3544), within five years of his or her appointment as Board Chair. Any shares a director owns directly or indirectly outside of their director compensation also count towards their ownership requirement.

The table below sets out each independent director’s share ownership for the last two years and the total value of their holdings at the end of 2022 calculated as described below.

Director	Year	Shares (#)	DDSUs (#)	Total shares and DDSUs (#)	Total value of shares and DDSUs(1) ($)	Current holdings (as a multiple of the ownership requirement)(2) (x)	Minimum requirement(3) ($)	Amount needed to meet the ownership requirement ($)	Meets ownership requirement
John Baird	2022	-	37,882	37,882	3,824,188	2.02	1,896,160		Yes
	2021	-	33,535	33,535	3,051,014
	Change	-	4,347	4,347	773,174
Isabelle Courville	2022	4,500	60,276	64,776	6,539,137	2.03	3,216,700		Yes
	2021	4,500	56,605	61,105	5,559,333
	Change	-	3,671	3,671	979,804
Jill Denham	2022	-	27,302	27,302	2,756,137	1.45	1,896,160		Yes
	2021	-	24,450	24,450	2,224,461
	Change	-	2,852	2,852	531,676
Edward Hamberger	2022	-	12,430	12,430	1,255,737	0.66	1,896,160	640,423	No - to be met in 2024
	2021	-	8,570	8,570	781,631
	Change	-	3,860	3,860	474,106
Matthew Paull	2022	15,190	41,266	56,456	5,703,450	3.01	1,896,160		Yes
	2021	15,190	36,639	51,829	4,727,092
	Change	-	4,627	4,627	976,358
Jane Peverett	2022	-	28,081	28,081	2,834,777	1.50	1,896,160		Yes
	2021	-	25,707	25,707	2,338,823
	Change	-	2,374	2,374	495,954
Andrea Robertson	2022	-	12,409	12,409	1,252,689	0.66	1,896,160	643,471	No - to be met in 2024
	2021	-	8,546	8,546	777,515
	Change	-	3,863	3,863	475,174
Gordon Trafton	2022	-	27,802	27,802	2,808,689	1.48	1,896,160		Yes
	2021	-	25,499	25,499	2,325,650
	Change	-	2,303	2,303	483,039

(1)	We use our closing share price to value their shareholdings:

•	for 2021, we used the closing price of our shares on December 31, 2021 on the TSX ($90.98) and the NYSE (US$71.94), which was converted to Canadian dollars using the year-end exchange rate of $1.2678.
•

for 2022, we used the closing price of our shares on December 31, 2022 on the TSX ($100.95) and the NYSE (US$74.59), which was converted to Canadian dollars using the year-end exchange rate of $1.3544.

(2)	We use our closing share price to value their DDSUs:
•	for 2021, we used the closing price of our shares on December 31, 2021 on the TSX ($90.98) and the NYSE (US$71.94), which was converted to Canadian dollars using the year-end exchange rate of $1.2678.
•

for 2022, we used the closing price of our shares on December 31, 2022 on the TSX ($100.95) and the NYSE (US$74.59), which was converted to Canadian dollars using the year-end exchange rate of $1.3544.

(3)	In 2022, the Chair of the Board and Directors must hold five times his or her annual retainer of $3,216,700 and $1,896,160 respectively (at December 31, 2022 based on an exchange rate of $1.3544).

See page 36 for details about Mr. Creel’s ownership level which is calculated to April 24, 2023.

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Attendance

Each director is expected to attend every Board meeting, each of their committee meetings and the annual meeting of shareholders. Director nominees that served on the Company’s board for 2022 attended 100 percent of all Board and committee meetings. You can find the 2022 attendance record for each nominated director on page 19. All directors are invited to and typically attend meetings of the other committees. Committee meetings are scheduled sequentially to allow attendance from other directors.

Skills and development

Skills matrix for 2023 director nominees

The Governance Committee was provided with a skills matrix to monitor the Board’s skills and expertise and to identify any gaps. The Board also reviewed the skills matrix to determine its director nominees for the 2023 annual meeting. Below is the skills matrix for our director nominees.

All members of the Audit and Finance Committee completed a financial literacy and financial expertise questionnaire and all members of the Audit Committee are financially literate. On the basis of the responses, the Audit and Finance Committee and Board determined which members of the Audit and Finance Committee have the experience to be designated as “audit committee financial experts” as defined by the SEC. Directors designated as “audit committee financial experts” have also agreed to be so designated.

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PROXY CIRCULAR PART IV – CORPORATE GOVERNANCE

Director development

The Board believes in the importance of orientation for new directors and continuing education for all directors to provide a strong foundation for informed decision-making. One of its priorities is making sure that all directors understand the business of the Company and the railway industry.

Orientation

We provide orientation for director candidates and those who are newly elected or appointed to the Board. In 2023, newly elected directors from KCS will be given an orientation on the legacy Canadian Pacific network. Likewise, those board members who were directors of Canadian Pacific prior to April 14, 2023 will be given orientation on the legacy KCS network.

Director nominees receive background information on the role of the Board and committees, the nature of the rail industry and our business and operations. We also provide copies of the Board and committee minutes to incoming directors and to give them a broad understanding of the scope of responsibilities and commitments as a director of the Company. At the end of 2022, all directors were members of the Institute of Corporate Directors (Canada).

New directors attend a formal orientation session at one of our operations facilities for a detailed program on the fundamentals of railway operations. They also have an opportunity to interact with management, particularly in areas that relate specifically to the committees the new director serves on.

Continuing education

Our continuing education program consists of site visits and education sessions. We also provide directors with key governance documents, policies and procedures. In addition, Board education sessions keep directors up to date with the necessary information to carry out their duties.

Education sessions – Directors participate in a variety of education sessions about the Company and the railway industry. Other participants include management and external advisors who make presentations on topical issues in preparation for key business decisions during strategic planning meetings and in response to director requests. The table below lists the education sessions that we provided to Canadian Pacific directors in 2022.

Category	Topic(1)	Presented/Hosted by	Attended by

Audit/Finance	Pension Plan Annuities	Willis, Towers Watson	All directors

	Accounting Update—Kansas City Southern	Financial Planning & Accounting	All directors

	UK Pension Plans—Learnings from UK Pension Crisis	Pension Management	All directors

Compensation	SEC Pay versus Performance Rules	Noah Kaplan, FW Cook	All directors

ESG	Sustainability Updates	Environment and Risk	All directors

	Climate Strategy and Targets Updates	Environment and Risk	All directors

	Carbon Reduction Roadmap	Environment and Risk	All directors

	Hydrogen Locomotive Updates	Engineering Mechanical & Procurement	All directors

	Cyber Security Update	Information Services	All directors

	Mexico Risk Assessment	Risk Management	All directors

	Director Retirement Ages and Terms	Corporate Governance	All directors

	Director Selection Process from KCS	Corporate Governance	All directors

Investor Relations	Investor Engagement	Investor Services	I. Courville M. Paull G. Trafton

Legal/Government Affairs	Indigenous Relations	Government Affairs/Indigenous Relations	All directors

Other	Railtrends Conference, NYC	Progressive Railroading	E. Hamberger

	Truman Presidential Library	Legal/Government Affairs	All directors

(1)	These topics were presented to the CP Board on a standalone basis in 2022.

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Director engagement by management

The Board receives a report from the CEO, CFO, Chief Risk Officer, Chief Marketing Officer and Chief Legal Officer at each of its Board meetings. Management updates the Board on the Company’s operations, marketing, finance, legal and risk matters. These sessions allow the Board to interact with management on a continuing basis and to ask questions and/or seek further clarification and education on the Company’s operations, business, strategy, finance and risk. The Board also receives regular reports and presentations from the senior executives about the regulatory and business environment. Members of management are also invited to attend Board meetings from time to time to present on various issues.

Board members receive periodic updates on business matters, quarterly analyst reports, a daily media scan which covers important news, a monthly update on industry ESG developments, developments about the Company and the rail industry in general and subscriptions to key rail industry publications. We also encourage directors to attend external events that are relevant to their role on the Board and pay the cost of director attendance at these sessions.

In addition, at every scheduled in-person Board meeting, the Board members have the opportunity to meet with the CEO and other senior executives in an informal setting, learn more about the Company’s business and strategic direction and strengthen the collegial working relationship between management and the Board.

Key governance documents

CPKC’s key governance documents are maintained on the Board’s electronic portal. The key governance documents are reviewed regularly and, if necessary, updated and include copies of the Board and committee terms of reference, our Board Chair and committee Chair mandates, an organizational chart outlining our structure and subsidiaries, a current list of directors and officers, information about directors’ and officers’ liability insurance, our corporate governance principles and guidelines, the Code, our business ethics reporting policy and code of ethics for CEO and senior financial officers. In addition, the Company’s committee terms of reference, position descriptions, corporate governance principles and guidelines, the Code and the business ethics reporting policy are found online at investor.cpkcr.com/governance.

Standard procedures

CPKC provides the Board with access to a centralized electronic Board portal that assists the Board in managing board responsibilities in a timely, efficient manner and secure environment. CPKC utilizes this system to easily manage the following:

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PART V - SUSTAINABILITY

MESSAGE FROM THE CHAIR OF THE RISK AND SUSTAINABILITY COMMITTEE

Fellow Shareholders,

The Risk and Sustainability Committee and management remain steadfast in our commitment to safely and efficiently transport goods and commodities serving the North American economy. As global events continued to shape the past year, operating sustainably took on increased importance and, as we integrate the operations of KCS into ours, remains a priority in maintaining the resilience of our business over the long-term.

In that spirit, in 2022, as we awaited the completion of the KCS combination, the Company’s management team delivered a strong performance on our sustainability priorities while integrating them with our business objectives. Areas of focus in 2022 included advancing the Company’s previous foundational work on climate change, maintaining the safety of our people, communities and the environment, building a resilient supply chain and exemplifying business integrity, all while engaging with and receiving feedback from our shareholders and other key stakeholders. Examples of our progress are described throughout this proxy circular and in particular in the sustainability section starting at page 94.

Advancing our Climate Strategy and efforts to meet the science-based(1) greenhouse gas (GHG) emissions reduction targets we set in 2021 were critical areas of focus for the Risk and Sustainability Committee in 2022. We supported management’s thoughtful approach to exploring carbon reduction opportunities that are aligned to the demands of our business. We reviewed management’s progress in the evaluation of potential climate solutions to complement the actions the Company is already taking, including expanding our industry-leading Hydrogen Locomotive Program described on page 96 of this proxy circular.

The Company sought feedback from shareholders on our approach to climate change, including through last year’s “say on climate” vote, which received an 86.66 percent vote FOR our non-binding advisory resolution on the Company’s approach to climate change. Earlier this year, we engaged with the Company’s shareholders, who collectively represented 38 percent of shares outstanding. During these discussions, we reviewed progress on our Hydrogen Locomotive Program, commitments to leading action on sustainability and climate change and the meaningful work required to integrate KCS operations into our sustainability practices. Our shareholders appreciated the transparency of our climate change disclosures, including plans to develop a CPKC Climate Strategy and a science-based emissions target. We anticipate these efforts will take approximately two years to complete and we look forward to updating our shareholders and other stakeholders on our progress. This year, we are again inviting shareholders to provide feedback on our current approach to climate change through our advisory “say on climate” vote as described on page 15 of this proxy circular.(2) I encourage you to vote in favour of the resolution.

Additionally, the Risk and Sustainability Committee supported management’s proposal to commit the Company to participate in the United Nations Global Compact. We are proud that CP, on a standalone basis, was the first freight rail company in North America to take this step.

While 2022 was a year of continued momentum for CP’s standalone sustainability objectives, 2023 will be a transformational year for the Company. Looking ahead, we are focused on integrating sustainability priorities, programs and objectives at the combined CPKC. This process will involve revisiting our goals and objectives. For example, we are actively working toward updating our science-based GHG emissions reduction target for 2030 with respect to the locomotive operations of the combined company. With that in mind, one of our first initiatives is to review the respective CP and KCS GHG emissions inventories, data management and reporting systems and updating the Company’s climate scenario analysis. In addition to

(1)

Emissions reduction targets are considered science-based if they align with both current climate science and the objectives of the Paris Agreement. The Company’s GHG emissions reduction targets were developed following the Science Based Target initiative’s (SBTi) target-setting methodology, although only the locomotive target was submitted to and validated by the SBTi. The SBTi works with the private sector to set and validate science-based emissions targets, and align corporate ambitions with global and investor expectations for business resilience in a net-zero economy. As further discussed in “Explanatory notes—Integrating ESG, governance and sustainability strategies and initiatives”, the science-based emissions reductions targets disclosed in this section, including the Company locomotive target validated by the SBTi, are only with respect to the Company, on a standalone basis. We are actively working to update the science-based GHG emissions reduction target for 2030 with respect to the locomotive operations of the combined company.

(2)

Although, under this year’s “say on climate” vote, our shareholders will be voting on our current Climate Strategy and approach to climate change, which were generally adopted on a standalone basis prior to the Control Date, we believe this feedback is valuable because it will help to inform the combined CPKC’s approach to climate change.

2023 MANAGEMENT PROXY CIRCULAR  91

completing these initial steps, there is still more diligence and work for us to do, including a materiality assessment(3) to identify the areas that are important to the combined company and our stakeholders. We believe that this data-gathering process will inform and help us in establishing a CPKC Climate Strategy and deciding on other sustainability initiatives, which we look forward to communicating to our shareholders and other stakeholders in due course.

The integration process will take time but our shared legacy of innovation, responsible business practices and commitment to excellence provides a strong foundation for CPKC to build on as we move forward together. Through ongoing engagement with our stakeholders, we will continue to identify and report on the Company’s management of sustainability risks and opportunities. Our 2022 Sustainability Data Supplement, reporting on sustainability performance at both CP and KCS, will be released later this year.

2022 Highlights(1)	Actions we have taken in 2022	Where you can learn more

Investing in the Future

Advanced implementation of our Climate Strategy

✓  In 2022, the Company’s internal Carbon Reduction Task Force developed a roadmap identifying potential carbon reduction opportunities and associated financial analysis for the pursuit of the Company’s GHG emission reduction targets.

page 94

✓  In October 2022, the Company achieved a key milestone in its Hydrogen Locomotive Program with the completion of the second mainline test and first revenue move of its pioneering hydrogen locomotive, CP 1001. The Company also advanced plans to build two hydrogen production and refueling facilities in Alberta — one each in Edmonton and Calgary.

✓  In September 2022, the Company launched a web-based carbon emissions calculator, aimed at giving customers greater insight into the potential carbon footprint of its freight rail transportation services. The tool is designed to enable complex, tailored emissions calculations that incorporate customer-specific shipping details to estimate route and commodity-specific GHG emissions. The release of the calculator has expanded our engagement with stakeholders on climate change, advancing a key pillar of the Company’s Climate Strategy.

Invested significant resources in our assets and infrastructure

✓  In 2022, the Company invested $1.6 billion in asset and rail network resiliency, including in projects and initiatives aimed at enhancing safety and mitigating environmental and climate-related impacts to the Company’s infrastructure.

page 97

People and Communities

Maintained our focus on safety	✓ The Company led the industry with the lowest Federal Railroad Administration-reportable train accident frequency for North American Class 1 railroads for the 17th consecutive year.	page 100

Expanded our workforce to prepare for future growth

✓  The Company grew its workforce, including with the addition of more than 1,600 conductors over the course of the last year, and made significant progress with its labour agreements, reflecting the Company’s ongoing efforts to meet the needs of its workers, customers and the North American supply chain.

page 101

Strengthened our connections with community partners	✓ The Company’s 2022 community investments and charitable donations totaled over $6.7M, bringing the total amount we have invested in Canada and the United States since 2014 to over $63M.	page 101

(3)

In the proxy circular, the term “materiality assessment” is used specifically to identify the sustainability topics most significant to our business or our stakeholders. The specific meaning of the term “materiality assessment” in this context may differ from the meaning of the terms “material” or “materiality” when used in connection with public disclosure of material information, including filings with securities regulators.

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PROXY CIRCULAR

PART V – SUSTAINABILITY

2022 Highlights(1)	Actions we have taken in 2022	Where you can learn more

Governance and Business Ethics

Deepened our commitment to respect universal human rights

✓  In 2022, the Company became the first freight rail company in North America to participate in the United Nations Global Compact (UNGC). In joining the UNGC, CP committed to upholding and annually reporting progress on 10 principles in the areas of human rights, environment, labour and anti-corruption, and to taking action on the United Nations Sustainable Development Goals.

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Continued our practice of transparent sustainability disclosures

✓  In May 2022, the Company published its annual Corporate Sustainability Data Supplement outlining the Company’s 2021 environmental, social and governance performance. In keeping with the Company’s practice of transparent reporting that follows recognized sustainability disclosure standards, the supplement was prepared in alignment with the Global Reporting Initiative, and the Sustainability Accounting Standards Board Rail Transportation framework.

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Third-Party Recognition

Continued to be recognized as a sustainability leader

✓  Named to the CDP A List for Climate Change for the second consecutive year in 2022.

✓  Became a member of the 2022 DJSI World Index for the first time, and placed on the North America Index for the third consecutive year.

✓  Named one of Canada’s Top 100 Employers for 2023, leading the transportation industry in offering an exceptional workplace for the Company’s employees.

✓  Named the top performing freight transportation company on the Corporate Knights 2022 Global 100 Index.

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These actions demonstrate that CP concluded 2022 as a sustainability leader among all companies globally. I am proud of the achievements this past year and of our employees, who continued to exemplify the Company’s values and commitment to operating sustainably. I am also excited to continue the important work of bringing CP’s focus on sustainable operations to our CPKC network as we integrate our operations.

If you have any questions about the Company’s sustainability priorities and programs or our “progress on climate” actions, you can contact me through the Office of the Corporate Secretary, or by sending an email to shareholder@cpkcr.com.

Yours Sincerely,

Gordon T. Trafton

Chair, Risk and Sustainability Committee

(1)	All information disclosed is with respect to CP on a standalone basis.

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    INTRODUCTION TO SUSTAINABILITY

The Company is committed to reporting annually to shareholders on our approach and progress in response to climate change. As described below, we released our first Climate Strategy in 2021, outlining our approach to managing climate-related impacts across the business and establishing science-based greenhouse gas (GHG) emissions reduction targets. We remain committed to our approach to climate change, as further explained below.

Consistent with our shareholders’ approval and our management’s support of the shareholder proposal on climate change presented at the Company’s annual and special meeting of shareholders on April 21, 2021, we are asking shareholders to vote on an advisory “say on climate” resolution approving the Company’s approach to climate change as discussed in this proxy circular. You can read about the Company’s advisory resolution in the “say on climate” section of Part II of this proxy circular beginning on page 15.

As further discussed in “Explanatory notes—Integrating ESG, governance and sustainability strategies and initiatives”, as part of our integration of KCS into the Company, we are continuing to evaluate the environmental, social, governance and sustainability priorities, policies, practices, programs, goals and objectives of the combined CPKC, and may make changes to our existing priorities, policies, practices, programs, goals and objectives as a result of that evaluation. Unless indicated otherwise or the context otherwise requires, our disclosures in this Part V with respect to the environmental, social, governance and sustainability priorities, policies, practices, programs, goals and objectives of the Company refer to those of CP, on a standalone basis, without factoring in any priorities, policies, practices, programs, goals and objectives that may exist (as of the date hereof or any other date) with respect to the historical KCS or the combined company.

Climate action progress

Climate change represents the challenge of our generation and, if left unabated, will increasingly disrupt the environment and our society. We are committed to rising to this challenge by adapting and optimizing our business and operations to reduce the Company’s GHG emissions. With a focus on operational efficiency and performance improvement, we continue to work to reduce our energy consumption, control costs and reduce GHG emissions.

In 2021, the Company expanded its climate-related reporting practices to align with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). Through this framework, we have reported on relevant aspects of governance, strategy, risk management, metrics and targets to help stakeholders understand the Company’s climate-related risks and opportunities. Our climate-related disclosure resulted in CP being named on the CDP Climate Change A List for its second consecutive year in 2022.

Climate strategy

Over the past year, we have taken action to support the execution of our Climate Strategy. First published in 2021, the Climate Strategy outlines our approach to manage potential climate-related impacts on our business, reduce our carbon footprint and enable the Company’s transition to a lower carbon future.

To support the execution of the Climate Strategy, we have defined roles and responsibilities for climate governance. The Board of Directors is responsible for oversight of climate change risks and opportunities. The Risk and Sustainability Committee of the Board of Directors reviews the Company’s short- and long-term sustainability objectives and monitors emerging trends. As outlined in the Committee’s Terms of Reference, the Risk and Sustainability Committee is responsible for reviewing performance against sustainability objectives, plans to improve sustainability practices and reporting, and strategic plans and opportunities to align sustainability objectives with long-term climate strategy. With oversight from the President and CEO of the Company, decisions on day-to-day implementation of sustainability priorities are guided by a cross-functional executive Sustainability Steering Committee. The Sustainability Steering Committee regularly reports progress and advances recommendations on the Company’s sustainability objectives, policies and management approach to the Risk and Sustainability Committee of the Board.

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To lead our focus on decarbonization, in 2022 we established a Carbon Reduction Task Force (CRTF), composed of the Company’s industry-leading engineers and operations experts. Reporting to the Executive Sustainability Steering Committee, the CRTF evaluates, recommends and implements climate action measures to reduce GHG emissions and drive performance in the direction of our science-based targets. Our Climate Strategy and detailed TCFD index can be found on our website (cpkcr.com).

The Climate Strategy establishes key actions across five fundamental pillars.

Understanding our climate-related risks and opportunities

To inform the development of our Climate Strategy, in 2020 we conducted a climate scenario analysis(1) to evaluate possible impacts to the Company under different future climate change scenarios. This analysis helped us to stress-test the business and assess our resilience under a range of possible climate conditions. The scenario analysis exercise included a review of potential risks to the Company’s operations and value chain, including how climate-related risks and opportunities could impact customers and specifically the commodities that we transport on their behalf. The results of the climate scenario analysis are integrated into our enterprise risk management process.

Reducing our carbon footprint

The Company has been taking action on climate change long before the release of its Climate Strategy in 2021. With a focus on operational efficiency and performance improvement, CP strives to optimize energy consumption and reduce costs. The Company has made significant strides to increase locomotive fuel efficiency and reduce GHG emissions by:

a.	improving locomotives, rolling stock, components and tracks;
b.	optimizing train configurations;
c.	using software for route and speed optimization and automation;
d.	exploring alternative fuels, including hydrogen and biofuels;
e.	installing renewable power facilities; and
f.	enhancing fuel conservation through operational best practices.

(1)

The Company’s climate scenario analysis was conducted based on methodologies and climate scenarios available to the transportation sector at the time. These scenario analysis methodologies and climate scenarios are subject to evolution over time, including as a result of the evolution of the underlying science and emerging industry alignment.

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To align the Company’s approach to climate action with leading scientific and policy guidance, the Company established two science-based emissions reduction targets to guide emissions reductions across our business by 2030. These two science-based emissions reduction targets, (each of which is with respect to CP, on a standalone basis and measured against a 2019 baseline), are:

*	All targets are calculated with reference to base year emissions for 2019.
**	Revenue ton-mile (RTM) refers to the movement of one revenue-producing ton of freight over a distance of one mile. RTMs measure the relative weight and distance of rail freight moved by the Company.

Combined, our science-based targets address 100 percent of our Scope 1 and Scope 2 emissions, and more than half of CP’s Scope 3 emissions and are based on the most current approach available to the transportation sector through the Science Based Target initiative (SBTi).

CPKC remains focused on targeting emissions reduction from our largest source of GHG emissions, the operation of our locomotive fleet. Since 2012, the Company has updated over 400 locomotives through the Locomotive Modernization Program, having a direct and positive impact on the Company’s fuel efficiency and corresponding GHG and air pollutant emissions.

As part of our integration of KCS into our Company, we are actively working toward updating our science-based GHG emissions reduction target for 2030 with respect to the locomotive operations of the combined company.

Hydrogen Locomotive Program	Through the Company’s industry-leading Hydrogen Locomotive Program, the Company is building North America’s first line-haul hydrogen-powered locomotive using fuel cells and batteries to power the locomotive’s electric traction motors. In the past year, the program completed one hydrogen locomotive conversion and advanced production on two additional units. The Company has also commenced installation of hydrogen production and fueling facilities. The program also passed a significant milestone in 2022, completing a successful movement and freight service test with our first converted hydrogen locomotive. Through these efforts, the Company is now testing hydrogen locomotives’ technical performance in a variety of real-world operating scenarios and generating critical industry knowledge and experience that is informing future commercialization and development activities.

Looking beyond our 2030 targets

The Company is pursuing technology and other solutions that have the potential to deliver more significant decarbonization beyond our 2030 target. We are also working with our supply chain to support the reduction of our Scope 3 emissions.

The journey to reduce carbon emissions across our business may not be a linear process that is marked by consistent annual performance improvements. Consistent with other companies in energy-intensive industries committed to decarbonization, our progress may be delineated as a pathway of trial and error, marked by incremental successes and challenges. Furthermore, as the science, data and methodology underlying our climate-related analysis and strategy continue to evolve, we expect to continue

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refining our analysis of and response to potential future climate risks and opportunities. For example, we believe the methodology of carbon accounting will continue to evolve and improve over time, especially as it relates to Scope 3 emissions, which may impact our emission reduction strategy. We are committed to carefully planning, evaluating and adopting emerging technologies, as well as adapting our policies, targets and practices as appropriate, as we prepare our operations for a low carbon future.

As we continue our integration of KCS into our operations, we also intend to evaluate the feasibility of expanding these efforts across the operations of the combined CPKC.

Responding to physical risks from climate change

CP takes a proactive and robust approach to protecting the integrity of our assets and rail network. As part of this approach, we strive to build resiliency into our rail operations by incorporating a risk-based management approach when evaluating and designing infrastructure improvements, emergency preparedness planning and monitoring and mitigating potential risks from asset failures, severe weather conditions and natural disasters The Company has expended significant amounts of capital to maintain and upgrade our locomotive fleet and network and to improve overall efficiency and ensure system reliability, including $1.6 billion in capital investments in 2022. Further, results from our 2020 climate scenario analysis are integrated into CP’s enterprise risk management process and inform CP’s approach to seasonal and regional planning. Detailed reporting on CP’s emergency preparedness and seasonal planning, including CP’s 2022-2023 Winter Contingency Plan are available on our website at cpkcr.com.

Integrating climate factors across our business units

As noted in the “Climate strategy” section above, in 2022 the Company established an internal Carbon Reduction Task Force (CRTF) with the mandate to lead our focus on decarbonization. Specifically, the CRTF is tasked with developing a climate action roadmap by identifying, evaluating and prioritizing potential opportunities to reduce CP’s GHG emissions in alignment with the demands of our business and the 2030 science based emissions targets referenced in “Reducing our carbon footprint” above. Led by the Company’s industry-leading engineers and operations experts, the CRTF evaluated potential levers, practices and tools that could reduce GHG emissions. These may involve factors such as internal carbon pricing, alternative fuels, renewable energy sources (on-site solar power, green power purchasing), use of electric vehicles and equipment, network modifications and alternative propulsion for locomotives.

In their work, the CRTF engages with various stakeholders, including industry peers and climate experts to conduct research and implement pilot and demonstration-level projects, which support innovation and development of solutions for the rail sector. Based on this analysis, the CRTF continues to advance the most promising climate mitigation solutions across CP’s operations. To track our progress, the CRTF is currently developing tools and systems to measure and report on our progress.

Additional information on integration of climate factors into our business can be found in the Company’s CDP submissions and TCFD index on our sustainability website (cpkcr.com).

Engaging with our stakeholders

In recognition of the international nature of the fight against climate change, CP strives to align with recognized global initiatives that bring governments, industry, supply chains and other stakeholders together, such as the Paris Agreement and Pan-Canadian Framework on Clean Growth and Climate Change. Our collaboration on climate-related issues and solutions includes regular engagement with governments, non-governmental organizations, customers, suppliers, investors and our employees.

In 2022, the Company advanced this key pillar of our Climate Strategy with the release of a web-based Carbon Emissions Calculator intended for use by current and prospective rail customers. This innovative tool is designed to provide users with the ability to calculate and compare an estimate of the GHG emissions related to transportation of freight by CP’s rail services versus heavy haul trucking alternatives. The additional insight into the climate-related impacts of moving freight by CP rail network versus heavy haul trucking supports customers in making informed decisions on freight transportation options that are consistent with their own climate-related strategies. The Company’s calculator also provides information on highway safety and other public benefits of shipping with CP’s freight rail services.

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Alignment of KCS climate objectives

Our near-term focus includes unlocking the climate and sustainability benefits of the KCS transaction. This merger provides new routes, increases access to broader markets and creates expanded shipping opportunities for our customers. We also expect this combination to unlock new infrastructure investment and fuel efficient supply chain transportation options that will contribute to the growth of the USMCA (United States Mexico Canada Agreement) economy. We estimate the combination with KCS will avoid more than 1.9 million tons of GHG emissions over the next five years due to the improved efficiency versus current operations. Our combined intermodal services could annually divert approximately 64,000 long-haul truck shipments to rail, avoiding up to 1.9 million tons of GHG emissions over the next five years and saving US$750 million in highway maintenance costs over the next two decades.

Looking ahead, the integration of our sustainability programs and objectives is a priority at CPKC. This process will include evaluating our Climate Strategy and GHG emission reduction targets for consistency with the combined Company’s operations and climate related commitments. See “Explanatory notes—Integrating ESG, governance and sustainability strategies and initiatives” for more information.

Sustainably driven

Sustainability at CPKC is rooted in our long-standing legacy of building for the future. We recognize that integrating sustainability into our business processes is imperative to future growth and long-term success as an organization. As one of North America’s top-performing railways, we have sought to innovate and advance practices to create value for the Company’s shareholders and other stakeholders, including employees, customers, suppliers, and local and Indigenous communities. We are proud to have been recognized as a corporate sustainability leader in our industry.

Sustainably Driven, which embodies our current management approach and commitment to sustainability, has evolved from our values and is shaped by the significant transformation of our business during the past decade. Through ongoing engagement and collaboration across and beyond our organization, we strive to continually refine our sustainability approach, while adhering to our key value drivers. We value feedback from our stakeholders, strive to learn from our performance and constantly challenge ourselves to improve our practices, including our sustainability disclosure practices. Going forward, we intend to bring our focus on sustainable operations to our CPKC network as we integrate the operations of KCS into ours.

Sustainability governance

The Company has established a clear governance structure to effectively communicate and respond to relevant ESG topics, while progressing on our sustainability commitments and implementing sustainable practices into our business.

The Board of Directors, through its committees, is responsible for monitoring, measuring and overseeing the Company’s key risks, strategies and sustainability topics. The Risk and Sustainability Committee is responsible for reviewing ESG performance against sustainability objectives, plans to improve sustainability practices and reporting, and strategic plans and opportunities to align sustainability objectives with long-term climate strategy.

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Board of Directors
Audit and Finance Committee	Risk and Sustainability Committee	Management Resources and Compensation Committee	Corporate Governance, Nominating and Social Responsibility Committee
• Financial Reporting • Internal and External Audit

•   Enterprise Risk
Management

•   Asset and Rail
Network Resiliency

•   Safety Culture

•   Public Safety and
Emergency
Preparedness

•   Climate Change

•   Environmental
Management

•   Supply Chain
Management

•   Stakeholder and
Indigenous
Relations

•   ESG Disclosure

		• Workforce Management • Talent Attraction and Retention	• Governance and Ethics • Shareholder Engagement • Diversity and Inclusion
Executive Sustainability Steering Committee
Carbon Reduction Task Force

With oversight from the Company’s President and CEO, decisions on day-to-day implementation of sustainability priorities are guided by a cross-functional executive Sustainability Steering Committee. The Sustainability Steering Committee regularly reports progress, including with respect to the work of the CRTF, and advances recommendations on the Company’s sustainability objectives, policies and management approach to the Risk and Sustainability Committee of the Board.

In addition, we believe employee engagement at all levels of the business supports the overall success of our sustainability program. Sustainability metrics have been embedded into performance measures for executive and employee short-term compensation to help incentivize strong ESG outcomes. Detailed information about CPKC’s sustainability governance can be found on our website (cpkcr.com).

Reporting and disclosure

We are committed to transparent and consistent communication of our sustainability strategies, programs and performance and the Company’s practice of corporate sustainability reporting dates back to 2001. We have regularly reported on key aspects of our management approach and our progress across sustainability topics most important to the CP and our stakeholders. Our sustainability disclosures are prepared in alignment with the Global Reporting Initiative Standards and the Sustainability Accounting Standards Board Rail Transportation framework. Additionally, CP has aligned its reporting with the recommendations of the TCFD and the United Nations Sustainable Development Goals we have assessed to be most aligned with our business activities. CP is an annual reporter to the CDP, being named to the CDP Climate Change A List for the second consecutive year in 2022.

A copy of CP’s ESG disclosures including CSR, TCFD, CDP responses and ESG metrics are available on our website at sustainability.cpkcr.com. The sustainability disclosures and information on our website are not incorporated by reference and are not a part of this proxy circular.

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Sustainability priorities

CP’s sustainability priorities were developed in connection with a materiality assessment(1) that engaged multiple stakeholders through an evidence-based evaluation of the ESG topics most significant to our business. The assessment covered a wide variety of topics that impact or are affected by our business, industry, operations and stakeholders.

Through this assessment, we identified the key topics that form the basis for our three core commitments to sustainability: safety, operational excellence, and social impact.

Safety

Safety is foundational to everything we do, and as such, we prioritize safety as a strategic business objective. Safeguarding our people and communities contributes to long-term sustainable growth and success. We continuously identify and assess safety risks, mitigate risks through training, internal controls, and other preventive safety procedures, and monitor safety outcomes.

Through CP Home Safe®, we empower our employees to take personal responsibility in preventing incidents and do everything in their power to make sure that everyone goes home safe, every day. CP Home Safe is an initiative that strengthens our safety culture by focusing on the human side of safety by encouraging peer-to-peer safety engagement and feedback. Our employees actively engage in the development and evaluation of our safety management system through various channels, including local and executive-level health and safety committees.

Our goal is to be the safest railway in North America as we continue to improve in all areas of safety. In 2022, we remained a leader in the Federal Railroad Administration (FRA)-reportable train accident frequency rate, demonstrating the effectiveness of our efforts to strengthen safety and protect the environment.

Our approach to public safety and emergency preparedness, including investments in systems, equipment, technology, expertise and training, allows us to promptly and effectively respond to any incident along our right-of-way. As part of our culture of continuous improvement, we incorporate lessons learned from incidents and near misses into our operating practices.

Operational Excellence

Through the Company’s focus on operational excellence, we aim to provide efficient and reliable transportation solutions for our customers while reducing emissions, minimizing environmental impact and infusing accountability in our supply chain to manage risks and maintain quality. Our foundations and values guide our day-to-day efforts to foster respect and inspire our journey towards excellence through precision scheduled railroading.

Building on our corporate value of accountability, we pursue operational excellence by regularly challenging the status quo of our business practices. We provide exceptional service to our customers and take responsibility for our actions. We strive to provide superior service to our customers while benefiting communities, the economy and managing our environmental impact.

(1)

In this section of the proxy circular, the term “materiality assessment” is used specifically for the process to identify the ESG topics most significant to our business. The specific meaning of the terms “material” and “materiality assessment” in this context may differ from the meaning of the terms “material” or “materiality” when used in connection with public disclosure of material information, including filings with securities regulators.

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CP strives to build resiliency into our rail operations by incorporating a risk-based management approach when evaluating and designing infrastructure improvements. In 2022, we invested $1.6 billion in capital improvements to enhance network capacity and improve performance and safety. To maintain a safe and reliable network, we conduct visual and technological inspections on the condition of our assets to inform maintenance, repair or replacement schedules. In 2022, we completed more than 100,000 main track inspections across our network.

CP has been focused on reducing operational energy use and GHG emissions across our business. Since 1990, CP improved the fuel efficiency of our locomotive fleet by 43 percent, avoiding more than 37 million metric tonnes of GHG emissions. While committed to long-term energy conservation, we recognize that the urgency surrounding global climate action requires a strategic approach to curtail emissions action in the near term.

Social Impact

As a responsible corporate citizen, we believe that we must focus on not only our economic impact but also on the ways in which we contribute to society. We recognize that our success is directly linked to building positive relationships with all our stakeholders. Through our commitment to addressing our social impact, we aim to establish a culture of integrity, inclusion and respect within our workforce; develop our people to become leaders; expand and strengthen relationships with Indigenous communities along our network; and continue to advance our community investment initiatives, which are an important part of our corporate strategy.

The Company has advanced its commitment to diversity and inclusion through three diversity councils focused on racial, gender and 2SLGBTQ+, and Indigenous diversity. For more information, see Part IV, Diversity.

The Company has worked to build and maintain meaningful relationships with Indigenous communities along our network and advancing our community investment initiatives. Our diversity councils have hosted employee education and awareness sessions related to Indigenous cultural awareness and launched an Indigenous Liaison-Network Program. This program aims to foster an inclusive work environment for Indigenous employees by offering support from and connection to other Indigenous employees.

Community investment

We invest in the communities in which we operate. In 2022, the Company’s community investments and charitable donations totaled over $6.7 million, bringing the total amount we have invested in Canada and the US since 2014 to over $63 million. In addition, through the CP Has Heart program, the Company has helped raise over $33 million to improve the heart health of adults and children across North America since 2014.

After a two-year, COVID-19- related hiatus, the Company saw the return of its Holiday Train program in 2022. More than $1.3 million was raised and 121,000 pounds of food were collected for local food banks in communities across the Company’s network. Since the Holiday Train’s inaugural journey in 1999, the Company has helped raise $22.4 million and 5.15 million pounds of food donations for local charities.

Sustainably driven

The evolution of Sustainably Driven is an iterative process, and we look forward to continuing to expand and strengthen all aspects of our sustainability management approach in the coming years. We remain committed to promoting positive change both within CPKC (including as we continue to integrate KCS into our operations) and beyond. Additional information related to Sustainability at CPKC, including sustainability reports, ESG metrics, policy statements and related materials, is available on our sustainability website (cpkcr.com).

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PART VI – DELIVERY OF MEETING MATERIALS AND VOTING INFORMATION

This section provides important information about how to vote your shares.

Notice and access

In our continuing effort to reduce environmental impacts and increase sustainability, we have adopted the “notice and access” procedure permitted under applicable Canadian securities laws and pursuant to exemptions from the sending of financial statements and proxy solicitation requirements granted by the Director of Corporations Canada for distribution of the proxy circular and other related meeting materials to both registered and non-registered (beneficial) shareholders. Under the notice and access procedure, instead of sending paper copies of the proxy circular and meeting materials, shareholders of record as of April 24, 2023, will be able to access and review these materials online.

Shareholders will receive a package in the mail with a notice explaining how to access this proxy circular electronically and how to request a paper copy. A form of proxy for registered shareholders or a voting instruction form for non-registered (beneficial) shareholders will be included with the notice with instructions on how to vote your shares. The principal benefit of the notice and access procedure is that it reduces costs and the environmental impact of producing and distributing large quantities of paper documents that are ultimately discarded.

How to access the proxy circular electronically

• On our website: investor.cpkcr.com

• On the website of our registrar and transfer agent, Computershare Trust Company of Canada (Computershare): www.envisionreports.com/CPKC2023

• On SEDAR: www.sedar.com

• On SEC through EDGAR: www.sec.gov/edgar.shtml

How to request a paper copy of this proxy circular and meeting materials

You may request paper copies of this proxy circular and our 2022 annual report at no cost up to one year from the date that this proxy circular was filed on SEDAR. In order to receive a paper copy before the date of the Meeting, your request should be received at least 10 business days prior to the date of the Meeting.

Before the Meeting		Following the Meeting

Registered shareholders	Call Computershare toll-free at 1-866-962-0498 (Canada/U.S.) or 1-514-982-8716 (International) and enter your Control Number as indicated on your form of proxy	Call Broadridge at 1-877-907-7643 (Canada/U.S.) or direct/International at (303) 562-9305 (English) and (303) 562-9306 (French)
Non-Registered (beneficial) shareholders

Visit proxyvote.com or call 1-877-907-7643 (Canada/U.S.) and enter your Control Number located on the voting instruction form provided to you. If calling outside of Canada/U.S. or you do not have a 16-digit control number, call 1-303-562-9305 (English) or 1-303-562-9306 (French)

If you request a paper copy of this proxy circular, you will not receive a new form of proxy or voting instructions form, so you should keep the original form sent to you in order to vote at the Meeting.

Questions?

If you have any questions about notice and access, please call 1-844-916-0609 or from outside North America 1-303-562-9305 for service in English. For service in French, please call 1-844-973-0593 or from outside North America 1-303-562-9306.

Who can vote?

If you held shares of CPKC as at the close of business on April 24, 2023 (record date), you are entitled to receive notice of and vote your shares at our Meeting on June 15, 2023, or at a reconvened meeting if the Meeting is postponed or adjourned. Each share carries one vote on each item to be voted on at the Meeting. As of the record date, there were 931,045,265 shares issued and outstanding.

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How do I participate in the Meeting?

We are holding the Meeting in a virtual only format that will be conducted via live webcast online. Shareholders will not be able to attend the Meeting in person.

While the conduct of the Meeting is governed primarily by corporate law and CPKC’s organizational documents, securities law requirements in respect of disclosure at shareholder meetings can also have an impact on the administration of the Meeting. Reporting issuers must comply with their obligations under securities legislation and encourage best practices for shareholder participation at virtual meetings.

Participating in the Meeting online allows registered shareholders and duly appointed proxyholders, including non-registered (beneficial) shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting and ask questions, all in real time. Questions not answered at the Meeting (due to time constraints) will be addressed via email after the Meeting. Registered shareholders and duly appointed proxyholders can vote at the appropriate time during the Meeting. All Meeting materials along with an audio recording of the Meeting will be available on CPKC’s website following the Meeting.

Guests, including non-registered beneficial shareholders who have not duly appointed themselves or another person as a proxyholder, can log in to the Meeting as set out below. Guests will be able to listen to the Meeting but cannot vote or ask questions. To access the Meeting, follow the instructions below, as applicable to you:

•	Log in online at https://web.lumiagm.com/486134857

•	Click “Join” and then enter your Control Number (see below) and Password “CPKC2023” (note the password is case sensitive); OR

•	Click “Guest” and then complete the online form.

In order to find the Control Number to access the Meeting:

•	Registered shareholders: The control number located on the form of proxy or in the email notification you received is your Control Number.

•

Proxyholders: Duly appointed proxyholders, including non-registered (beneficial) shareholders that have appointed themselves or another person as a proxyholder, will receive the Control Number from Computershare by email after the proxy voting deadline has passed.

We recommend that you log in at least one hour before the start time of the Meeting. It is important to ensure you are connected to the internet at all times if you participate in the Meeting online in order to vote when balloting commences. You are responsible for ensuring internet connectivity for the duration of the Meeting.

For additional details and instructions on accessing the Meeting online from your tablet, smartphone or computer, see the Virtual AGM User Guide accompanying the meeting materials.

Technical Assistance

Shareholders with questions regarding the virtual meeting portal or requiring assistance accessing the meeting website may visit www.lumiglobal.com/faq. For additional technical assistance required during the log-in process or during the Meeting, please call the support number that will be posted on the Lumi log in page found at https://web.lumiagm.com/486134857. Shareholders may also contact Computershare at 1.877.427.7245 (Canada/U.S.) or 1.514.982.7555 (International/direct dial).

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Submitting Questions

Questions or comments can be submitted in the text box (chat feature) of the webcast platform throughout the Meeting. During the Meeting, shareholders will also be able to provide direct feedback to management during the questions and answer segment of the Meeting. Questions that relate to a specific motion must indicate which motion they relate to at the start of the question (e.g., “Directors”) and must be submitted prior to voting on the motion so they can be addressed at the appropriate time during the Meeting. If questions do not indicate which motion they relate to or are received after voting on the motion, they will be addressed during the general question and answer session, after the formal business of the Meeting and the President and Chief Executive Officer’s remarks.

CPKC values shareholder feedback and expects that shareholders will have substantially the same opportunity to ask questions of the Board and management as if the Meeting were conducted in-person. Consistent with in-person shareholder meetings, the Chair of the Meeting has broad authority and discretion to conduct the meeting in an orderly manner, including the order in which questions are answered, the amount of time devoted to answering any one question and the appropriateness of a question in accordance with the rules of conduct in effect at the Meeting. Any questions relevant to the Meeting that cannot be answered during the Meeting (due to time constraints) will be addressed via email after the Meeting. All Meeting materials along with an audio recording of the Meeting will be available on CPKC’s website following the Meeting.

How to vote?

You can vote by proxy ahead of the Meeting using all of the voting channels that have been available in the past; this has not changed. Only voting at the Meeting has changed.

You can vote online during the Meeting by following the instructions below. The voting process is different for registered or non-registered (beneficial) shareholders:

•

you are a registered shareholder if your name appears on your share certificate or a DRS statement registered in your name. Registered shareholders may vote at the Meeting by completing a ballot online during the Meeting.

•

you are a non-registered (beneficial) shareholder if your shares are registered in the name of your nominee (trustee, financial institution or securities broker). Non-registered (beneficial) shareholders must appoint themselves as proxyholder in order to vote at the Meeting. This is because the Company and its transfer agent do not have a record of the non-registered shareholders, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder. See the instructions in the table below. If you are a non-registered (beneficial) shareholder and do not appoint yourself as proxyholder, you will still be able to participate as a guest.

Canadian nominees (and their agents or nominees) can only vote your shares if they have received your voting instructions. U.S. brokers and their agents or nominees, however, can vote your shares to appoint the auditor, but are prohibited from voting your shares to elect directors or participate in the advisory vote on executive pay without your voting instructions.

Voting by proxy

Voting by proxy means you appoint someone to be your proxyholder to attend the Meeting and vote your shares for you. Your proxyholder must vote or withhold your shares according to your instructions.

You can appoint a CPKC representative to be your proxyholder, or you can appoint someone else. This person does not need to be a shareholder and must be properly appointed to be able to participate as a proxyholder. Simply print the name of the person you would like to appoint in the space provided on the proxy form. Make sure they understand that you have appointed them and that they must participate in the Meeting and vote your shares for you in order for your vote to be counted.

If you are appointing a proxyholder other than the Management nominees, you must go to http://www.computershare.com/CPKC_AGM by 9:00 a.m. MDT on June 14, 2023, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log in and vote at the meeting. Without a Control Number, your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

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If you appoint a CPKC representative to act as your proxyholder and you do not provide specific voting instructions, they will vote:

FOR	Appoint the auditor The Board recommends you vote FOR the appointment of Ernst & Young LLP as the Company’s auditors.
FOR	Have a say on executive pay (advisory vote) We continue to engage with investors with respect to our compensation program. The Board recommends you vote FOR our approach to executive compensation.
FOR

Have a say on the Company’s approach to climate change (advisory vote)

We continue to engage stakeholders including our shareholders, on our climate objectives and actions. The Board recommends that you vote FOR our approach to climate change.

FOR

Elect 13 directors

You will be asked to elect 13 directors to serve on our Board this year. Each director nominee is qualified, experienced and committed to serving on the Board. The Board recommends you vote FOR each nominee.

Please register for electronic delivery of shareholder materials

Shareholders who have already signed up for electronic delivery of our annual report will continue to receive it by email. If you have not signed up for electronic delivery, please refer to the instructions below:

Registered shareholders – If your shares are registered directly in your name with our transfer agent Computershare Trust Company of Canada, please register for electronic delivery at www.investorcentre.com/cpkc using your personalized Holder Account Number which can be found on the form of proxy.

Non-registered (beneficial) shareholders – If you hold shares in a brokerage account or through another financial intermediary such as a bank or trust company, please register for electronic delivery at www.proxyvote.com (provided your institution participates in the Electronic Delivery program) using your personalized control number which can be found on the right hand side of the mailing sheet or the voting instruction form.

We are not sending notice of the Meeting or meeting materials directly to non-objecting beneficial owners (NOBOs). Instead, we have distributed meeting materials to intermediaries for onward distribution to non-registered shareholders. Intermediaries are required to forward these materials along with a voting instruction form to all NOBOs for whom they hold shares unless the NOBO has waived the right to receive them. We do not pay for intermediaries to deliver meeting materials to objecting beneficial owners (OBOs). OBOs will not receive meeting materials unless their intermediary assumes the costs of delivery.

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The table below provides details about the voting process for registered and beneficial shareholders.

	Registered shareholders	Non-registered (beneficial) shareholders

	Your package includes a proxy form	Your package includes a voting instruction form or a proxy form restricted to the number of shares you own and executed by your nominee

Vote your shares by proxy

You can vote by phone, mobile device or on the internet, 24 hours a day, seven days a week at www.investorvote.com. You will need your Control Number (found on your form of proxy).

Or complete the enclosed proxy form, sign and date it and mail it in the envelope provided.

You or your authorized attorney must sign the proxy for it to be valid. If the shares are held by a corporation, the form must be signed by an authorized officer or representative.

Note:

•  To appoint someone other than the CPKC representatives to be your proxyholder and vote your shares at the Meeting, you may do so by mail or on the internet only.

Your form explains the methods for voting. Carefully follow the instructions provided by your nominee because each nominee has its own procedures. Make sure you allow enough time for your nominee to receive the voting instructions if you’re mailing the form.

You may also be contacted by Kingsdale if we decide to use the Broadridge QuickVote™ service, which allows non-registered shareholders to give their voting instructions to Kingsdale over the phone. Kingsdale enters the information and Broadridge tabulates the results of all voting instructions and provides them to Computershare in advance of the Meeting.

If you participate in our ESPP, your shares are held in a custodial account until withdrawn according to the terms of the plan. You either received a voting information form or details about how you can access the materials electronically. Make sure you submit your voting instructions by the deadline so Computershare can vote your shares for you.

Vote your shares online during the Meeting	Your Control Number for the Meeting will be located on the proxy form or received via email. Follow the instructions above to access the Meeting and cast your ballot online during the designated time.

If you wish to vote online during the Meeting, you must appoint yourself as your proxyholder.

To appoint yourself as proxyholder, print your name in the space provided on the proxy or voting instruction form sent to you and follow the instructions provided by your intermediary before the deadline provided.

Follow the instructions above to access the Meeting and cast your ballot online during the designated time. You will receive the Control Number for the Meeting from Computershare by email after the proxy voting deadline has passed.

If another matter is properly brought before the Meeting, your proxyholder has discretionary authority to vote on the item as they see fit. As of the date of this proxy circular, management is not aware of an amendment, variation or other matter that may be brought before the Meeting.

Voting deadline

To be effective, your proxy must be received before 9:00 a.m. (Mountain Time) on Wednesday, June 14, 2023 or not less than 24 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for holding any adjournment of the Meeting. The time limit for the deposit of proxies may be waived or extended by the Chair of the Meeting at his or her discretion without notice. CPKC reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

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PROXY CIRCULAR PART VI –DELIVERY OF MEETING MATERIALS AND VOTING INFORMATION

Tabulating the votes

As our registrar, Computershare will count and tabulate the proxies for us. They will keep the individual shareholder votes confidential, except if there are proxies that have comments that are clearly intended for management or to meet legal requirements.

Changing your vote

You can revoke your proxy at any time, by voting again on the internet or by phone, by submitting a new completed proxy form or voting information form not less than 24 hours prior to the time fixed for holding the Meeting, or in accordance with the following instructions:

If you are a beneficial shareholder and you are submitting a new voting instruction form, make sure you allow enough time for the new form to be delivered to your nominee and for them to act on your instructions. If you have any questions, please contact your nominee directly.

Registered holders can also revoke their previous instructions by sending a notice in writing from themselves or their authorized attorney (or a duly authorized officer or attorney if the shareholder is a corporation) to the Office of the Corporate Secretary, Canadian Pacific Kansas City Limited, 7550 Ogden Dale Road S.E., Calgary, Alberta T2C 4X9 at any time before 9:00 a.m. (Mountain Time) on Wednesday, June 14, 2023 or 24 hours (excluding Saturdays, Sundays, and holidays) prior to the time fixed for the holding of any adjournment of the Meeting. If you have followed the process for participating in and voting at the Meeting online, casting your vote online during the Meeting will revoke your previous proxy.

Registrar and transfer agent

You can contact Computershare, our registrar and transfer agent, by telephone, on the internet or by mail:

Call	1.877.427.7245 (within Canada and the United States) from 8:30 a.m. to 8:00 p.m. Eastern Time, or 1.514.982.7555 (international direct dial)
Go to www.investorcentre.com/cpkc
Send your letter to Computershare, 100 University Ave., 8th Floor, Toronto, Ontario M5J 2Y1

Questions on how to vote?

Contact Kingsdale Advisors, our strategic shareholder advisor and proxy solicitation agent:

Call	1.866.879.7649 (call toll free in North America) 416.867.2272 (collect calls outside North America and for banks, brokers)
Email	contactus@kingsdaleadvisors.com

Or you can write to them at:

Kingsdale Advisors

The Exchange Tower

130 King Street West, Suite 2950

P.O. Box 361

Toronto, Ontario M5X 1E2

Need additional information or assistance?

For additional information regarding voting by proxy before the meeting, voting online, attending the virtual meeting (including technical and logistical issues related to accessing the virtual meeting) or other general proxy matters, please contact Computershare at 1.877.427.7245 (Canada/U.S.) or 1.514.982.7555 (international/direct dial).

2023 MANAGEMENT PROXY CIRCULAR  107

PART VII – OTHER INFORMATION

Internal controls and certification

The Board and Audit and Finance Committee oversee the integrity of our internal control and management information systems and those of our subsidiaries.

The systems have been designed by the CEO, CFO and Vice-President, Financial Planning and Accounting, and are reviewed regularly by them as well as the internal audit department and our external auditor.

Each senior officer is required to review the operation of the key internal controls in their area of responsibility every quarter, report any changes to the Office of the Controller, and confirm the effectiveness of the controls in writing.

In accordance with the requirements of Section 404 of the Sarbanes-Oxley Act, management has assessed the effectiveness of the internal controls over financial reporting in accordance with the criteria set out by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework (2013). Management has determined that we have maintained effective control over financial reporting as of December 31, 2022 and reported its findings to the Audit and Finance Committee.

The CEO and CFO certify annually and quarterly that they are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for CPKC and CPRC. We have filed the certifications with the SEC as an exhibit to our 2022 annual report on Form 10-K and file them as an exhibit to our quarterly reports on Form 10-Q. We are an issuer listed in Canada and the United States, and we meet the Canadian requirements by filing these certifications annually and quarterly.

Senior management and our Disclosure Policy Committee review the financial statements and other financial disclosure prior to the review and approval by the Audit and Finance Committee and the Board and prior to filings with applicable regulators. The CEO and CFO also certify that the information filed does not contain any untrue statements of material fact, or omit to state a material fact, and that the financial statements and other financial information included in the annual and quarterly filings fairly present, in all material respects, our financial condition, results of our operations and cash flows.

Pre-approval of audit services and fees

The Audit and Finance Committee has a written policy for pre-approving audit and non-audit services by the external auditor and their fees, in accordance with the applicable laws and requirements of stock exchanges and securities regulatory authorities.

The policy sets out the following governance procedures:

•	The Audit and Finance Committee pre-approves the terms of the annual engagement of the external auditor.
•	The Audit and Finance Committee is responsible for pre-approving annual audit and non-audit services, as well as pre-approving the external auditor’s compensation for audit and non-audit services.
•

The Vice-President, Financial Planning and Accounting submits reports at least quarterly to the Audit and Finance Committee listing the services that were performed or planned to be performed by the external auditor.

•

Any additional services to be provided by the external auditor that were not included in the list of pre-approved services or exceed the budgeted amount by more than 10 percent must each be pre-approved by the Audit and Finance Committee or the committee chair. The committee chair must report any additional pre-approvals at the next committee meeting.

•	The Audit and Finance Committee reviews the policy as necessary to make sure it continues to reflect our needs.
•	Our chief internal auditor monitors compliance with the policy.

The Audit and Finance Committee or committee chair must be satisfied that any services it pre-approves will not compromise the independence of the external auditor. The committee pre-approved all services performed by the external auditor in 2022, in accordance with the policy.

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PROXY CIRCULAR PART VII – OTHER INFORMATION

Loans to directors and officers

As at the date of this proxy statement, there were no loans outstanding to any directors or executive officers or any of their associates. This includes guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by the Company or any of our subsidiaries.

Directors’ and officers’ insurance

The Company has liability insurance to protect its directors, officers (and employees in certain circumstances) and subsidiaries, from losses they may incur as a result of wrongful acts actually, or allegedly committed or attempted in, the course of their acting for CPKC.

About non-GAAP measures

The Company presents non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and therefore may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

The Company uses Core adjusted income, Core adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. Core adjusted income and Core adjusted diluted earnings per share are presented to provide financial statement users with additional transparency by isolating for the impact of KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by CPKC, net of tax, as recognized within Equity (earnings) loss of Kansas City Southern in the Company’s Consolidated Statements of Income. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. Core adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items and less KCS purchase accounting. Core adjusted diluted earnings per share is calculated using Core adjusted income, divided by the weighted-average diluted number of the Company’s shares outstanding during the period as determined in accordance with GAAP. Adjusted operating income is calculated as Operating income reported on a GAAP basis adjusted for significant items. Adjusted operating ratio also excludes those significant items that are reported within Operating income. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management assessment of operational performance, allocation of resources, and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, KCS’s gain on unwinding of interest rate hedges (net of CPKC’s associated purchase accounting basis differences and tax), as recognized within Equity (earnings) loss of Kansas City Southern in the Company’s Consolidated Statements of Income), the FX impact of translating CPKC’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CPKC’s equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, and transaction and integration costs incurred by KCS, net of tax, which were recognized within Equity (earnings) loss of Kansas City Southern in the Company’s Consolidated Statements of Income. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company’s consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company’s consolidated financial information.

2023 MANAGEMENT PROXY CIRCULAR  109

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders’ equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company’s Consolidated Financial Statements, each averaged between the beginning and ending balance over a trailing 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company’s Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company’s long-term incentive plan. Adjusted ROIC is reconciled from Return on average shareholders’ equity, the most comparable measure calculated in accordance with GAAP.

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, cash settlement of hedges settled upon issuance of debt, the operating cash flow impacts of acquisition-related costs associated with the KCS transaction including settlement of cash flow hedges upon debt issuance and FX gain on U.S. dollar-denominated cash held to fund the KCS acquisition, the merger termination payment received related to KCS’s termination of the Agreement and Plan of Merger, dated March 21, 2021 (Original Merger Agreement), and the acquisitions of KCS, Central Maine & Québec Railway (CMQ), and Detroit River Tunnel Partnership (DRTP). Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company’s Consolidated Financial Statements as it assists with the evaluation of the Company’s ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities, and is an important performance criteria in determining certain elements of the Company’s long-term incentive plan. The cash settlement of forward starting swaps that occurred in conjunction with the issuance of long-term debt, the acquisition-related costs associated with the KCS acquisition, and the merger termination payment received related to KCS’s termination of the Original Merger Agreement are not indicative of operating trends and have been excluded from Free cash. Similarly, the acquisitions of KCS, CMQ, and DRTP are not indicative of investment trends and have also been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization (EBITDA) ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items, and is an important performance criteria in determining certain elements of the Company’s long-term incentive plan. The Adjusted net debt to Adjusted EBITDA ratio is reconciled from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP. Beginning in the first quarter of 2022, the Company added disclosure of Pro-forma adjusted net debt to Pro-forma adjusted EBITDA ratio to better align with the Company’s debt covenant calculation, which incorporates the trailing twelve month adjusted EBITDA of KCS as well as KCS’s outstanding debt. The Company is incorporating the trailing 12-month adjusted EBITDA of KCS on a pro-forma basis, as the Company is not entitled to earnings prior to the acquisition date of December 14, 2021. The Company did not control KCS while it was in the voting trust during review of the Company’s merger application by the STB, though the Company was the beneficial owner of KCS’s outstanding shares and received cash dividends from KCS while KCS was in the voting trust. The adjustment to include the trailing 12-month EBITDA and KCS’s outstanding debt provides users of the financial statements with better insight into the Company’s progress in achieving deleveraging commitments. Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company’s Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA. Earnings before interest and tax (EBIT) is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other (income) expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

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PROXY CIRCULAR PART VII – OTHER INFORMATION

For more information about financial measures that are not defined by GAAP, including reconciliations to the closest comparable GAAP measure, see Non-GAAP Measures at pages 66-77 in our Management Discussion & Analysis (MD&A) for the year ended December 31, 2022. You can find our MD&A in our 2022 annual report on our website (investor.cpkcr.com/financials), on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC and the securities commissions or similar regulatory authorities in Canada, and the exhibits filed with the report, are available on the Company’s website at investor.cpkcr.com/financials, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information relating to the Company is included in the Company’s Audited Consolidated Financial Statements for the fiscal year ended December 31, 2022, and the related Management’s Discussion and Analysis is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Information on or connected to our website, even if referred to in this proxy circular, is not part of this proxy circular.

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PART VIII – BOARD TERMS OF REFERENCE

Canadian Pacific Kansas City Limited and Canadian Pacific Railway Company

Board of Directors Terms of Reference

The Term “Corporation” herein shall refer to each of Canadian Pacific Kansas City Limited (“CPKC”) and Canadian Pacific Railway Company (“CPRC”), and the terms “Board”, “Directors” and “Board of Directors” shall refer to the Board, Directors or Board of Directors of CPKC or CPRC, as applicable.

A.	Board of Directors and Procedures

1.	Purpose

The Canada Business Corporations Act (“CBCA”) provides that the Board of Directors (“Board”) shall manage, or supervise the management of, the business and affairs of the Corporation subject to any unanimous shareholder agreement, and further that every Director and officer shall: act honestly and in good faith with a view to the best interests of the Corporation; and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

As the Board has overall plenary power, these Terms of Reference are intended not to limit the powers of the Board but to assist the Board in the exercise of its powers and the fulfillment of its duties.

2.	Composition of the Board of Directors

The members of the Boards of both CPKC and CPRC shall be identical. The election of Directors is by the shareholders; however, it is a policy of the Board that a substantial majority of the Directors shall meet all applicable standards with respect to being independent and unrelated to the Corporation, set forth in applicable securities laws, Canadian Securities Administrators’ policies and the rules of any stock exchange on which the Corporation’s securities are listed for trading (the “Independent Directors”). Determinations as to whether a particular Director satisfies the requirements for Board membership shall be affirmatively made by the full Board based on a broad consideration of all relevant facts and circumstances required or permitted to be considered under applicable laws, policies or rules.

3.	Election of Directors

The Board shall propose, upon recommendation by its Corporate Governance, Nominating and Social Responsibility Committee (the “CGNSRC”), nominees to the Board for election by shareholders at the Corporation’s annual meeting of shareholders.

4.	Appointment of Board Chair

The Board shall appoint a Chair, who shall meet the independence requirements set forth in paragraph 2 of these Terms of Reference and shall not be an officer of the Corporation or any of its affiliates.

5.	Meetings of Independent Directors

The independent Directors on the Board shall have an in camera session at each regularly scheduled meeting of the Board without management participation. The independent Directors shall designate, and the Corporation shall disclose in the Corporation’s management proxy circular the name of, the Director who will preside at such executive sessions.

6.	Attendance of Others at Board Meetings

At the invitation of the Chair of the Board, individuals who are not Directors may attend any meeting of the Board.

7.	Directors’ Duties

Each Director is expected to attend each meeting of the Board and the Board committees of which he or she is a member. Information relevant to the Board’s or a committee’s consideration of matters to be discussed at a meeting will, whenever possible, be distributed to Directors sufficiently in advance of the meeting date to permit Directors to prepare for a discussion of such matters. Sensitive subject matters may be discussed at meetings of the Board or relevant committee without written materials being distributed to Directors. Directors may consider the interests of constituencies such as employees, customers, suppliers and the public at large in determining the long and short-term interests of the Corporation and its shareholders.

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Each Director is expected to maintain or enhance his or her skills and abilities as a director, including skills and abilities related to his or her duties on Board committees.

8.	Remuneration of Directors

Except for Directors who are also officers of the Corporation, no Director shall receive from the Corporation any compensation other than the fees to which he or she is entitled as a Director of the Corporation or a member of a committee of the Board. Directors who are also officers of the Corporation shall not be entitled to receive any Directors’ fees or other compensation in respect of their duties as Directors of the Corporation.

9.	Use of Outside Legal, Accounting or Other Advisers

Individual members of the Board may engage outside, legal, accounting or other advisers, at the expense of the Corporation, to obtain advice and assistance in respect of matters relating to their duties, responsibilities and powers as Directors, provided such engagement is first approved by the CGNSRC.

B.	Mandate

10.  Management is responsible for the management of the Corporation. The Board is responsible for the stewardship of the Corporation and for monitoring the actions of, and providing overall supervision of, and guidance and direction to, management.

In fulfilling its mandate, the Board shall, among other things:

Committees and Committee Terms of Reference

(a)

establish an Audit and Finance Committee, a Management Resources and Compensation Committee (the “MRCC”), a Risk and Sustainability Committee (the “RSC”) and the CGNSRC, each comprised entirely of independent Directors, and may establish such other committees as it deems necessary or desirable, to assist it in the fulfillment of its duties and responsibilities, with such terms of reference as the Board may determine, and may delegate from time to time to such committees or other persons any of the Board’s responsibilities that lawfully may be delegated. The Board shall determine whether Directors satisfy the requirements for membership on each such committee;

(b)	consider recommendations of the CGNSRC from time to time regarding the composition and terms of reference of the committees of the Board;

Corporate Governance

(c)

consider recommendations of the CGNSRC regarding the Corporation’s approach to governance issues and the adoption of corporate governance principles and guidelines for the Corporation, as well as the disclosure thereof in the Corporation’s annual report or management proxy circular;

(d)	consider recommendations of the CGNSRC regarding the adoption or amendment of:

•

a code of business ethics applicable to Directors, officers and employees of the Corporation prescribing standards that are reasonably designed to promote integrity and honest and ethical conduct and deter wrongdoing, and

•

a code of ethics applicable to the chief executive officer and senior financial officers of the Corporation prescribing standards that are reasonably designed, in addition to deterring wrongdoing and promoting integrity and honest and ethical conduct, to promote full, fair, accurate, timely and understandable disclosure in accordance with applicable legal requirements, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of such code, and accountability for adherence to such code, and monitor any waivers granted by the CGNSRC from the aforementioned codes;

(e)

develop and annually review a disclosure and insider trading and reporting policy for the Corporation that, inter alia: addresses how the Corporation shall interact with analysts and the public; and contains measures for the Corporation to avoid selective disclosure;

(f)	develop and periodically review policies with respect to decisions and other matters requiring Board approval;

(g)	develop and periodically review policies and procedures for receiving feedback from shareholders with respect to the affairs of the Corporation;

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Strategy, Operations and Sustainability

(h)

adopt a strategic planning process and annually approve the Corporation’s strategic plan, which takes into account, among other things, the opportunities, risks and sustainability of the Corporation’s business;

(i)	with the input from the RSC, oversee management in its execution of the Corporation’s operational activities/plans;

Audit and Finance

(j)	authorize and direct the Audit and Finance Committee to assist the Board in overseeing:

(i)	the review of the annual and interim financial statements of the Corporation;

(ii)	the integrity and quality of the Corporation’s financial reporting and systems of internal control and risk management;

(iii)	the Corporation’s compliance with applicable legal and regulatory requirements;

(iv)	the qualifications, independence, engagement, compensation and performance of the Corporation’s external auditors, including pre-approval of all audit and non-audit services and fees;

(v)	the performance of the Corporation’s internal audit function;

(vi)	the Corporation’s financial plans and programs relating to treasury operations, credit facilities and credit ratings, and financial risks and contingent exposures; and

(vii)	the pension plans sponsored by the Corporation and/or some of its subsidiaries from time to time;

(k)	monitor the integrity of the Corporation’s internal control over financial reporting, disclosure controls and procedures and management information systems;

Finance Matters

(l)	provide oversight of the Corporation’s capital structure and capital allocation;

(m)	provide oversight of the Corporation’s dividend policy and actions related thereto;

(n)	annually review and approve the Corporation’s budget, including planned capital and operating expenditures, financing plans and strategies;

(o)	review and monitor throughout the year the Corporation’s actual expenditures in relation to the approved budget;

(p)	consider and approve, in accordance with the CBCA, any repurchase of shares of CPKC; and

(q)	with the input from the RSC, oversee strategic options and opportunities for the Corporation, including acquisitions and divestitures.

Environmental and Safety Matters

(r)

consider reports and recommendations of management and the RSC with respect to the Corporation’s environmental and safety policies and procedures and any issues relating to environmental and safety matters and management’s response thereto;

Succession Planning

(s)	develop, upon recommendation of the MRCC, and monitor a succession plan for senior officers of the Corporation, including appointing, training and monitoring overall performance of senior management;

Oversight and Compensation of Management

(t)	consider recommendations of the MRCC with respect to:

(i)

the appointment of officers of the Corporation and the compensation of Senior Vice Presidents and above, other than the Chief Executive Officer (whose compensation must be approved by the independent Directors);

(ii)	the compensation philosophy and programs of the Corporation generally;

(iii)	the adoption of any incentive compensation and equity-based plans, including stock option, stock purchase or other similar plans, in which officers are or may be eligible to participate;

114  CPKC

PROXY CIRCULAR PART VIII – BOARD TERMS OF REFERENCE

(iv)	the establishment of performance objectives and the conduct of performance evaluations for the senior officers referenced in clause (i) of this paragraph (t); and

(v)	the amendment of the Corporation’s retirement plans;

(u)

to the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

(v)	communicate to management and periodically review the Board’s expectations regarding management’s performance and conduct of the affairs of the Corporation;

Risks

(w)

with the assistance of the RSC and other Board committees, review the principal risks of the Corporation’s business and ensure the implementation of appropriate risk assessment and risk management policies and processes to manage these risks, and review and, with the assistance and upon recommendation of the RSC, provide guidance to management on any outcomes, findings and issues arising in connection with the risk assessment and risk management policies and processes;

Directors Qualifications, Compensation, Education and Orientation

(x)	consider the advice and input of the CGNSRC regarding:

(i)	the competencies and skills that the Board, as a whole, should possess;

(ii)	the competencies, skills and personal and other qualities that the existing Directors possess;

(iii)

a process to determine, in light of the opportunities and risks facing the Corporation, what competencies, skills and personal qualities are required for new Directors in order to add value to the Corporation; and

(iv)	a policy respecting the size and composition of the Board, with a view to facilitating effective decision-making;

and propose nominees for election as Directors;

(y)	consider recommendations of the CGNSRC with respect to the level and forms of compensation for Directors, which compensation shall reflect the responsibilities and risks involved in being a Director;

(z)

develop a program for the orientation and education of new Directors, and to ensure that prospective candidates for Board membership understand the role of the Board and its committees and the contributions that individual Directors are expected to make, and develop a program of continuing education for all Directors, so that they may maintain or enhance their skills and abilities as directors and ensure that their knowledge and understanding of the Corporation’s business remains current;

Position Descriptions

(aa)

develop clear position descriptions for the Chair of the Board and the Chairs of each of the Board committees and, together with the Chief Executive Officer, develop a clear position description for the Chief Executive Officer which delineates management’s responsibilities; and

Assessment of Board and Committee Effectiveness

(bb)

consider recommendations of the CGNSRC for the development and monitoring of processes for assessing the effectiveness of the Board, the committees of the Board and the contribution of individual Directors, which assessments shall be made annually.

October 18, 2021
Name changed: April 14, 2023

2023 MANAGEMENT PROXY CIRCULAR  115

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North American Toll Free Phone

1.866.879.7649

E-mail: contactus@kingsdaleadvisors.com

Fax: 416.867.2271

Toll Free Facsimile: 1.866.545.5580

Outside North America, Banks and Brokers
Call Collect: 416.867.2272

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Computershare Trust Company of Canada Transfer Agent for Canadian Pacific Kansas City Limited 8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.investorcentre.com/cpkc Security Class Holder Account Number Fold Form of Proxy - Annual Meeting of Shareholders to be held on June 15, 2023 (the “Meeting”) This Form of Proxy (the ‘‘Proxy’’) is solicited by and on behalf of Management of Canadian Pacific Kansas City Limited (formerly Canadian Pacific Railway Limited). Notes to proxy 1. This proxy is solicited by Management of Canadian Pacific Kansas City Limited (“CPKC” or the “Corporation”). Shareholders are directed to CPKC’s Management Proxy Circular dated April 24, 2023 as may be amended (the “Proxy Circular”) and the Notice of Annual Meeting of Shareholders dated April 24, 2023 (the “Notice”) for more detailed information. 2. You have the right to appoint a proxyholder, who need not be a shareholder, to participate and act on your behalf at the Meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). In addition, you must go to http://www.computershare.com/CPKC_AGM by 9:00 a.m. MDT on June 14, 2023, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log in and vote at the Meeting. Without a Control Number, your proxyholder will only be able to log in to the Meeting as a guest and will not be able to vote. 3. This Proxy must be signed by you, the registered holder, or by your attorney duly authorized by you in writing or, in the case of a corporation, by a duly authorized officer or representative of the corporation; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support of such empowerment as shall be acceptable to the Chair of the Meeting, must accompany this Proxy. If the Common Shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this Proxy. 4. This Proxy should be signed in the exact manner as the name appears on the Proxy. 5. If this Proxy is not dated, it will be deemed to bear the date on which it is received by or on behalf of the Corporation. 6. The Common Shares represented by this Proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. This Proxy confers discretionary authority on the proxyholder to vote as such proxyholder sees fit in respect of each matter set forth herein if no choice is specified and in respect of any amendments or variations to matters identified in the Notice and in respect of other matters that may properly come before the Meeting. If you do not specify a choice with respect to any matter, the proxyholder designated in this Proxy will vote FOR each of items 1, 2 and 3 and FOR the election of each of the Director Nominees in item 4. Proxies submitted must be received not less than 24 hours (excluding Saturdays, Sundays and holidays) prior to the time fixed for the Meeting (or any adjournment thereof) in order to be used at the Meeting. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! Fold Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free Go to the following web site: www.investorvote.com Smartphone? Scan the QR code to vote now. You can enroll to receive future securityholder communications electronically by visiting www.investorcentre.com. You can attend the Meeting virtually by visiting the URL provided on the back of this proxy. For further information on the virtual Meeting see the Proxy Circular. Instead of mailing this Proxy, you may choose one of the two other voting methods outlined above to vote this proxy. If you choose to vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the management nominees named on the reverse of this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 01WXXF

This Proxy is solicited by and on behalf of Management of CPKC and will be used at the Annual Meeting of Shareholders to be held via live webcast online at https://web.lumiagm.com/486134857 on Thursday, June 15, 2023 at 9:00 a.m. (Mountain Daylight time) and any adjournment or postponement thereof. Appointment of Proxy I/We, being holder(s) of Common Shares of Canadian Pacific Kansas City Limited hereby appoint: Keith E. Creel, or failing him, Jeffrey J. Ellis, or failing him, Nadeem Velani OR Print the name of the person or company you are appointing if it is a person or company other than the Management appointees listed herein. Note: If you are appointing a proxyholder other than the Management nominees, YOU MUST go to http://www.computershare.com/CPKC_AGM by 9:00 a.m. MDT on June 14, 2023 and provide Computershare with the required information for your appointee so that Computershare may provide the appointee with a Control Number via email. Without a Control Number, your proxyholder will only be able to log in to the Meeting as a guest and will not be able to vote. as the proxyholder of the undersigned, to attend and act on behalf of the undersigned at the Meeting, with the power of substitution and with all the powers that the undersigned could exercise with respect to the said Common Shares if personally present and with authority to vote at the said proxyholder’s discretion except as otherwise specified herein and to vote and act in said proxyholder’s discretion with respect to amendments or variations to matters referred to in the Notice and with respect to other matters that may properly come before the Meeting. In the absence of any instructions in respect of any matter, the proxyholder designated in this Proxy is hereby instructed to vote FOR each of items 1, 2 and 3 and FOR the election of each of the Director Nominees in item 4. Reference should be made to the Notice and the Proxy Circular. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. For Withhold 1. Appointment of the Auditor as named in the Proxy Circular. For Against Fold 2. Advisory vote to approve the Corporation’s approach to executive compensation as described in the Proxy Circular. For Against 3. Advisory vote to approve the Corporation’s approach to climate change as described in the Proxy Circular. 4. Election of Directors: You may vote “For” up to thirteen (13) nominees for election as director in total. DIRECTOR NOMINEES For Against For Against For Against 01. The Hon. John Baird 02. Isabelle Courville 03. Keith E. Creel 04. Gillian H. Denham 05. Amb. Antonio Garza (Ret.) 06. David Garza-Santos 07. Edward R. Hamberger 08. Janet H. Kennedy 09. Henry J. Maier 10. Matthew H. Paull 11. Jane L. Peverett 12. Andrea Robertson 13. Gordon T. Trafton Fold The undersigned confirms that it is the express wish of the undersigned that the documents relating hereto, including the Proxy Circular and this form of proxy, have been and shall be drawn up in English only. Le (la) soussigné(e) confirme sa volonté expresse que les documents se rapportant aux présentes, y compris la circulaire ainsi que le présent formulaire de procuration, soient rédigés en anglais seulement. Authorized Signature(s)—This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Signature(s) Date MM / DD / YY Interim Financial Statements Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail. Annual Report Mark this box if you would NOT like to receive the Annual Report and accompanying Management’s Discussion and Analysis by mail. By marking the box, you agree that this instruction shall continue in force from year to year (unless revoked). You may revoke or change this instruction at any time by notifying our transfer agent at 1-877- 427-7245 or by mail at 100 University Avenue, 8th Floor, Toronto. Ontario M5J 2Y1. Management Proxy Circular Mark this box if you would like to receive the Management Proxy Circular by mail for next securityholders meeting. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. C P D Q 351185 AR2